As filed with the Securities and Exchange Commission on October 22, 2003

Registration No. 333-109168

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NUMBER ONE TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN COMMUNITY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	56-2270620 (I.R.S. Employer Identification No.)

4605 Country Club Road
Winston-Salem, North Carolina 27104
(336) 768-8500
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

F. SCOTT BAUER
PRESIDENT AND CHIEF EXECUTIVE OFFICER
SOUTHERN COMMUNITY FINANCIAL CORPORATION
4605 Country Club Road
Winston-Salem, North Carolina 27104
(336) 768-8500
(Name, address, including zip code, and telephone number, including area code of agent for service)

WITH COPIES TO:

RONALD D. RAXTER, ESQ. MAUPIN TAYLOR, P.A. HIGHWOODS TOWER ONE, SUITE 500 3200 BEECHLEAF COURT RALEIGH, NORTH CAROLINA 27604 (919) 981-4304	ANTHONY GAETA, JR., ESQ. TODD H. EVESON, ESQ. GAETA & ASSOCIATES, P.A. 8305 FALLS OF THE NEUSE ROAD SUITE 203 RALEIGH, NORTH CAROLINA 27615 (919) 845-2558

Approximate date of commencement of the proposed sale to the public: The date of mailing of the enclosed Joint Proxy Statement/Prospectus to the shareholders of Southern Community Financial Corporation and The Community Bank.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed	Proposed
Class of		Maximum	Maximum
Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	Per Share	Offering Price (2)	Registration Fee

Common Stock No Par Value	6,391,452	N/A	$59,344,351	$4,801

(1)	Represents the maximum estimated number of shares to be issued by the Registrant in connection with its acquisition of The Community Bank.

(2)	In accordance with Rule 457(f), represents the average of the high and low sale price per share of The Community Bank as of September 22, 2003 ($46.63), multiplied by the estimated number of shares of The Community Bank common stock to be cancelled in connection with the transaction (1,597,863 shares) less the estimated amount of cash to be paid by the Registrant to the shareholders of The Community Bank ($15,164,000).

JOINT PROXY STATEMENT/PROSPECTUS

SOUTHERN COMMUNITY FINANCIAL CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
DECEMBER 11, 2003

THE COMMUNITY BANK
SPECIAL MEETING OF SHAREHOLDERS
DECEMBER 11, 2003

October 24, 2003

JOINT PROXY STATEMENT / PROSPECTUS

     The Boards of Directors of Southern Community Financial Corporation and The Community Bank have agreed to a transaction that will result in The Community Bank becoming a wholly owned subsidiary of Southern Community Financial Corporation. Some important facts about this transaction are listed below.

Facts for Community Bank’s Shareholders

•     Community Bank will become a wholly owned subsidiary of Southern Community. Community Bank shareholders will exchange all of their Community Bank shares for an aggregate of 6,391,452 shares of Southern Community common stock and $15,164,000 in cash.

•     In exchange for your Community Bank shares, you will receive, for each share of Community Bank, cash or a number of shares of Southern Community common stock or a combination of cash and Southern Community common stock.

•     Your Board of Directors unanimously recommends the transaction.

•     The per share consideration will be based on an average price of Southern Community common stock during a 15 day period ending shortly before closing and was $50.09 using the price of Southern Community’s common stock for the 15 trading days ended as of October 17, 2003. The $50.09 may be taken in cash or 4.9350 shares of Southern Community common stock subject to proration procedures.

•     After the exchange, Community Bank’s shareholders will own about 42% of the outstanding common stock of Southern Community and 37% if Southern Community’s outstanding convertible trust preferred securities were converted to common stock.

•     Except in special circumstances, the exchange will be tax free to you, other than with respect to cash you receive in exchange for your Community Bank shares.

•     In connection with the transaction, you will have “dissenters’ rights” under North Carolina law.

•     Community Bank plans to hold a special meeting of shareholders on December 11, 2003, to vote on the transaction.

•     We expect the transaction to be completed by December 31, 2003 provided we timely receive shareholder and regulatory approvals.

Facts for Southern Community’s Shareholders

•     Community Bank will become a wholly owned subsidiary of Southern Community.

•     In the transaction, you will keep the Southern Community common stock you own, and your rights as a shareholder of Southern Community will not be affected by the acquisition of Community Bank.

•     Your Board of Directors unanimously recommends the transaction.

•     After the transaction, Southern Community’s shareholders will own about 58% of the outstanding common stock of Southern Community and 63% if its outstanding convertible trust preferred securities were converted to common stock.

•     The transaction will be tax free to you.

•     Southern Community plans to hold a special meeting of shareholders on December 11, 2003, to vote on the transaction.

•     We expect the transaction to be completed by December 31, 2003 provided we timely receive shareholder and regulatory approvals.

     This Document. This document serves two purposes. It is a Joint Proxy Statement being distributed by Community Bank and Southern Community to their shareholders in connection with the special shareholders’ meeting of Community Bank and the special shareholders’ meeting of Southern Community to consider approval of the transaction agreement. It is also the Prospectus of Southern

Community to offer to exchange shares of its common stock for shares of Community Bank’s common stock held by Community Bank’s shareholders. This document is therefore referred to as the Joint Proxy Statement/Prospectus. It contains important information about the transaction. You should read it carefully.

     Transaction Consideration. If the transaction is approved, Community Bank’s shareholders may elect to receive shares of Southern Community common stock, cash, or a combination of cash and Southern Community common stock in exchange for their shares of Community Bank common stock. In exchange for all of the shares of common stock of Community Bank, Southern Community will issue to Community Bank’s shareholders an aggregate of 6,391,452 shares of Southern Community common stock and $15,164,000 in cash. Community Bank shareholders may elect to receive all cash or all Southern Community common stock or a combination of cash and Southern Community common stock. The actual number of shares of common stock or amount of cash that each Community Bank shareholder will receive will be adjusted based upon the average closing price for Southern Community stock during the fifteen consecutive full trading days ending on (and including) the date of final regulatory approval. This calculation will not be known at the time of the special meetings.

     Southern Community’s common stock is traded on the Nasdaq National Market under the symbol “SCMF.” Community Bank’s common stock is traded on the OTC Bulletin Board under the symbol “CKPM.”

     Voting. Even if you plan to attend your shareholders’ meeting, please vote as soon as possible by completing and returning the enclosed appointment of proxy. Not voting at all will have the same effect as voting against the transaction.

     Some factors Community Bank’s shareholders should consider before they decide how to vote on the transaction are described in this document under the heading “Risk Factors” which begins on page 12.

     Neither the Securities and Exchange Commission, the FDIC, the North Carolina Commissioner of Banks, nor any state securities commission has approved of the Southern Community common stock to be issued in the transaction or determined if this document is accurate or complete. It is illegal to tell you otherwise.

     The shares of Southern Community common stock to be issued to Community Bank’s shareholders are not deposits or savings accounts and are not obligations of or guaranteed by Southern Community. They are not insured by the FDIC or any other government agency and are subject to investment risk, including the possible loss of principal.

This Joint Proxy Statement/Prospectus is dated October 24, 2003, and it is being mailed to Community
Bank’s and Southern Community’s shareholders on or about October 30, 2003.

QUESTIONS AND ANSWERS FOR ALL SHAREHOLDERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS
QUESTIONS AND ANSWERS FOR COMMUNITY BANK SHAREHOLDERS ABOUT ELECTING THE FORM OF TRANSACTION CONSIDERATION
SUMMARY
SELECTED FINANCIAL INFORMATION
RISK FACTORS
Risks Related to the Transaction
Risks Related to Holding Southern Community Stock
RECENT DEVELOPMENTS
FORWARD-LOOKING STATEMENTS
MARKET PRICES AND DIVIDEND POLICIES
SOUTHERN COMMUNITY AND COMMUNITY BANK UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
THE SPECIAL MEETINGS OF SHAREHOLDERS
PROPOSAL FOR BOTH THE SOUTHERN COMMUNITY SPECIAL MEETING AND THE COMMUNITY BANK SPECIAL MEETING:
General
Background of the Transaction
Community Bank’s Reasons for the Transaction
Southern Community’s Reasons for the Transaction
Recommendation of Community Bank’s Board
Recommendation of Southern Community’s Board
Opinion of Community Bank’s Financial Advisor
Opinion of Southern Community’s Financial Advisor
Effective Time of the Transaction
Conditions to Consummation of the Transaction
Regulatory Approvals
Waiver, Amendment, and Termination
Management and Operations After the Transaction
Interests of Certain Persons
Effect on Certain Benefit Plans
Federal Income Tax Consequences of the Transaction
Accounting Treatment
Expenses and Fees
Resales of Southern Community Common Stock
INFORMATION ABOUT SOUTHERN COMMUNITY
INFORMATION ABOUT COMMUNITY BANK
DESCRIPTION OF SOUTHERN COMMUNITY’S CAPITAL STOCK
COMPARISON OF THE RIGHTS OF SHAREHOLDERS
INDEMNIFICATION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN GET MORE INFORMATION
ADDITIONAL INFORMATION
INFORMATION INCORPORATED BY REFERENCE
APPENDIX A
APPENDIX C
APPENDIX D
SIGNATURES
Exhibit Index
Ex-8 Form of Tax Opinion of Maupin Taylor, P.A.
Ex-23.1 Consent of Dixon Odom PLLC
Ex-23.2 Consent of Dixon Odom PLLC
Ex-23.5 Consent of Ryan Beck & Co., Inc.
Ex-99.1 Registrant's Form of Proxy
Ex-99.2 Community Bank's Form of Proxy
Ex-99.3 Registrant's Notice of Special Meeting
Ex-99.4 Community Bank's Notice of Special Meeting

Page

QUESTIONS AND ANSWERS FOR ALL SHAREHOLDERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS	1
QUESTIONS AND ANSWERS FOR COMMUNITY BANK SHAREHOLDERS ABOUT ELECTING THE FORM OF TRANSACTION CONSIDERATION	2
SUMMARY	3
SELECTED FINANCIAL DATA	10
RISK FACTORS	12
Risks Relating to the Transaction	12
Risks Relating to Holding Southern Community Stock	13
RECENT DEVELOPMENTS	16
FORWARD-LOOKING STATEMENTS	16
MARKET PRICES AND DIVIDEND POLICIES	16
SOUTHERN COMMUNITY AND COMMUNITY BANK UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	18
THE SPECIAL MEETINGS OF SHAREHOLDERS	21
PROPOSAL FOR BOTH THE SOUTHERN COMMUNITY SPECIAL MEETING AND THE COMMUNITY BANK SPECIAL MEETING – Approval of the Purchase of Community Bank by Southern Community	25
General	25
Elections of Transaction Consideration	26
Fixed Amount of Cash and Stock	26
Election Procedures; Surrender of Stock Certificates	28
Background of the Transaction	29
Community Bank’s Reasons for the Transaction	30
Southern Community’s Reasons for the Transaction	33
Recommendation of Community Bank’s Board	33
Recommendation of Southern Community’s Board	34
Opinion of Community Bank’s Financial Advisor	34
Opinion of Southern Community’s Financial Advisor	43
Effective Time of the Transaction	52
Conditions to Consummation of the Transaction	52
Regulatory Approvals	52
Waiver, Amendment, and Termination	53
Management and Operations after the Transaction	55
Interests of Certain Persons	55
Effect on Certain Benefit Plans	56
Federal Income Tax Consequences of the Transaction	57
Accounting Treatment	60
Expenses and Fees	60
Resales of Southern Community Common Stock	61
DISSENTERS’ RIGHTS OF COMMUNITY BANK SHAREHOLDERS	61
INFORMATION ABOUT SOUTHERN COMMUNITY	64
INFORMATION ABOUT COMMUNITY BANK	66
DESCRIPTION OF SOUTHERN COMMUNITY’S CAPITAL STOCK	70
COMPARISON OF THE RIGHTS OF SHAREHOLDERS	74
INDEMNIFICATION	79
LEGAL MATTERS	80
EXPERTS	80
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS	81
WHERE YOU CAN GET MORE INFORMATION	82

i

ii

QUESTIONS AND ANSWERS FOR ALL SHAREHOLDERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:	What should I do?

A:	After you have carefully read this document, mail your signed and dated proxy card in the enclosed envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the Southern Community special meeting or the Community Bank special meeting, as applicable.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be the same as a vote against the transaction.

Q:	Can I change my vote after I have submitted my proxy with voting instructions?

A:	Yes. There are three ways you can change your vote. First, you may send a written notice to the Secretary of your company stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Southern Community or Community Bank prior to their shareholders’ meeting will be your vote, and any earlier votes will be revoked. Third, you may attend the Southern Community special meeting or the Community Bank special meeting, as applicable, and vote in person. Any earlier proxy votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:	Whom should I call with questions?

A:	Community Bank shareholders should call James O. Frye, President of Community Bank, at (336) 368-9025 with any questions about the transaction and related issues.

Southern Community shareholders should call F. Scott Bauer, President, Richard M. Cobb, Executive Vice President or Karla Plyler, Vice President and Secretary of Southern Community, at (336) 768-8500.

QUESTIONS AND ANSWERS FOR COMMUNITY BANK SHAREHOLDERS
ABOUT ELECTING THE FORM OF TRANSACTION CONSIDERATION

Q:	How do I elect the form of payment I prefer in the transaction?

A:	An election form, together with a return envelope, will be mailed to you shortly before the proposed closing date of the transaction. To elect the form of payment you prefer, you must complete and return the election form. If you do not make an election, you will be allocated Southern Community common stock or cash or both depending on the elections made by the other shareholders. Please remember that the ratio of cash and stock to be exchanged in the transaction for each Community Bank shareholder will be determined by the price of Southern Community’s common stock at a date prior to the closing of the transaction and, therefore, you might not receive the exact amount of cash or stock that you elect. The fully completed election form must be returned to First-Citizens Bank & Trust Company, Raleigh, North Carolina, before the election deadline on January 8, 2004. Based upon the number of shares or the amount of cash elected by all Community Bank shareholders, the elections of each Community Bank shareholder will be adjusted on a pro rata basis to ensure that $15,164,000 in cash and 6,391,452 shares of Southern Community common stock is issued in the transaction.

Q:	How do I exchange my Community Bank stock certificates?

A:	Shortly after the transaction is completed, a letter of transmittal, together with a return envelope, will be mailed to you. The letter of transmittal will provide instructions on where to surrender your Community Bank stock certificates. The exchange agent will allocate cash and Southern Community common stock among Community Bank’s shareholders consistent with the allocation and proration procedures in the transaction agreement.

Q:	What will I be paid per share for my Community Bank stock?

A:	On a per share basis, you will be paid the sum of $9.49 plus 4.0 times the average price of Southern Community common stock during the 15 trading days ending prior to the date of final regulatory approval of the transaction. Using the average price of Southern Community common stock during the 15 trading days ended as of October 17, 2003, the per share consideration would have been $50.09. You can choose to take this amount in cash or 4.9350 shares of Southern Community common stock. The actual amount you will receive will not be known until we receive final regulatory approval. See page 26 for other examples of the cash and stock consideration based on other average prices of Southern Community common stock. Because the determination period we use for this calculation will end several weeks prior to closing, the market value of the Southern Community common stock you receive may change from the market value on the date the calculation is actually made.

Q:	When do you expect to complete the transaction?

A: We are working toward completing the transaction as quickly as possible and expect to be able to close the transaction by the end of 2003.

Q:	Whom should I call with questions?

A:	Community Bank shareholders should call James O. Frye, President of Community Bank, at (336) 368-9025 with any questions about the transaction and related issues.

SUMMARY

     This summary highlights the material terms of the proposed transaction between Southern Community and Community Bank. For a more complete description of the terms of this transaction, and the parties to it, you should carefully read this entire Joint Proxy Statement/Prospectus, the documents that accompany this Joint Proxy Statement/Prospectus, and the documents to which we refer you. See “Where You Can Get More Information” at page 82.

Southern Community Special Meeting (Page 21)

     Southern Community will hold its special meeting of shareholders at 10:00 a.m. on December 11, 2003 at Village Inn Golf & Conference Center, Exit 184, Interstate 40, Clemmons, North Carolina. If you owned shares of Southern Community at the close of business on the record date of October 20, 2003, you may vote at the Southern Community shareholders’ meeting.

     On the record date for the Southern Community special meeting, there were 8,877,532 shares of Southern Community common stock outstanding. Each Southern Community shareholder will have one vote at Southern Community’s meeting for each share of stock he or she owned on the record date.

     The only matter for consideration at the special meeting is consideration of approval of the transaction with Community Bank.

A Majority Vote of Southern Community’s Shareholders is Required to Approve the Transaction (Page 21)

     Approval of the transaction requires the affirmative vote of the holders of a majority of Southern Community’s outstanding shares of common stock. Because an absolute majority vote of all shares is required to approve the transaction, your failure to vote will have the same effect as a vote against approval of the transaction.

     Directors and executive officers of Southern Community currently own 11.4% of the shares that may be voted at Southern Community’s special meeting. Such directors and executive officers would control up to 18.6% of the shares that may be voted at the Southern Community special meeting upon the exercise of outstanding stock options and the conversion of convertible trust preferred securities. We expect all such shares to be voted in favor of the transaction.

     Brokers who hold shares as nominees, or in “street name,” will not have the authority to vote such shares at the Southern Community special meeting unless they receive instructions from the shareholder whose account they hold.

     If both Community Bank and Southern Community receive the approval of their respective shareholders, we currently expect to complete the transaction by December 31, 2003, although we cannot be sure of when, or whether, the transaction will be completed.

Community Bank Special Meeting (Page 23)

     Community Bank will hold its special meeting of shareholders at 2:00 p.m. on December 11, 2003 at its offices located at 616 South Key Street, Pilot Mountain, North Carolina. If you owned shares of Community Bank at the close of business on the record date of October 22, 2003, you may vote at the Community Bank shareholders’ meeting.

     On the record date for the Community Bank special meeting, there were 1,598,044 shares of Community Bank common stock outstanding. Each Community Bank shareholder will have one vote at Community Bank’s meeting for each share of stock he or she owned on the record date.

     The only matter for consideration at the special meeting is consideration of approval of the transaction with Southern Community.

A Two-Thirds Vote of Community Bank’s Shareholders is Required to Approve the Transaction (Page 23)

     Approval of the transaction requires the affirmative vote of the holders of two-thirds of Community Bank’s outstanding shares of common stock. Because a two-thirds vote of all shares is required to approve the transaction, your failure to vote will have the same effect as a vote against approval of the transaction.

     Directors and executive officers of Community Bank own 19.5% of the shares that may be voted at Community Bank’s special meeting. Such directors and executive officers would control up to 19.9% of the shares that may be voted at the Community Bank special meeting upon the exercise of outstanding stock options. We expect all such shares to be voted in favor of the transaction.

     Brokers who hold shares as nominees, or in “street name,” will not have the authority to vote such shares at the Community Bank special meeting unless they receive instructions from the shareholder whose account they hold.

The Companies (Pages 64, 66)

Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104
(336) 768-8500

     Southern Community is a corporation organized under the laws of the State of North Carolina and is registered as a financial holding company with the Federal Reserve Board. Southern Community was formed in October 2001 to become the owner of all outstanding shares of Southern Community Bank and Trust, which commenced operations in November 1996.

     Southern Community Bank and Trust is a state-chartered commercial bank organized under the laws of the State of North Carolina. Southern Community Bank and Trust opened for business in November 1996. Its main office is in Winston-Salem, North Carolina at the address above. Southern Community Bank and Trust has eight banking offices that are located in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina.

The Community Bank
616 South Key Street
Pilot Mountain, North Carolina 27041
(336) 368-5334

     Community Bank is a state-chartered commercial bank organized under the laws of the State of North Carolina. Community Bank commenced operations in March 1987. Community Bank’s main office is located in Pilot Mountain, North Carolina. Community Bank operates ten banking offices throughout Surry, Rockingham, Stokes, Iredell and Yadkin counties, North Carolina.

The Transaction (Page 25)

     Upon completion of the transaction, Community Bank will become a wholly owned subsidiary of Southern Community and Community Bank’s shareholders, in the aggregate, will receive $15,164,000 in cash and 6,391,452 shares of common stock of Southern Community. The exact amount of cash and stock to be issued to each Community Bank shareholder will be based on the elections of all Community

Bank shareholders and the average closing price of Southern Community’s common stock over a 15 day trading period ending with the date of the last regulatory approval required to consummate the transaction.

     The per share consideration is expected to be the sum of $9.49 plus 4.0 times the average price of Southern Community common stock over the 15 day trading period ending with the date of regulatory approval. At time of announcement the total per share value was $47.45 based on an average price of $9.49 for Southern Community common stock.

     Because the market price of Southern Community stock to be used to determine the transaction consideration to be paid to each Community Bank shareholder will not be determined until the 15 day trading period ends, the per share transaction consideration to be issued to each Community Bank shareholder cannot be calculated at this time. However, if the 15 day trading average of Southern Community’s common stock were $10.91, the value of the transaction consideration for each share of Community Bank common stock would be $53.13. If the 15 day trading average of Southern Community’s common stock were $8.54, the value of the transaction consideration for each share of Community Bank common stock would be $43.65. As of October 17, 2003, the 15 day trading average of Southern Community’ common stock was $10.15, which would result in a per share value of the transaction consideration of $50.09.

     While we cannot assure you that you will receive the transaction consideration you elect, each Community Bank shareholder may elect to receive: (i) all of his or her transaction consideration in shares of Southern Community common stock; (ii) all of his or her transaction consideration in cash; or (iii) any combination of cash and Southern Community common stock. Shareholder elections will be adjusted pro rata, as necessary, to insure that all shares of common stock of Community Bank will be exchanged for exactly 6,391,452 shares of Southern Community common stock and exactly $15,164,000 in cash. If shareholder elections are adjusted, then Community Bank shareholders may be required to receive a mix of consideration that is different from that which they elected. An election form will be mailed to Community Bank shareholders shortly before the proposed closing date of the transaction. The election form will allow each Community Bank shareholder to elect the form of transaction consideration he or she would like to receive. Upon consummation of the transaction, shareholders of Community Bank will own approximately 42% of the issued and outstanding shares of Southern Community (37% if the currently outstanding convertible trust preferred securities of Southern Community are converted to Southern Community common stock).

     We have attached the transaction agreement as Appendix A of this Joint Proxy Statement/Prospectus. We encourage you to read the agreement as it is the legal document that governs the transaction.

Both Companies’ Boards of Directors Unanimously Recommend that Shareholders Vote “FOR” Approval of the Transaction (Pages 33, 34)

     The Boards of Directors of both Southern Community and Community Bank believe that the transaction is in the best interests of their respective shareholders and recommend that shareholders vote “FOR” approval of the transaction.

     The Community Bank Board believes that its shareholders will gain a stake in a larger, well capitalized community bank holding company with the ability to serve depositors in a wider area of North Carolina whose stock is traded on the Nasdaq National Market. This transaction will allow the resulting company to increase its market share and its geographic reach, and to more widely diversify its credit risk.

     The Boards of Directors of Southern Community and Community Bank believe that the transaction will help fulfill their mutual long-term goals of:

•	enhancing shareholder value;

•	adding financial products and services;

•	diversifying credit risk;

•	broadening the markets they serve; and

•	generating growth in assets and deposits.

Shareholders of Community Bank Have Dissenters’ Rights (Page 61)

If the transaction is completed, North Carolina law gives Community Bank’s shareholders the right to dissent and to receive the “fair value” of their shares of Community Bank common stock in cash. In order to dissent, you must, among other things:

•	give Community Bank, before the vote on the transaction agreement is taken at the Community Bank special meeting, timely written notice of your intent to demand payment for your shares if the transaction is completed;

•	not vote your shares in favor of the transaction agreement;

•	demand payment and deposit your share certificates by the date set forth in and in accordance with the terms and conditions of a “dissenters’ notice” that will be sent to you by Community Bank; and,

•	otherwise satisfy all of the requirements of Article 13 of the North Carolina Business Corporation Act which is attached as Appendix B to this Joint Proxy Statement/Prospectus.

If you wish to dissent, please read Appendix B carefully as you must take affirmative steps to preserve your rights.

Comparative Per Share Market Price Information (Page 16)

     Shares of Southern Community’s common stock are listed on the Nasdaq National Market under the symbol “SCMF”. On July 29, 2003, the last full trading day prior to the public announcement of the proposed transaction, Southern Community’s stock closed at $9.73 per share. On October 17, 2003, the most recent date prior to the printing of this document, Southern Community’s stock closed at $10.35 per share.

     Shares of Community Bank’s common stock are listed on the OTC Bulletin Board under the symbol “CKPM”. On July 29, 2003, the last full trading day prior to the public announcement of the proposed transaction, Community Bank’s stock closed at $29.55 per share. On October 17, 2003, the most recent date prior to the printing of this document, Community Bank’s stock closed at $46.75 per share.

Southern Community Intends to Pay Dividends in the Future (Page 16)

     Southern Community paid 5% stock dividends in 2001 and 2002. Assuming the transaction is consummated, the Board of Southern Community has agreed to begin the payment of an annual cash dividend of not less than $0.11 per share unless a three-fourths vote of the Board of Directors determines that payment of a cash dividend is not in the best interest of Southern Community after evaluating business and financial results and other factors, such as legal restrictions.

Shareholders Will Generally Not be Taxed on Any Stock Received but Could be Taxed on Cash Received as a Result of the Transaction (Page 57)

     We have received an opinion from the law firm of Maupin Taylor, P.A. as to the federal income tax consequences of the transaction. Subject to the limitations and qualifications summarized in the “Federal Income Tax Consequences” section of this Joint Proxy Statement/Prospectus, neither Southern Community shareholders nor Community Bank shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the transaction, except to the extent that cash is received from Southern Community for shares of Community Bank common stock. The cash received by Community Bank shareholders pursuant to the transaction either by exchange of shares of Community Bank common stock or in lieu of fractional share interests should be treated as proceeds of a redemption for federal income tax purposes and should qualify for “sale or exchange” treatment at applicable capital gains rates. However, because of uncertainty resulting from the fact that more than one provision of the tax law could apply to this transaction, it is possible that the receipt of any cash by Community Bank shareholders would not qualify for “sale or exchange” treatment and would therefore be subject to ordinary income tax rates.

     Since tax matters can be complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how this transaction will affect you.

Each Company Received an Opinion from Its Respective Financial Advisor That the Transaction Consideration Is Fair from a Financial Point of View. (Pages 34, 43)

     Community Bank has received an opinion from Scott & Stringfellow, Richmond, Virginia that the transaction consideration is fair, from a financial point of view,

to Community Bank’s shareholders. Southern Community has received an opinion from Ryan Beck & Co., Livingston, New Jersey that the transaction consideration being paid to Community Bank’s shareholders is fair, from a financial point of view, to Southern Community’s shareholders. These opinions are attached as Appendices C and D to this Joint Proxy Statement/Prospectus.

     In connection with delivering these opinions, our financial advisors performed a variety of analyses. The analyses included:

•	comparing Community Bank’s and Southern Community’s historical stock prices and other financial information to each other and to those of other selected companies;

•	comparing the financial terms of the transaction to those of other publicly announced transactions; and

•	estimating the relative values and contributions of Community Bank and Southern Community based on past and estimated future performances and anticipated benefits of the transaction.

     Scott & Stringfellow will be paid a fee of $200,000 by Community Bank for its advisory services in connection with the transaction, including the delivery of its fairness opinion (See disclosure in Scott & Stringfellow’s opinion, included in this Joint Proxy Statement/Prospectus as Appendix C). Ryan Beck will receive a fee of $400,000 from Southern Community for its advisory services in connection with the transaction, including the delivery of its fairness opinion (See disclosure in Ryan Beck’s opinion, included in this Joint Proxy Statement/Prospectus as Appendix D).

We Must Obtain Regulatory Approvals to Complete the Transaction (Page 52)

     We intend to file an application under the Bank Holding Company Act with the Federal Reserve Board to permit Southern Community to acquire Community Bank. We cannot complete the transaction unless the Federal Reserve approves the application. Once the transaction is approved, we will have to wait from 15 to 30 days before we can complete it. During that time, the U.S. Department of Justice can challenge the transaction.

     We have filed an application with the North Carolina Commissioner of Banks for permission to form a subsidiary to be merged with Community Bank. We cannot complete the transaction unless the Commissioner approves the subsidiary and the merger with Community Bank. After the Commissioner’s approval, we will need the consent of the North Carolina Banking Commission.

     As of the date of this document, we have not yet received the required approvals. Although we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

Purchase Accounting Treatment to be Used (Page 60)

     Under the purchase method of accounting, the net assets and liabilities of Community Bank, as the company being acquired in the transaction are, as of the closing date of the transaction, generally recorded at their respective fair values and added to those of Southern Community. Southern Community’s consolidated financial statements issued after consummation of the transaction will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Community Bank.

Our Banking Operations After the Transaction (Page 55)

     Following the completion of the transaction, Community Bank will become a wholly owned subsidiary of Southern Community. Southern Community Bank and Trust will continue to operate its current branches. Community Bank will continue to operate its current branches and will remain a separate bank for a period of at least one year.

Reselling the Stock Received in the Transaction (Page 61)

     The shares of Southern Community common stock to be issued in the transaction will be registered under the Securities Act of 1933. Except as noted below, shareholders may freely transfer those shares after they receive them. Community Bank has identified certain of its directors, executive officers and others who may be deemed “affiliates” of Community Bank, and those persons are expected to enter into agreements with Southern Community restricting their ability to transfer the shares they will receive in the transaction.

Differences in Shareholders’ Rights (Page 74)

     Pursuant to the terms of the transaction, each Community Bank shareholder who receives Southern Community common stock will become a Southern Community shareholder. The rights of Community Bank shareholders are currently governed by North Carolina banking, and to the extent not inconsistent with the banking law, North Carolina corporate law and Community Bank’s amended articles of incorporation and by-laws. The rights of Southern Community shareholders are currently governed by North Carolina corporate law and Southern Community’s articles of incorporation and by-laws. The rights of Community Bank and Southern Community shareholders differ with respect to voting requirements for certain corporate events and with respect to various other matters.

Financial Interests of Community Bank’s Directors and Officers in the Transaction (Page 74)

     Some of Community Bank’s directors and officers have interests in the transaction that are in addition to their interests as shareholders. Southern Community has agreed that five current Community Bank directors will be appointed as directors of Southern Community when the transaction is completed. Southern Community does not currently pay directors’ fees in addition to the fees received for service on the board of its subsidiary bank. In exchange for terminating his current employment agreement, Community Bank will pay Mr. Frye a lump sum of $352,500 when the transaction is completed. Mr. Frye will enter into a new employment agreement with Community Bank on the closing date of the transaction that will have a one-year term at Mr. Frye’s current salary ($244,500). Upon his retirement at the end of this employment agreement, Mr. Frye will enter into a consulting and noncompete agreement with Southern Community that will provide annual payments in the amount of $182,500 to Mr. Frye for five years. Certain other Community Bank officers will also enter into employment agreements at their current salaries as a part of the transaction.

Terminating the Transaction Agreement (Page 53)

     Community Bank has the right to terminate the transaction agreement if, during the pricing period, the average price of Southern Community common stock falls:

•	Below $7.59, and

•	Such price decrease is at least 20% more than any price decrease in a weighted index of 19 other financial institutions. The list of financial institutions comprising the index group is at Exhibit B to the transaction agreement, which is at Appendix A.

If Community Bank exercises this termination right, Southern Community can cancel the termination by increasing the transaction consideration as provided in the transaction agreement. The transaction agreement may be terminated by either Community Bank or Southern Community if the transaction has not occurred by April 30, 2004.

Amending the Transaction Agreement (Page 53)

     The transaction agreement may be amended by written consent of Southern Community and Community Bank at any time prior to the completion of the transaction. However, under applicable North Carolina law and Nasdaq rules, an amendment to reduce the consideration payable to Community Bank shareholders and certain other types of amendments cannot be made following adoption of the transaction agreement by the Community Bank shareholders without their approval.

Community Bank has Agreed Not to Solicit Alternative Transactions (Page 53)

     In the transaction agreement, Community Bank has agreed not to encourage, negotiate with, or provide any information to any entity other than Southern Community concerning an acquisition transaction involving Community Bank. This restriction, along with the termination payment described below, may deter other potential parties interested in acquiring control of Community Bank. However, Community Bank may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Community Bank Board must be made after the Community Bank Board consults with its legal counsel, and must be based on the Community Bank Board’s fiduciary duties. As a condition to Southern Community entering into the transaction agreement, Community Bank agreed to pay Southern Community $3,000,000 if Community Bank terminates the transaction agreement and, within eighteen months, enters into an agreement to, or completes, a transaction with an entity other than Southern Community which results in Community Bank being acquired by or coming under the control of a person other than Southern Community.

SELECTED FINANCIAL INFORMATION

Southern Community Historical

     The following table contains certain selected historical financial information for Southern Community on the dates and for the periods indicated. This selected financial information has been derived from, and you should read it in conjunction with, Southern Community’s audited consolidated financial statements and unaudited interim consolidated financial statements, together with related financial statement footnotes, which are incorporated by reference into this Joint Proxy Statement/Prospectus from Southern Community’s Form 10-K for the fiscal year ended December 31, 2002 and its Form 10-Q for the period ended June 30, 2003. A copy of Southern Community’s Form 10-K and Form 10-Q for the quarter ended June 30, 2003 will be provided without charge upon the request of any shareholder entitled to vote at the Southern Community Special Meeting or the Community Bank Special Meeting. Requests for copies should be directed to Richard M. Cobb, Chief Financial Officer, Southern Community Financial Corporation, 4605 Country Club Road, Winston-Salem, North Carolina 27104.

     The information as of and for the six months ended June 30, 2003 and 2002, is unaudited but, in the opinion of Southern Community’s management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Southern Community’s financial condition and results of operations for those periods. The results of operations for the six-month period ended June 30, 2003, are not necessarily indicative of the results to be expected for the remainder of the year or any other period.

SOUTHERN COMMUNITY FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

At or for the	At or for the
Six Months Ended	Years Ended
June 30,	December 31,

2003	2002	2002	2001	2000	1999	1998

(Dollars in thousands, except per share data)
Operating Data:

Interest income	$17,171	$15,708	$33,281	$31,366	$26,831	$16,562	$10,103

Interest expense	7,149	7,969	15,803	18,034	14,944	8,481	4,907

Net interest income	10,022	7,739	17,478	13,332	11,887	8,081	5,196
Provision for loan losses	1,225	780	1,655	2,320	1,480	1,135	1,200
Non-interest income	2,594	1,645	3,927	3,402	2,198	775	339
Non-interest expense	8,623	6,718	14,781	11,162	8,723	5,892	3,810
Provision for income taxes	969	658	1,755	1,147	1,466	293	—

Net income	$1,799	$1,228	$3,214	$2,105	$2,416	$1,536	$525

Per Share Data(7):

Net income

Basic	$0.20	$0.14	$0.37	$0.24	$0.30	$0.19	$0.07
Diluted	0.19	0.13	0.35	0.23	0.29	0.18	0.07

Dividends	—	—	—	—	—	—	—
Book value	5.57	5.02	5.41	4.84	4.41	3.93	3.75
Weighted average shares outstanding	8,791,683	8,784,851	8,788,295	8,707,678	8,097,552	8,037,904	7,196,881
Diluted weighted average shares outstanding	11,299,417	9,162,120	9,085,853	9,043,611	8,450,245	8,540,293	7,371,170

Balance Sheet Data:

Total assets	$726,121	$564,917	$612,239	$481,220	$384,027	$254,172	$174,474
Loans receivable	471,145	401,686	421,938	360,288	282,161	200,312	127,095
Allowance for loan losses	6,816	5,976	6,342	5,400	4,283	3,013	1,905
Deposits	505,373	436,401	449,216	392,851	338,753	218,953	143,850
Long-term debt	83,225	37,250	72,250	25,000	—	—	—
Short-term borrowings	85,005	45,000	40,706	19,980	6,000	2,500	—
Stockholders’ equity	49,008	44,158	47,539	42,451	36,950	31,766	29,926
Selected Performance Ratios:

Return on average assets (1)	0.57%	0.48%	0.58%	0.50%	0.77%	0.71%	0.41%

Return on average equity (1)	7.51%	5.79%	7.24%	5.13%	7.27%	5.00%	2.03%
Net interest margin (1) (2)	3.39%	3.13%	3.34%	3.36%	4.01%	3.90%	4.20%
Net interest spread (1) (3)	3.14%	2.77%	3.02%	2.82%	3.22%	3.02%	2.93%
Non-interest income as a percentage of total revenue	20.56%	17.54%	18.35%	20.33%	15.61%	8.75%	6.12%

Non-interest income as a percentage of average assets (1)	0.82%	0.64%	0.71%	0.80%	0.70%	0.36%	0.26%

Non-interest expense to average assets (1)	2.74%	2.61%	2.66%	2.63%	2.79%	2.71%	2.97%
Efficiency ratio (4)	68.35%	71.59%	69.05%	66.70%	61.93%	66.53%	68.83%
Asset Quality Ratios:

Nonperforming loans to period-end loans	0.23%	0.26%	0.43%	0.25%	0.10%	0.00%	0.01%

Allowance for loan losses to period-end loans	1.45%	1.49%	1.50%	1.50%	1.52%	1.50%	1.50%
Allowance for loan losses to nonperforming loans	624%	568%	348%	604%	1,552%	NM	12,700%

Nonperforming assets to total assets (5)	0.24%	0.23%	0.36%	0.26%	0.08%	0.00%	0.01%
Net loan charge-offs to average loans outstanding(1)	0.34%	0.11%	0.18%	0.38%	0.09%	0.02%	0.02%

Capital Ratios: (6)
Total risk-based capital	12.54%	14.37%	12.23%	11.53%	13.03%	16.40%	23.22%
Tier 1 risk-based capital	10.96%	12.48%	10.98%	10.28%	11.78%	15.15%	21.97%
Leverage ratio	9.62%	10.53%	8.95%	9.21%	11.16%	14.26%	21.57%
Equity to assets ratio	6.75%	7.82%	7.76%	8.82%	9.62%	12.50%	17.15%
Other Data:
Number of banking offices	8	8	8	7	7	5	4
Number of full time equivalent employees	154	143	141	121	104	70	46

Ratio of Earnings to Fixed Charges (8)
Excluding interest on deposits	2.25	x	2.26	x	2.36	x	4.12	x	11.97	x	NM	NM
Including interest on deposits	1.39	x	1.24	x	1.31	x	1.18	x	1.26	x	1.22	x	1.11	x

(1)	Six month data presented on annualized basis.

(2)	Net interest margin is net interest income divided by average interest earning assets.

(3)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(4)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Nonperforming assets consists of nonaccrual loans, restructured loans, and real estate owned, where applicable.

(6)	Capital ratios prior to December 2001 are for the Bank.

(7)	All per share data has been restated to reflect the dilutive effect of a stock split effected in the form of a 10% stock dividend in 1998, a two-for-one stock split in 1999, a stock split effected in the form of a 10% stock dividend in 2000, and 5% stock dividends in 2001 and 2002.

(8)	Computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest expense.

Community Bank Historical

     The following table contains certain selected historical financial information for Community Bank on the dates and for the periods indicated. This selected financial information has been derived from, and you should read it in conjunction with, Community Bank’s audited financial statements and unaudited interim financial statements, together with related financial statement footnotes, which are incorporated by reference into this Joint Proxy Statement/Prospectus from Community Bank’s Form 10-K for the fiscal year ended December 31, 2002 and its Form 10-Q for the period ended June 30, 2003. A copy of Community Bank’s Form 10-K and Form 10-Q for the quarter ended June 30, 2003 will be provided without charge upon the request of any shareholder entitled to vote at the Southern Community special meeting or the Community Bank special meeting. Requests for copies should be directed to Merle B. Andrews, Chief Financial Officer, The Community Bank, P.O. Box 1368, Pilot Mountain, North Carolina 27041-1368.

     The information as of and for the six months ended June 30, 2003 and 2002, is unaudited but, in the opinion of Community Bank’s management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Community Bank’s financial condition and results of operations for those periods. The results of operations for the six-month period ended June 30, 2003, are not necessarily indicative of the results to be expected for the remainder of the year or any other period.

THE COMMUNITY BANK

SELECTED FINANCIAL DATA

At or for the	At or for the
Six Months Ended	Years Ended
June 30,	December 31,

2003	2002	2002	2001	2000	1999	1998

(Dollars in thousands, except per share data)
Operating Data:
Interest income	$7,247	7,561	15,174	16,278	16,112	13,248	12,533
Interest expense	1,844	2,320	4,426	7,423	7,386	5,735	5,583

Net interest income	5,403	5,241	10,748	8,855	8,726	7,513	6,950
Provision for loan losses	160	407	793	276	655	203	355
Non-interest income	1,189	1,343	2,521	1,726	1,355	1,160	1,017
Non-interest expense	3,216	3,281	6,440	5,855	5,391	4,932	4,220
Provision for income taxes	1,096	915	2,037	1,419	1,366	1,197	1,220

Net income	$2,120	$1,981	$3,999	$3,031	$2,669	$2,341	$2,172

Per Share Data (6):
Net income
Basic	$1.33	$1.25	$2.52	$1.93	$1.71	$1.51	$1.43
Diluted	1.31	1.22	2.50	1.91	1.69	1.47	1.38
Dividends	0.50	0.38	0.38	0.28	0.23	0.18	0.16
Book value	15.98	13.90	15.15	13.12	11.26	10.67	9.47
Weighted average shares outstanding	1,597,173	1,585,488	1,588,884	1,567,192	1,565,617	1,551,370	1,518,471
Diluted weighted average shares outstanding	1,615,671	1,628,171	1,600,636	1,589,800	1,583,748	1,594,164	1,575,695
Balance Sheet Data:
Total assets	$241,764	$224,757	$238,910	$221,686	$205,967	$185,458	$164,446
Loans receivable	152,720	149,297	154,467	137,593	145,875	125,838	105,712
Allowance for loan losses	4,984	4,605	4,891	4,232	3,992	3,408	3,200
Deposits	200,614	193,217	200,961	191,447	181,525	161,317	145,092
Long-term debt	2,000	—	2,000	—	—	—	—
Short-term borrowings	11,314	7,379	9,726	7,708	4,624	7,485	4,901
Stockholders’ equity	25,539	22,099	24,128	20,561	17,655	15,118	13,243
Selected Performance Ratios:
Return on average assets (1)	1.78%	1.77%	1.74%	1.41%	1.37%	1.35%	1.42%
Return on average equity (1)	17.38%	18.93%	18.03%	15.94%	16.51%	16.79%	18.08%
Net interest margin (1) (2)	4.91%	5.07%	5.07%	4.46%	4.83%	4.72%	4.88%
Net interest spread (1) (3)	4.56%	4.62%	4.63%	3.76%	4.05%	4.04%	4.17%
Non-interest income as a percentage of total revenue	14.10%	15.08%	14.25%	9.59%	7.76%	8.05%	7.51%
Non-interest income as a percentage of average assets (1)	1.00%	1.20%	1.10%	0.80%	0.69%	0.67%	0.66%
Non-interest expense to average assets (1)	2.68%	2.90%	2.80%	2.73%	2.76%	2.85%	2.75%
Efficiency ratio (4)	48.78%	49.83%	48.54%	55.34%	53.48%	56.87%	52.96%
Asset Quality Ratios:
Nonperforming loans to period-end loans	0.13%	0.15%	0.12%	0.11%	0.09%	0.10%	0.23%
Allowance for loan losses to period-end loans	3.16%	2.99%	3.07%	2.98%	2.66%	2.64%	2.94%
Allowance for loan losses to nonperforming loans	2,425%	2,038%	2,543%	2,587%	2,962%	2,641%	1,294%
Nonperforming assets to total assets (5)	0.17%	0.18%	0.16%	0.13%	0.09%	0.07%	0.15%
Net loan charge-offs (recoveries) to average loans outstanding	0.04%	0.02%	0.09%	0.02%	0.05%	(0.01)%	0.02%
Capital Ratios:
Total risk-based capital	16.78%	15.12%	16.07%	15.21%	13.10%	12.88%	13.38%
Tier 1 risk-based capital	15.51%	13.85%	14.80%	13.94%	11.93%	11.81%	12.12%
Leverage ratio	10.50%	9.57%	10.07%	9.12%	8.59%	8.28%	7.89%
Equity to assets ratio	10.56%	9.83%	10.10%	9.27%	8.57%	8.15%	8.05%
Other Data:
Number of banking offices	10	10	10	10	10	10	8
Number of full time equivalent employees	75	76	78	81	79	79	67
Ratio of Earnings to Fixed Charges (7):
Excluding interest on deposits	50.48	x	38.13	x	37.80	x	24.30	x	12.90	x	16.18	x	95.22	x
Including interest on deposits	2.74	x	2.25	x	2.36	x	1.60	x	1.55	x	1.62	x	1.61	x

(1)	Six month data presented on annualized basis.

(2)	Net interest margin is net interest income divided by average interest earning assets.

(3)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(4)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

(5)	Nonperforming assets consists of loans past due greater than 90 days, nonaccrual loans, restructured loans, and real estate owned, where applicable.

(6)	All earnings per share data has been restated to reflect the dilutive effect of a two-for-one stock split in 1989, a stock split effected in the form of a 10% stock dividend in 1997, 1999, and 2000, and a stock split effected in the form of a 35% stock dividend in 2001.

(7)	Computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest expense.

Comparative Per Share Data

The following table includes per share data for Southern Community common stock and Community Bank common stock, including book values, cash dividends declared, and net income, on the dates and for the periods presented:

•	for Southern Community and Community Bank on a historical basis;

•	for Southern Community on a pro forma combined basis; and

•	on an equivalent per share of Community Bank common stock basis.

The pro forma combined data in the table assumes that the transaction is accounted for using the “purchase” method of accounting. The pro forma combined data is not indicative of the results of future operations or the actual results that would have occurred had the transaction been consummated at the beginning of the periods presented. The Community Bank pro forma equivalent data was calculated by multiplying the pro forma combined data by the exchange ratio of Southern Community common stock to Community Bank common stock as provided in the transaction agreement for per share stock consideration. You should read the information below in conjunction with Southern Community’s and Community Bank’s audited financial statements and unaudited interim financial statements, together with the related footnotes, which are incorporated by reference into this Joint Proxy Statement/Prospectus. You should also read the notes and assumptions used to prepare the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” that appear in this Joint Proxy Statement/Prospectus.

	For the twelve-months ended December 31, 2002

	Southern Community			The Community Bank
	Financial Corporation	The Community Bank	Pro Forma	Pro Forma
	Historical	Historical	Combined	Equivalent

Net income per share, basic	$0.37	$2.52	$0.44	2.20
Net income per share, diluted	0.35	2.50	0.43	2.15
Dividends declared per share (1)	—	0.38	—	—
Book value per share	5.41	15.15	7.18	35.90

	For the six-months ended June 30, 2003

	Southern Community			The Community Bank
	Financial Corporation	The Community Bank	Pro Forma	Pro Forma
	Historical	Historical	Combined	Equivalent

Net income per share, basic	$0.20	$1.33	$0.22	1.10
Net income per share, diluted	0.19	1.31	0.19	0.95
Dividends declared per share (1)	—	0.50	—	—
Book value per share	5.57	15.98	7.27	36.35

(1)	The Board of Southern Community has agreed to begin the payment of an annual cash dividend of not less than $0.11 per share unless, after evaluating business and financial results and other factors, such as legal restrictions, a three-fourths (3/4) vote of the Board of Directors determines that payment of a cash dividend is not in the best interest of Southern Community. Southern Community has not paid any cash dividends since its inception. Southern Community paid a 10% stock dividend in 2000 and 5% stock dividends in 2001 and 2002.

The following table lists the closing market values of Southern Community common stock and Community Bank common stock on July 29, 2003 (the day preceding the first public announcement of the transaction), and the equivalent per share market value of Community Bank common stock on that date based on the terms of the transaction agreement.

			Pro forma equivalent
	Southern		per share of
	Community Stock	Community Bank Stock	Community Bank Stock

Market value	$9.73	$29.55	$48.41

RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, you should consider the following material risk factors carefully before deciding how to vote at the Community Bank and Southern Community special meetings. Please see page 16 under “Forward-Looking Statements” for additional information to bear in mind before casting your vote.

Risks Related to the Transaction

Because the market price of Southern Community common stock may fluctuate, a Community Bank shareholder cannot be sure of the value of the transaction consideration that he, she or it will receive.

     Upon completion of the transaction, each share of Community Bank common stock will be converted into shares of Southern Community common stock and/or cash pursuant to the terms of the transaction agreement. The value of the consideration will be determined based on the average price of Southern Community common stock during a 15-trading day measurement period ending on the date of regulatory approval of the transaction. This average price may vary from the price of Southern Community common stock on the date the transaction was announced, on the date that this document is mailed to Community Bank shareholders, and on the date of the special meeting of Community Bank shareholders. Any change in the price of Southern Community common stock prior to completion of the transaction will affect the value of the consideration that a Community Bank shareholder will receive upon completion of the transaction. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Southern Community’s businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Southern Community’s control. Accordingly, at the time of the Community Bank special meeting, a Community Bank shareholder may not necessarily know or be able to calculate the exact amount of cash he, she or it would receive or the number of shares of Southern Community stock he, she or it would receive upon completion of the transaction.

Southern Community may encounter integration difficulties or may fail to realize the anticipated benefits of the transaction.

     The acquisition of Community Bank is the first acquisition by Southern Community. Accordingly, Southern Community’s lack of integration experience may cause difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

Future results of the combined companies may materially differ from the pro forma financial information presented in this document.

     Future results of the combined companies may be materially different from those shown in the pro forma financial statements that only show a combination of the two company’s historical results. We have estimated that the combined companies will record approximately $1.8 million of transaction-related charges. The charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate the two companies. Furthermore, these charges may decrease capital of the combined companies that could be used for profitable, income-earning investments in the future.

The interests of certain management officials of Community Bank may be different from those of other shareholders.

     Community Bank’s directors and executive officers have interests in the transaction other than their interests as Community Bank shareholders. The Board of Directors of Community Bank was aware of these interests at the time it approved the transaction. These interests may cause Community Bank’s directors and executive officers to view the transaction proposal differently than you may view it. In exchange for terminating his current employment agreement upon completion of the transaction, James O. Frye, President and Chief Executive Officer of Community Bank, will receive a lump sum payment of $352,500. Mr. Frye has agreed to enter into a new employment agreement with Community Bank on the closing date of the transaction that will have a one-year term at Mr. Frye’s current salary ($244,500). Mr. Frye will also receive approximately $182,500 in annual payments for five years for providing consulting services to Southern Community and entering into an agreement not to compete with Southern Community for the five years following the termination of his one-year employment agreement. Southern Community has also agreed that Community Bank will enter into employment agreements with Merle B. Andrews, Executive Vice President and Chief Financial Officer of Community Bank, and Joe I. Marshall, Jr., Executive Vice President and Chief Credit Officer of Community Bank, at their current salaries. In addition, five members of the Board of Directors of Community Bank will be appointed to serve on the Board of Directors of Southern Community upon completion of the transaction. See “The Transaction – Management and Operations after the Transaction.”

Community Bank shareholders may not receive the consideration they elected.

     The transaction agreement that Southern Community and Community Bank have entered into requires that an aggregate of 6,391,452 shares of Southern Community common stock and $15,164,000 in cash be paid for shares of Community Bank stock. The elections of Community Bank shareholders will be adjusted pro rata, if necessary, to maintain this ratio. If the elections of Community Bank shareholders are adjusted, then Community Bank shareholders may be required to receive a different mix of cash and stock from that which they elected.

Risks Related to Holding Southern Community Stock

A decrease in interest rates could adversely impact Southern Community’s profitability.

     Southern Community’s results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of Southern Community’s earnings is its net interest income. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and borrowings, including Southern Community’s outstanding convertible trust preferred securities. Southern Community is asset sensitive with approximately 40% of its assets tied to the prime rate or Federal funds rate, the interest rates of which can change immediately. Southern Community’s liabilities, however, are relatively short-term with approximately 70% repricing within one year. This means Southern Community’s one-year interest rate repricing position is approximately 5.5%. At May 31, 2003, if interest rates increase by two percentage points over a one-year time frame, Southern Community’s net interest income could increase by approximately 8.5% or $1,623,000. At May 31, 2003, if interest rates decrease by one percentage point (since the targeted Federal funds rate is currently one percent) over a one-year time frame, Southern Community’s net interest income could decrease by approximately 3.7% or $711,000.

Southern Community may have higher loan losses than it has allowed for.

     Southern Community’s loan losses could exceed the allowance for loan losses it has set aside. Southern Community’s average loan size continues to increase. Reliance on historic loan loss experience may not be indicative of future loan losses. Approximately 60% of its loan portfolio is composed of construction, commercial mortgage and commercial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria Southern Community utilizes, losses may be experienced as a result of various factors beyond its control, including, among other things, changes in market conditions affecting the value of its loan collateral and problems affecting the credit of its borrowers.

Southern Community’s growth strategy may not be successful.

     As a strategy, Southern Community has sought to increase the size of its franchise by aggressively pursuing business development opportunities, and it has grown rapidly since its incorporation. The acquisition of Community Bank is Southern Community’s first acquisition and is an expansion of its strategy, which previously relied only on internal growth. Southern Community can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms, expanding its asset base while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that Southern Community will continue to be able to sustain its historical rate of growth, either through internal growth or through other successful expansions of its banking markets, or that it will be able to maintain capital sufficient to support its continued growth.

If Southern Community loses key employees with significant business contacts in its market area, its business may suffer.

     Southern Community’s success is largely dependent on the personal contacts of its officers and employees in its market area. If Southern Community lost key employees temporarily or permanently, its business could be hurt. Southern Community could be particularly hurt if its key employees went to work for competitors. Southern Community’s future success depends on the continued contributions of its existing senior management personnel, particularly on the efforts of F. Scott Bauer, Richard M. Cobb and Jeff T. Clark, each of whom has significant local experience and contacts in its market area.

Government regulations may prevent or impair Southern Community’s ability to pay dividends, engage in additional acquisitions, or operate in other ways.

     Current and future legislation and the policies established by federal and state regulatory authorities will affect Southern Community’s operations. Southern Community is subject to supervision and periodic examination by the Federal Reserve Board and the North Carolina Commissioner of Banks. Southern Community’s principal subsidiary, Southern Community Bank and Trust, as a state chartered commercial bank, also receives regulatory scrutiny from the North Carolina Commissioner of Banks and the Federal Reserve Board. Banking regulations, designed primarily for the protection of depositors, may limit Southern Community’s growth and the return to you as an investor in Southern Community, by restricting its activities, such as:

•	the payment of dividends to shareholders;

•	possible transactions with or acquisitions by other institutions;

•	desired investments;

•	loans and interest rates;

•	interest rates paid on deposits;

•	the possible expansion of branch offices; and

•	the ability to provide securities or trust services.

     Southern Community has elected to be regulated as a financial holding company to expand its opportunities to provide additional services, requiring it to comply with additional federal laws and regulations, and it could face enforcement actions by regulatory agencies. Southern Community cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on its business. The cost of compliance with regulatory requirements may adversely affect Southern Community’s ability to operate profitably.

Southern Community’s stock trading volume has been low compared with larger bank holding companies.

     The trading volume in Southern Community’s common stock on the Nasdaq National Market has been comparable to other similarly sized bank holding companies since trading began in 2002. Nevertheless, this trading volume does not compare with more seasoned companies listed on the Nasdaq National Market or other stock exchanges. Thus, the market in Southern Community’s common stock is somewhat limited in scope relative to some other companies. In addition, Southern Community cannot say with any certainty that a more active and liquid trading market for its stock will develop after the transaction is consummated.

Southern Community faces strong competition in its market area which may limit its asset growth and profitability.

     The banking business in Southern Community’s market area, which is the Piedmont Triad area including Winston-Salem and surrounding areas in central North Carolina, is very competitive, and the level of competition facing it may increase further, which may limit its asset growth and profitability. Southern Community experiences competition in both lending and attracting funds from other banks and nonbank financial institutions located within its market area, some of which are significantly larger institutions. Nonbank competitors for deposits and deposit-type accounts include savings associations, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. For loans, Southern Community encounters competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, small loan and credit card companies, credit unions, pension trusts and securities firms.

Southern Community’s Articles of Incorporation include anti-takeover provisions that may prevent shareholders from receiving a premium for their shares or effecting a transaction favored by a majority of shareholders.

     Southern Community’s Articles of Incorporation include certain anti-takeover provisions, such as being subject to the Shareholder Protection Act and Control Share Acquisition Act under North Carolina law and a provision allowing its Board of Directors to consider the social and economic effects of a proposed merger, which may have the effect of preventing shareholders from receiving a premium for their shares of common stock and discouraging a change of control of Southern Community by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. See “Description of Southern Community’s Capital Stock” on page 70.

The securities of Southern Community are not FDIC insured.

     The securities of Southern Community are not savings or deposit accounts or other obligations of any bank, and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and are subject to investment risk, including the possible loss of principal.

RECENT DEVELOPMENTS

      Third Quarter 2003 Earnings. On October 21, 2003, Southern Community reported financial results for the three and nine months ended September 30, 2003. See the Consolidated Balance Sheet, the Consolidated Statements of Operations, Selected Performance Ratios and Asset Quality Ratios below.

      Sale of the Operations of Southeastern Acceptance Corporation. Effective October 1, 2003 Southeastern Acceptance Corporation, a consumer finance company specializing in automobile loans, owned by Southern Community Bank and Trust, the bank subsidiary of Southern Community ceased operations as a subsidiary of the bank. The name “Southeastern Acceptance Corporation” was sold to the subsidiary’s former President, Wil Pulliam and Southern Community entered into a loan servicing agreement with him. As a result of this sale, the existing portfolio of loans, which totaled $11.9 million as of September 30, 2003, will be serviced by Mr. Pulliam’s new company. Southern Community will originate no new auto loans similar to those generated by Southeastern Acceptance Corporation and the existing portfolio will be allowed to run off. Southern Community recorded no loss on this transaction.

     On September 5, 2003, Southern Community announced that it is proposing to sell $30 million of trust preferred securities through a firm commitment underwritten offering during the fourth quarter of 2003. Distributions on the trust preferred securities will be cumulative and payable quarterly in arrears. It is anticipated the trust preferred securities will be listed for quotation on the Nasdaq National Market under the symbol “SCMFO”. It is expected that a portion of the proceeds from this offering (approximately $9.0 million) will be used to fund part of the cash component of the purchase price for Community Bank. However, the consummation of the Community Bank transaction is not contingent upon the successful completion of the proposed trust preferred securities offering.

Southern Community Financial Corporation and Subsidiaries
Consolidated Statements of Operations

	Three Months
	Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited)

	(Dollars in thousands, except per share data)
Interest Income
Loans	$6,998	$6,757	$20,177	$18,978
Interest on investments	2,340	1,899	6,332	5,386

Total Interest Income	9,338	8,656	26,509	24,364

Interest Expense
Deposits	2,391	2,935	7,319	9,410
Borrowings	1,266	1,020	3,487	2,514

Total Interest Expense	3,657	3,955	10,806	11,924

Net Interest Income	5,681	4,701	15,703	12,440
Provision for loan losses	465	400	1,690	1,180

Net Interest Income After Provision for Loan Losses	5,216	4,301	14,013	11,260

Non-Interest Income	1,257	1,009	3,851	2,654

Non-Interest Expense
Salaries and employee benefits	2,549	2,102	7,062	5,469
Occupancy and equipment	793	636	2,259	1,842
Other	1,550	1,133	4,194	3,278

Total Non-Interest Expense	4,892	3,871	13,515	10,589

Income Before Income Taxes	1,581	1,439	4,349	3,325
Income Tax Expense	553	503	1,522	1,161

Net Income	$1,028	$936	$2,827	$2,164

Net Income Per Share
Basic	$0.12	$0.11	$0.32	$0.25
Diluted	0.11	0.10	0.31	0.24

Southern Community Financial Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2003	2002

	(Unaudited)	*

	(Dollars in thousands)
ASSETS
Cash and due from banks	$19,571	$16,632
Interest earning deposits & Federal funds sold	19,436	11,084
Investment securities:	196,787	141,679
Loans	496,810	421,938
Allowance for loan losses	(6,948)	(6,342)

Loans, net	489,862	415,596
Premises and equipment	18,033	15,962
Other assets	13,171	11,286

Total Assets	$756,860	$612,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$50,019	$41,869
Savings, money market and NOW	159,038	115,981
Time	334,825	291,366

Total Deposits	543,882	449,216
Short-term borrowings	75,500	40,706
Long-term debt	65,975	55,000
Convertible trust preferred securities	17,250	17,250
Other liabilities	5,022	2,528

Total Liabilities	707,629	564,700

Stockholders’ equity:
Common Stock	43,436	43,123
Surplus	—	—
Retained earnings	4,657	1,830
Accumulated other comprehensive income	1,138	2,586

Total Stockholders’ Equity	49,231	47,539

Total Liabilities and Stockholders’ Equity	$756,860	$612,239

*	Derived from audited financial statements

	Nine Months
	Ended
	September 30,

	2003	2002

Selected Performance Ratios:
Return on average assets(1)	0.56%	0.54%
Return on average equity(1)	7.76%	6.63%
Net interest margin(1)	3.32%	3.29%
Net interest spread(1)	3.10%	2.96%
Non-interest income as a percentage of total revenue(1)	19.69%	17.58%
Non-interest income as a percentage of average assets(1)	0.77%	0.66%
Non-interest expense to average assets(1)	2.69%	2.64%
Efficiency ratio	69.12%	70.15%
Asset Quality Ratios:
Nonperforming loans to period-end loans	0.24%	0.53%
Allowance for loan losses to nonperforming loans	579%	279%
Allowance for loan losses to period-end loans	1.40%	1.49%
Nonperforming assets to total assets	0.25%	0.41%
Net loan charge-offs to average loans outstanding(1)	0.32%	0.15%

(1)	Annualized

FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this Joint Proxy Statement/Prospectus about the financial condition, results of operations, and business of Southern Community following the consummation of the transaction. These statements are not historical facts and include expressions concerning the future that are subject to risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:

•	deposit attrition, customer loss, or revenue loss following the transaction is greater than expected;

•	competitive pressure in the banking industry increases significantly;

•	changes in the interest rate environment that reduce margins;

•	general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	changes occur in the regulatory environment; and

•	changes occur in business conditions and the rate of inflation.

     When used in this Joint Proxy Statement/Prospectus, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates,” and similar expressions as they relate to Southern Community, Community Bank, or their management are intended to identify forward-looking statements.

MARKET PRICES AND DIVIDEND POLICIES

Southern Community

     Market for the Securities of Southern Community. Southern Community’s common stock was quoted on the OTC Bulletin Board under the symbol “SCMT” until January 2, 2002 when it was accepted for listing on the Nasdaq National Market System under the symbol “SCMF”. The following table sets forth the high and low sales prices per share of its common stock and its convertible trust preferred securities (“SCMFP”), based on published financial sources, for the last two years. The convertible trust preferred securities did not begin trading until their issuance in the first quarter of 2002. All information has been adjusted for stock splits and stock dividends effected during the periods presented.

		Price

		SCMT / SCMF		SCMFP

Year	Quarterly Period	High	Low	High	Low

2001	First Quarter	$8.16	$6.69	$—	$—
	Second Quarter	7.49	6.58	—	—
	Third Quarter	7.26	6.17	—	—
	Fourth Quarter	8.24	4.76	—	—
2002	First Quarter	9.76	5.82	11.01	9.90
	Second Quarter	7.62	6.24	11.20	10.22
	Third Quarter	7.10	5.48	10.65	9.76
	Fourth Quarter	7.36	6.10	11.15	9.90
2003	First Quarter	7.92	6.42	11.98	10.61
	Second Quarter	9.60	7.69	13.50	11.00
	Third Quarter	10.46	8.88	14.50	12.50
	Fourth Quarter (through October 17, 2003)	10.40	10.00	13.98	13.16

At June 30, 2003, there were approximately 5,200 holders of record of Southern Community’s common stock.

     Dividends. As a condition of the transaction, the Board of Southern Community has agreed to begin the payment of an annual cash dividend of not less than $0.11 per share unless, after evaluating business and financial results and other factors, such as legal restrictions, a three-fourths (3/4) vote of the Board of Directors determines that payment of a cash dividend is not in the best interest of Southern Community. Southern Community has not paid any cash dividends since its inception. Southern Community paid a 10% stock dividend in 2000 and 5% stock dividends in 2001 and 2002.

     After the transaction, the only funds available to Southern Community for use in paying cash dividends would be dividends received from Southern Community Bank and Trust and Community Bank. North Carolina law imposes restrictions on the payment of dividends by North Carolina chartered banks. Pursuant to North Carolina banking statutes, a state chartered bank may pay dividends only out of its undivided profits and may not declare a cash dividend unless it has surplus in an amount equal to 50% of its paid-in capital stock after payment of the cash dividend. Also, under federal banking law, no cash dividend may be paid if a bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by a bank if it is in default of any deposit insurance assessment due to the FDIC. In addition, North Carolina corporate law precludes any distribution to shareholders, including the payment of a dividend, if, after giving effect to the distribution, Southern Community:

•	would not be able to pay its debts as they become due in the usual course of business; or

•	its total assets would be less than the sum of its total liabilities.

     Future dividends will be determined by Southern Community’s Board of Directors in light of circumstances existing from time to time, including Southern Community’s:

•	growth;

•	financial condition and results of operations;

•	the continued existence of the restrictions described above; and

•	other factors that the Board of Directors considers relevant.

Community Bank

          Limited Market for the Common Stock of Community Bank. Community Bank’s common stock is traded publicly on the OTC Bulletin Board under the symbol “CKPM.” The prices shown below do not include commissions or other expenses charged by brokers. The following table sets forth the high and low sale price information of Community Bank’s common stock for the periods indicated:

Year		High	Low

2001	First Quarter	$18.63	$14.50
	Second Quarter	22.50	18.70
	Third Quarter	24.75	23.00
	Fourth Quarter	27.00	25.00

Year		High	Low

2002	First Quarter	$31.50	$26.00
	Second Quarter	26.37	25.50
	Third Quarter	28.00	26.00
	Fourth Quarter	31.00	27.40
2003	First Quarter	34.00	28.60
	Second Quarter	30.40	29.05
	Third Quarter	48.00	29.25
	Fourth Quarter (through October 17, 2003)	46.75	46.50

     Dividends. Community Bank paid an annual per share cash dividend of $0.50 in 2003, $0.38 in 2002 and $0.28 in 2001. If the transaction is not completed, the payment of future cash dividends will be determined by Community Bank’s Board of Directors and is dependent upon Community Bank’s earnings, financial condition, business projections, and other pertinent factors.

     Restrictions on cash dividends. North Carolina banking law allows the payment of dividends only out of retained earnings and a bank may not declare a cash dividend unless it has surplus in an amount equal to 50% of its paid-in capital stock after payment of the cash dividend. Also, under federal banking law, no cash dividend may be paid if a bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by a bank if it is in default of any deposit insurance assessment due to the FDIC. Subject to these same restrictions on the effect on capital, the payment of future cash dividends will be considered by Community Bank’s Board of Directors when it is deemed prudent to do so.

SOUTHERN COMMUNITY AND COMMUNITY BANK UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2003 and the unaudited pro forma condensed combined consolidated statements of operations for the six months ended June 30, 2003 and for the year ended December 31, 2002 give effect to the transaction, accounted for under the purchase method of accounting.

     The unaudited pro forma condensed combined consolidated statement of operations for the six months ended June 30, 2003 has been derived from the unaudited interim financial statements for both Southern Community and Community Bank, which are incorporated by reference in this Joint Proxy Statement/Prospectus (See “Information Incorporated by Reference”). The unaudited pro forma condensed combined consolidated income statement for the year ended December 31, 2002 is based on the historical financial statements of Southern Community and Community Bank under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. These unaudited pro forma condensed combined consolidated statements of operations give effect to the transaction as if it had been consummated at the beginning of the earliest period presented, or January 1, 2002. The unaudited pro forma condensed combined consolidated financial statements do not give effect to the anticipated cost savings or revenue enhancements in connection with the transaction.

     The unaudited pro forma condensed combined consolidated financial statements should be read together with the historical financial statements of Southern Community and Community Bank, including the respective notes to those statements. The pro forma information does not necessarily indicate the combined financial position or the results of operations in the future or the combined financial position or the results of operations that would have been realized had the transaction been consummated during the periods or as of the dates for which the pro forma information is presented.

     The unaudited proforma condensed combined consolidated balance sheet assumes that approximately 6.4 million shares of Southern Community common stock at a fair value of $9.75 per share and approximately $15.2 million in cash have been paid as merger consideration.

SOUTHERN COMMUNITY FINANCIAL CORPORATION
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
At June 30, 2003

	Southern
	Community	The	Pro Forma
	Financial	Community	Acquisition		Pro Forma
	Corporation	Bank	Adjustments		Combined

	(Amounts in thousands)
ASSETS
Cash and due from banks	$18,346	$11,939	$(1,495)	(A,B)	$28,790
Interest earning deposits & Federal funds sold	1,097	48	—		1,145
Investment securities	211,869	66,738	924	(C)	279,531
Loans	471,145	157,704	1,135	(C)	629,984
Allowance for loan losses	(6,816)	(4,984)	—		(11,800)

Loans, net	464,329	152,720	1,135		618,184
Premises and equipment	18,041	6,228	185	(C)	24,454
Core deposit intangible	—	—	2,478	(C)	2,478
Employment contract intangible	—	—	456	(C)	456
Goodwill	—	—	48,075	(D)	48,075
Other assets	12,439	4,091	420	(B)	16,950

TOTAL ASSETS	$726,121	$241,764	$52,178		$1,020,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$53,357	$31,687	$—		$85,044
Savings, money market and NOW	136,938	50,385	—		187,323
Time	315,078	118,542	760	(C)	434,380

Total deposits	505,373	200,614	760		706,747
Short-term borrowings	85,005	8,064	6,000	(B)	99,069
Long-term debt	65,975	5,250	—		71,225
Convertible trust preferred securities	17,250	—	—		17,250
Trust preferred securities	—	—	9,000	(B)	9,000
Other liabilities	3,510	2,297	456	(C)	6,263

TOTAL LIABILITIES	677,113	216,225	16,216		909,554

Stockholders’ equity:
Common stock	43,123	3,995	57,506	(A)	104,624
Surplus	—	8,963	(8,963)	(A)	—
Retained earnings	3,629	12,331	(12,331)	(A)	3,629
Accumulated other comprehensive income	2,256	250	(250)	(A)	2,256

TOTAL STOCKHOLDERS’ EQUITY	49,008	25,539	35,962		110,509

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$726,121	$241,764	$52,178		$1,020,063

SOUTHERN COMMUNITY FINANCIAL CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Year Ended December 31, 2002

	Southern
	Community	The	Pro Forma
	Financial	Community	Acquisition		Pro Forma
	Corporation	Bank	Adjustments		Combined

	(Dollars in thousands except per share data)
Interest Income
Loans	$25,689	$12,228	$(524)	(E)	$37,393
Interest on Investments	7,592	2,946	(264)	(F)	10,274

Total Interest Income	33,281	15,174	(788)		47,667

Interest Expense
Deposits	12,142	4,262	(760)	(G)	15,644
Borrowings	3,661	164	604	(H,M)	4,429

Total Interest Expense	15,803	4,426	(156)		20,073

Net Interest Income	17,478	10,748	(632)		27,594
Provision for loan losses	1,655	793	—		2,448

Net Interest Income After Provision for Loan Losses	15,823	9,955	(632)		25,146

Non-Interest Income	3,927	2,521	—		6,448

Non-Interest Expense
Salaries and employee benefits	7,758	3,362	—	(I)	11,120
Occupancy and equipment	2,508	1,046	6	(J)	3,560
Other	4,515	2,032	310	(K)	6,857

Total Non-Interest Expense	14,781	6,440	316		21,537

Income Before Income Taxes	4,969	6,036	(948)		10,057
Income Tax Expense	1,755	2,037	(366)	(L)	3,426

Net Income	$3,214	$3,999	$(582)		$6,631

Net Income Per Share
Basic	$0.37	$2.52			$0.44
Diluted	0.35	2.50			0.43
Book Value Per Share	5.41	15.15			7.18
Weighted Average Shares Outstanding
Basic	8,788,295	1,588,884	4,811,116		15,188,295
Diluted	9,085,853	1,600,636	4,799,364		15,485,853

SOUTHERN COMMUNITY FINANCIAL CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Six Month Period Ended June 30, 2003

	Southern
	Community	The	Pro Forma
	Financial	Community	Acquisition		Pro Forma
	Corporation	Bank	Adjustments		Combined

	(Dollars in thousands except per share data)
Interest Income
Loans	$13,179	$5,984	$(262)	(E)	$18,901
Interest on Investments	3,992	1,263	(132)	(F)	5,123

Total Interest Income	17,171	7,247	(394)		24,024

Interest Expense
Deposits	4,928	1,779	—	(G)	6,707
Borrowings	2,221	65	302	(H,M)	2,588

Total Interest Expense	7,149	1,844	302		9,295

Net Interest Income	10,022	5,403	(696)		14,729
Provision for loan losses	1,225	160	—		1,385

Net Interest Income After Provision for Loan Losses	8,797	5,243	(696)		13,344

Non-Interest Income	2,594	1,189	—		3,783

Non-Interest Expense
Salaries and employee benefits	4,513	1,893	46	(I)	6,452
Occupancy and equipment	1,466	491	3	(J)	1,960
Other	2,644	832	155	(K)	3,631

Total Non-Interest Expense	8,623	3,216	204		12,043

Income Before Income Taxes	2,768	3,216	(900)		5,084
Income Tax Expense	969	1,096	(347)	(L)	1,718

Net Income	$1,799	$2,120	$(553)		$3,366

Net Income Per Share
Basic	0.20	1.33			0.22
Diluted	0.19	1.31			0.19
Book Value Per Share	5.57	15.98			7.27
Weighted Average Shares Outstanding
Basic	8,791,683	1,597,173	4,802,827		15,191,683
Diluted	11,299,417	1,615,671	4,784,329		17,699,417

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Basis of Presentation and Acquisition

     On July 30, 2003, Southern Community Financial Corporation and The Community Bank entered into a definitive agreement whereby the 1,597,863 outstanding shares of The Community Bank stock are to be exchanged for an aggregate of 6,391,452 shares of Southern Community Financial Corporation common stock and $15,164,000 of cash. The per share consideration is expected to be the sum of $9.49 plus 0.8 times 5.0 times the average price of Southern Community Financial Corporation common stock during a period of time shortly prior to closing the transaction. The unaudited pro forma condensed combined consolidated financial statements give effect to the acquisition by Southern Community Financial Corporation of The Community Bank in a business combination accounted for under the purchase method of accounting. Following the transaction, The Community Bank will operate as a separate subsidiary of Southern Community Financial Corporation for a period of at least one year.

     The unaudited pro forma condensed combined consolidated balance sheet assumes the transaction occurred on June 30, 2003, with a price of $9.75 per share of Southern Community Financial Corporation common stock on that date. The estimates will be refined and updated as the date of the transaction and final values indicated in the pro forma condensed combined consolidated financial data may be more or less depending upon operating results, changes in market conditions and other factors.

     Described below is the pro forma estimate of the total purchase price of the transaction as well as adjustments to allocate the purchase price based on preliminary estimates of fair values of the assets and liabilities of The Community Bank. All amounts are in thousands.

Estimated net fair value of shares to be issued to The Community Bank stockholders (see Note 2A)	$61,501
Cash to be paid to The Community Bank stockholders	15,200
Estimated transaction costs	875

Total purchase price	77,576

Net assets of The Community Bank based on historical carrying amounts as of June 30, 2003	25,539
Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting:
Held-to-maturity investment securities	924
Loans receivable, net	1,135
Premises and equipment	185
Deposits	(760)
Other liabilities	(456)

Fair value of net assets acquired	26,567

Total purchase price in excess of fair value of net assets acquired	51,009
Identifiable intangible assets:
Employment contract (1)	(456)
Core deposit (2)	(2,478)

Goodwill	$48,075

(1)	The employment contract identifiable intangible asset is based on the fair market estimate of Mr. James O. Frye’s agreement not to compete.

(2)	The core deposit identifiable intangible asset is estimated to approximately 1.5% of core deposits. The final valuation of the core deposit intangible asset could differ significantly.

     Except as discussed in Note 2, there are no adjustments to other asset or liability groups, and the book values approximate fair values.

     The effects of the transaction, as reflected in the unaudited pro forma condensed combined consolidated financial statements, have been accounted for by Southern Community Financial Corporation under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In accordance with SFAS No. 142, intangible assets other than goodwill must be amortized over their estimated useful lives. Goodwill will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge to earnings will be made.

Note 2 Purchase Accounting and Pro Forma Acquisition Adjustments

A. Reflects the issuance of 6,400,000 shares of Southern Community Financial Corporation no par common stock (6,391,452 shares as agreed plus an estimated exchange of 8,548 shares associated with the conversion of outstanding vested options in The Community Bank common stock) at a value of $9.75 based on the average closing price of Southern Community Financial Corporation common stock for the two-day period preceding and following the announcement and signing of the definitive agreement on July 30, 2003, the elimination of the existing equity accounts of The Community Bank, and cash consideration of $15.2 million paid in association with the transaction, plus estimated acquisition costs of $925 thousand associated with the transaction.

The estimated acquisition costs are as follows ($ in thousands):

Investment bankers	$600
Legal and accounting	325

Total	$925

B. Represents the issuance of $9 million of trust preferred securities including an estimated capitalized cost of $420 thousand associated with the transaction, $6 million of short-term borrowings to replace parent funds on loan to the bank subsidiary used in the acquisition, plus $875 thousand of one-time transaction related costs. Note that the entire trust preferred issuance is $30 million with estimated transaction costs of $1.4 million. The additional $21 million of trust preferred securities being concurrently issued will be used for future growth of the Southern Community and other general purposes.

Cash adjustment reconciliation is as follows ($ in thousands):

Proceeds from trust preferred offering	$9,000
Short-term borrowings	6,000
Less: Cash paid to The Community Bank shareholders	15,200
Trust preferred securities issuance costs	420
One-time transaction related costs	875

Total	$(1,495)

C. Represents the recording of fair value adjustments relating to The Community Bank assets and liabilities, including the fair market estimate of Mr. James O. Frye’s agreement not to compete (included in other liabilities).

D. Represents an adjustment to record the estimated goodwill related to the transaction.

E. Represents the adjustment to record the amortization of the fair value adjustment on acquired loans over their expected average life of 26 months. The impact over a five-year period is expected to be $524 thousand in each of the first two years, $87 thousand in the third year, and $0 thereafter.

F. Represents the adjustment to record the amortization of the fair value adjustment on acquired held-to-maturity securities over their expected average life of 42 months. The impact over a five-year period is expected to be $264 thousand a year in each of the first three years, $132 thousand in the fourth year, and $0 thereafter.

G. Represents the adjustment to record the amortization of the fair value adjustment on acquired time deposits over their expected average life of 12 months. There will be no impact after the first year.

H. Represents the net interest expense associated with $9 million of trust preferred securities and associated issuance cost, adjusted for an interest rate swap with a notional amount of $4.5 million.

I. Represents an adjustment for amortization expense associated with Mr. James O. Frye’s agreement not to compete. This agreement not to compete, which will not become effective until one year after the date of the transaction, will be amortized over a period of 60 months.

J. Represents the adjustment to record the amortization of the fair value adjustment on acquired premises and equipment over their expected useful life of 360 months.

K. Represents the adjustment to record the amortization of the fair value adjustment on acquired core deposits over their expected average life of 96 months.

L. Represents estimated tax savings on transaction adjustments at a combined rate of 38.6%.

M. Represents the interest expense associated with $6 million of short-term borrowings to replace funds loaned to Southern Community Bank and Trust by its parent Southern Community Financial Corporation that will be used in the acquisition.

THE SPECIAL MEETINGS OF SHAREHOLDERS

Southern Community’s Shareholders’ Meeting

     General. This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Southern Community in connection with the solicitation by the Board of Directors of Southern Community of proxies for use at the Southern Community special meeting of shareholders to be held:

•	Thursday, December 11, 2003

•	10:00 a.m. (local time)

•	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina

and at any adjournment or postponement thereof.

     The sole purpose of the Southern Community special meeting is to vote on approval of the transaction agreement dated July 30, 2003 between Southern Community and Community Bank.

     A copy of the transaction agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus.

     Record Date. Southern Community’s shareholders of record at the close of business on October 20, 2003 are entitled to vote at the Southern Community special meeting, or following any adjournment or postponement of the Southern Community special meeting. On October 20, 2003, there were 8,877,532 shares of Southern Community’s common stock outstanding and entitled to vote. As of the record date for the Southern Community special meeting, the executive officers and directors of Southern Community and their affiliates owned 11.4% of Southern Community’s issued and outstanding common stock. Such directors and executive officers would control up to 18.6% of the shares that may be voted at the Southern Community special meeting upon the exercise of outstanding stock options and the conversion of convertible trust preferred securities. All of such shares are expected to be voted in favor of approval of the transaction agreement.

     Voting Rights. Each share of Southern Community’s common stock outstanding on October 20, 2003 entitles the holder to one vote on each matter submitted to a vote at the meeting. Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person.

     Vote required. Approval of the transaction will require the affirmative vote of holders of a majority of the shares of Southern Community entitled to vote at the special meeting.

     Quorum. Pursuant to the Bylaws of Southern Community, a majority of the votes entitled to be cast by holders of Southern Community’s common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of the shares voting on the motion to adjourn.

     Solicitation of Proxies. A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors of Southern Community to complete, date, sign, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

     Voting of Proxies. You have three choices with regard to the proposal to approve the transaction agreement. By checking the appropriate box on the proxy card you may:

•	vote “FOR” approval of the transaction agreement;

•	vote “AGAINST” approval of the transaction agreement; or

•	“ABSTAIN” from voting altogether.

     The transaction cannot be completed unless holders of a majority of all outstanding shares, voting either in person or by proxy, vote “FOR” the proposal. If a quorum is present at the meeting, in person or by proxy, your failure to vote, or a vote to “ABSTAIN,” would have the same effect as a vote “AGAINST” the transaction agreement.

     If your shares are held in “street name” by your broker, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. Broker non-votes will have the same effect as a vote “AGAINST” the transaction agreement.

     Each proxy card that is properly executed, received prior to the beginning of the special meeting and not revoked will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted “FOR” the transaction agreement.

     Whether or not you plan to attend Southern Community’s special meeting, you are requested to complete, date, and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

     Revocation of Proxies. If you give an appointment of proxy in the accompanying form, you may revoke that appointment at any time before the actual voting. To revoke the proxy, notify the Corporate Secretary of Southern Community in writing, or execute another appointment of proxy bearing a later date and file it with the Corporate Secretary. The address for the Corporate Secretary of Southern Community is:

Karla Plyler, Vice President and Secretary
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

     If you return the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Corporate Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and your appointment of proxy will be disregarded.

     If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Corporate Secretary that you wish to vote in person.

     Your death or incapacity will not revoke your proxy unless, before the shares are voted, notice of death or incapacity is filed with the Corporate Secretary of Southern Community or other person authorized to tabulate votes.

     Dissenter’s Rights to Appraisal. Under the applicable provisions of North Carolina corporate law, there are no dissenter’s rights to appraisal with respect to approval of the transaction agreement.

Community Bank Special Meeting

     General. This Joint Proxy Statement/Prospectus is being mailed to shareholders of Community Bank on or about October 30, 2003, and is accompanied by a form of proxy which is solicited by the Board of Directors of Community Bank for use at Community Bank’s special meeting to be held:

•	Thursday, December 11, 2003

•	2:00 p.m. (local time)

•	The Community Bank
616 South Key Street
Pilot Mountain (Surry County), North Carolina.

and at any adjournment or postponement thereof.

     The sole purpose of the Community Bank special meeting is to vote on approval of the transaction agreement dated July 30, 2003 between Southern Community and Community Bank.

     A copy of the transaction agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus.

     Record Date. Shareholders of record at the close of business on October 22, 2003 are entitled to vote at Community Bank’s special meeting or at any adjournment or postponement thereof. On October 22, 2003, there were 1,598,044 shares of Community Bank’s common stock outstanding. As of the record date for the Community Bank special meeting, the executive officers and directors of Community Bank and their affiliates owned 19.5% of Community Bank’s issued and outstanding common stock. Such directors and executive officers would control up to 19.9% of the shares that may be voted at the Community special meeting upon the exercise of outstanding stock options. All of such shares are expected to be voted in favor of the transaction agreement.

     Voting Rights. Each share of Community Bank’s common stock outstanding on October 22, 2003 is entitled to one vote on each matter submitted to a vote at the special meeting. Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person.

     Vote Required. Approval of the transaction will require the affirmative vote of holders of two-thirds of the shares of Community Bank’s common stock entitled to vote at the special meeting.

     Quorum. Pursuant to the Bylaws of Community Bank, a majority of the votes entitled to be cast by holders of Community Bank’s common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of the shares voting on the motion to adjourn.

     Solicitation of Proxies. A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors of Community Bank to complete, date, sign, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

     Voting of Proxies. You have three choices with regard to the proposal to approve the transaction agreement. By checking the appropriate box on the proxy card you may:

•	vote “FOR” the transaction;

•	vote “AGAINST” the transaction; or

•	“ABSTAIN” from voting altogether.

     The transaction cannot be completed unless holders of two-thirds of all outstanding shares, voting either in person or by proxy, vote “FOR” the proposal. If a quorum is present at the meeting, in person or by proxy, your failure to vote, or a vote to “ABSTAIN,” would have the same effect as a vote “AGAINST” the transaction agreement.

     If your shares are held in “street name” by your broker, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. Broker non-votes will have the same effect as a vote “AGAINST” the transaction agreement.

     Each proxy card that is properly executed, received prior to the beginning of the special meeting and not revoked will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted “FOR” the transaction agreement.

     Whether or not you plan to attend Community Bank’s special meeting, you are requested to complete, date, and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

     Revocation of Proxies. If you give an appointment of proxy in the accompanying form, you may revoke that appointment at any time before the actual voting. To revoke the proxy, notify the Secretary of Community Bank in writing, or execute another appointment of proxy bearing a later date and file it with the Secretary. The address for the Secretary of Community Bank is:

Shirley W. Wilmoth, Secretary
The Community Bank
616 South Key Street
Pilot Mountain, North Carolina 27041

     If you return the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and your appointment of proxy will be disregarded.

     If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

     Your death or incapacity will not revoke your proxy unless, before the shares are voted, notice of death or incapacity is filed with the Secretary of Community Bank or other person authorized to tabulate votes.

     Dissenter’s Rights to Appraisal. Under the applicable provisions of North Carolina corporate law, Community Bank’s shareholders will have dissenter’s rights to appraisal with respect to approval of the transaction agreement. See “Dissenters’ Rights of Community Bank Shareholders” on page 61.

Authorization to Vote on Adjournment.

     Unless either the Secretary of Southern Community or Community Bank, as the case may be, is notified otherwise, the proxies solicited by the Boards of Directors of Southern Community and Community Bank allow shareholders to either grant or withhold authority from the persons named as proxies to vote on an adjournment or adjournments of the special meetings. Adjournment could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. However, proxies voted against the transaction agreement will not be used to adjourn the special meetings. Neither corporation has any plans to adjourn its special meeting at this time, but each intends to do so, if needed, to promote shareholder interests. The Boards of Directors of Community Bank and Southern Community each unanimously recommend that shareholders grant authority to the proxies to vote on adjournment of the special meetings.

Board Recommendation

     The Boards of Directors of Community Bank and Southern Community each unanimously recommend that shareholders grant authority to the proxies to vote “FOR” the transaction agreement.

Expenses of the Special Meetings

     The expense of preparing, printing, and mailing this Joint Proxy Statement/Prospectus will be shared equally by Southern Community and Community Bank. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of Southern Community and Community Bank without additional compensation. Southern Community and Community Bank will each reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the respective beneficial owners of Southern Community’s and Community Bank’s common stock.

PROPOSAL FOR BOTH THE SOUTHERN COMMUNITY SPECIAL MEETING
AND THE COMMUNITY BANK SPECIAL MEETING:
APPROVAL OF THE PURCHASE OF COMMUNITY BANK BY SOUTHERN COMMUNITY

     The following information describes material aspects of the proposed transaction by which Community Bank would become a wholly owned subsidiary of Southern Community pursuant to the terms of the transaction agreement. The transaction agreement is attached as Appendix A and incorporated by reference into this Joint Proxy Statement/Prospectus.

General

     At the effective time of the transaction, pursuant to the terms of the transaction agreement, Community Bank will become a wholly owned subsidiary of Southern Community. The shares of Community Bank’s $2.50 par value common stock issued and outstanding immediately prior to the transaction will be converted into the right to receive an aggregate of 6,391,452 shares of Southern Community common stock and $15,164,000 in cash.

Elections of Transaction Consideration

     The actual number of shares of common stock or amount of cash that each Community Bank shareholder will receive will be adjusted based upon the elections of the other Community Bank shareholders and the average closing price for Southern Community’s common stock during the fifteen consecutive full trading days ending on (and including) the date of final regulatory approval of the transaction. If the elections of Community Bank shareholders are adjusted, then Community Bank shareholders may be required to receive a different mix of cash and stock from that which they elected.

     An election form will be mailed to the shareholders of Community Bank at a reasonable date prior to the estimated closing date of the transaction, but not less than twenty days prior to the proposed closing date. The election form will allow shareholders of Community Bank to elect to receive, in the event the transaction is completed, in exchange for their shares of Community Bank common stock:

•	only shares of Southern Community common stock;

•	only cash; or

•	a combination of Southern Community common stock and cash.

     Shareholders of Community Bank may also indicate that they have no preference with regard to the foregoing and choose not to make an election. To be effective, a properly completed election form must be received by the exchange agent by 5:00 p.m., North Carolina time on January 8, 2004, or such other date as Southern Community and Community Bank mutually agree.

     All elections of Community Bank shareholders are subject to the provisions of the transaction agreement. Shareholder elections will be adjusted pro rata, if necessary, so that an aggregate of 6,391,452 shares of Southern Community common stock and $15,164,000 in cash are exchanged for all of the common stock of Community Bank. If the elections of Community Bank shareholders are adjusted, then some or all Community Bank shareholders may be required to receive a different mix of cash and stock from that which they elected.

Fixed Amount of Cash and Stock

     The transaction agreement provides that, subject to adjustment for the exercise of any outstanding stock options, an aggregate of 6,391,452 shares of Southern Community common stock and $15,164,000 in cash will be exchanged for all of shares of Community Bank common stock issued and outstanding on the date of the transaction and contains allocation and proration procedures to accomplish this result. We are not making any recommendation as to whether Community Bank shareholders should elect to receive only cash; or only Southern Community common stock; or a combination of cash and Southern Community common stock in the transaction. Each Community Bank shareholder must make his or her own decision with respect to the election.

     The per share consideration will be the sum of $9.49 plus 4.0 times the average price of Southern Community common stock during a period of time shortly before closing, which is subject to adjustment for the exercise of any outstanding Community stock options. At time of announcement of the transaction, the per share value was $47.45 based on an average price of $9.49 for Southern Community common stock.

     The actual number of shares of Southern Community common stock or the amount of cash that each Community Bank shareholder will receive will be adjusted based upon the average closing price for Southern Community common stock during the fifteen consecutive full trading days ending on (and including) the date of final regulatory approval of the transaction. The transaction agreement describes the procedures to be followed to allocate the cash and Southern Community common stock to Community Bank shareholders. A summary of these procedures follows:

•	Community Bank shareholders who make valid elections will be given priority in the allocation of Southern Community common stock and cash.

•	Based upon the average closing price for Southern Community common stock described above, a total aggregate transaction value will be established for the allocation. (The total aggregate transaction value equals $15,164,000 plus the average closing price of Southern Community common stock times 6,391,452, subject to adjustment for the exercise of any outstanding stock options.)

•	The total aggregate value will be divided by the number of shares of Community Bank outstanding at the effective date of the transaction to arrive at a per share transaction value.

•	Shareholders who elect cash will receive the per share transaction value in cash times the number of Community Bank shares exchanged, up to an aggregate maximum of $15,164,000, subject to adjustment for the exercise of any outstanding stock options. If total cash elections by all Community Bank shareholders exceed $15,164,000, each cash election will be reduced proportionately, and these shareholders will receive an amount of Southern Community common stock that equals the reduction (less any fractional shares, which will be paid in cash).

•	Shareholders who elect Southern Community common stock will receive a number of shares of Southern Community common stock equal to the number of Community Bank shares exchanged times the per share transaction value (less any fractional shares, which will be paid in cash) up to a aggregate maximum of 6,391,452 shares of Southern Community common stock, subject to adjustment for the exercise of any outstanding stock options. If common stock elections by all Community Bank shareholders exceed 6,391,452 shares of Southern Community common stock, each common stock election will be reduced proportionately, and these shareholders will receive the difference in cash.

•	Community Bank shareholders who make no election will be allocated either Southern Community common stock or cash as necessary to ensure that an aggregate of 6,391,452 shares of Southern Community common stock and $15,164,000 in cash is distributed to all Community Bank shareholders, subject to adjustment for the exercise of any outstanding stock options.

•	No guarantee can be made that any individual Community Bank shareholder will receive precisely what they request. As a result of the allocation procedures and other limitations described in this Joint Proxy Statement/Prospectus and in the transaction agreement, Community Bank shareholders may be required to receive some Southern Community common stock and some cash.

     The following table represents the per share transaction value at various prices of Southern Community common stock based on the number of shares of Community Bank outstanding on the date of the transaction agreement. If you receive some or all of your consideration in cash, you will be paid the amount in column B for each of your shares of Community Bank common stock to be converted into cash based on the average price of Southern Community common stock in column A. If you receive some or all of your consideration in stock, you will exchange each of your shares of Community Bank common stock to be converted into stock for the number of shares of Southern Community common stock in column C based on the average price of Southern Community common stock in column A.

A	B	C
Southern Community	Community Bank	Exchange ratio per
Average closing price	Per share transaction value	Community Bank Share

$11.39	$55.05	4.8332
10.91	53.13	4.8698
10.44	51.25	4.9090
9.96	49.33	4.9528
9.49	47.45	5.0000
9.02	45.57	5.0521
8.54	43.65	5.1112
8.07	41.77	5.1760
7.59	39.85	5.2503

     On the date of mailing of this Joint Proxy Statement/Prospectus, the per share transaction value for Southern Community common stock based on the number of shares of Community Bank outstanding on the date of the transaction agreement and using the 15 trading days ending October 17, 2003, would have been $50.09 which would represent an exchange ratio of 4.9350 shares of Southern Community common stock for each share of Community Bank common stock.

Election Procedures; Surrender of Stock Certificates

     An election form will be sent to Community Bank shareholders shortly before the proposed closing date of the transaction. Each election form entitles Community Bank shareholders to elect to receive: all cash; or all Southern Community common stock; or a combination of cash and Southern Community common stock.

     To make an effective election, you must submit a properly completed election form in the return envelope mailed with it to First-Citizens Bank & Trust Company, which will be acting as the exchange agent, on or before the election deadline of 5:00 p.m., North Carolina time, on January 8, 2004. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the transaction is not approved or the transaction agreement is otherwise terminated. Community Bank shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Community Bank stock designated as non-election shares.

     The exchange agent will allocate cash and Southern Community common stock among the Community Bank shareholders according to the allocation procedures described above.

     After the completion of the transaction, a letter of transmittal, together with a return envelope will be mailed to Community Bank shareholders. The letter of transmittal will include instructions for the surrender and exchange of certificates representing Community Bank common stock for the transaction consideration. A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates representing all shares of Community Bank common stock or an appropriate guarantee of delivery of the certificates.

     Until you surrender your Community Bank stock certificates for exchange after completion of the transaction, you will not be paid dividends or other distributions declared after the transaction with respect to any Southern Community common stock into which your Community Bank shares have been converted. When you surrender your Community Bank stock certificates, Southern Community will pay any unpaid dividends or other distributions, without interest. After the completion of the transaction, there will be no further transfers of Community Bank common stock. Community Bank stock certificates presented for transfer after the completion of the transaction will be canceled and exchanged for the transaction consideration.

     No fractional shares of Southern Community common stock will be issued to any holder of Community Bank common stock upon consummation of the transaction. For each fractional share that would otherwise be issued, Southern Community will pay cash in an amount equal to the holder’s fractional interest multiplied by the average market price per share of Southern Community stock used to calculate the allocations of cash and common stock. No interest will be paid or accrued on cash payable to holders of Community Bank common stock in lieu of fractional shares. No shareholder of Community Bank will be entitled to dividends, voting rights or any other rights as a shareholder of Southern Community in respect of any fractional shares.

     None of Southern Community, Community Bank, or any other person will be liable to any former holder of Community Bank common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Community Bank common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the transaction agreement upon compliance by the holder of Community Bank common stock with the conditions reasonably imposed by the exchange agent of Southern Community. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and Southern Community.

Background of the Transaction

     On August 29, 2002, Mr. F. Scott Bauer, President of Southern Community met with Mr. James O. Frye, President of Community Bank. Messrs. Bauer and Frye were familiar with each other and somewhat familiar with each other’s institutions. At that meeting, the two Presidents discussed the future prospects of their respective banks. At its conclusion, Mr. Bauer expressed his belief that a combination of the two banks would be beneficial to both institutions and their shareholders. Mr. Bauer pointed out the greater liquidity in Southern Community’s stock, the proximity of their markets, and the desire of Southern Community to expand in the direction of Community Bank’s markets at some point in the future. Mr. Bauer also noted that shareholders of Community Bank, by joining Southern Community in its first acquisition, would be benefited by Southern Community’s future growth.

     On October 10, 2002, the two Presidents had a second meeting at which Mr. Bauer shared some financial calculations prepared by Southern Community indicating the financial impact of a combination of the two institutions. After a discussion of non-financial issues, Mr. Frye requested further information.

     In November 2002, Southern Community contacted its financial advisor, Ryan Beck & Co., Inc., to prepare more formal financial calculations and a proposed term sheet for a possible combination of the two institutions. On December 10, 2002, Mr. Bauer met with Mr. Frye to deliver and explain the terms of the proposed term sheet. Mr. Frye discussed certain improvements to the term sheet and indicated that he would need to consider the matter further. After discussions with Ryan Beck, Southern Community provided an amended term sheet to Community Bank on December 12, 2002.

     In January 2003, Community Bank communicated certain further improvements in the term sheet to Southern Community. On January 14, 2003, Mr. Bauer, Mr. Richard Cobb, Chief Financial Officer of Southern Community, and Mr. Chris Gastelu of Ryan Beck met with Mr. Frye and Ms. Merle Andrews, a director and Chief Financial Officer of Community Bank, to deliver and explain the terms of the revised term sheet that was approved by the Southern Community Executive Committee. Mr. Frye agreed to submit the revised term sheet to his Board of Directors for consideration.

     On March 10, 2003, Community Bank responded with a letter that included a number of additional considerations that it wanted Southern Community to make a part of its proposal, including a change in the financial terms, and an invitation for Southern Community’s officers to meet with its Board. The letter was discussed at the March 12, 2003 meeting of the Southern Community Executive Committee. At the April 10, 2003 Board meeting of Community Bank, Southern Community’s officers made a presentation of the Southern Community proposal and responded to a number of questions from the Community Bank Board members. Following this meeting, the Board asked its management to formally engage Scott & Stringfellow, Richmond, Virginia, to assist it in the analysis and evaluation of the proposal and to act as its financial advisor in connection with any further discussions with Southern Community. Community Bank subsequently engaged Scott & Stringfellow as its financial advisor to review the amended term sheet and assist in the negotiations with Southern Community.

     On April 24, 2003, Mr. Bauer met with Mr. Frye and Ms. Merle Andrews, a Board member and the Chief Financial Officer of Community Bank to discuss the proposed transaction in more detail. This meeting was followed by a number of conversations and discussions between the parties and their financial advisors leading up to a final meeting of the parties, their financial advisors and attorneys in Winston-Salem on June 18, 2003. At this meeting, the parties arrived at final terms for the proposed transaction.

     On June 24, 2003, the Board of Directors of Southern Community and on June 29, 2003, the Board of Directors of Community Bank authorized the conduct of mutual due diligence investigations and the drafting of a definitive agreement for the transaction. During July, the parties and their advisors conducted mutual due diligence investigations and negotiated the terms of a definitive agreement. On July 22, 2003, Mr. Bauer and Mr. Frye met for a final discussion of all remaining terms. The definitive agreement was presented to both Boards in separate special called meetings on July 29, 2003 at which the results of due diligence were discussed, a final analysis of the financial terms was provided by the respective party’s financial advisor, and the terms of the definitive agreement were reviewed by the respective party’s legal counsel. The definitive agreement was unanimously approved by both Boards and their respective officers were authorized to execute the definitive agreement. The definitive agreement was executed and the transaction was publicly announced on July 30, 2003.

Community Bank’s Reasons for the Transaction

     Community Bank’s Board of Directors believes that the transaction will enable Community Bank’s shareholders to realize significantly increased value when compared to the value of Community Bank common stock if the transaction does not occur.

     In reaching its determination that the transaction agreement is fair to, and in the best interests of, Community Bank and its shareholders, the Community Bank Board considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

•	the Community Bank Board’s familiarity with and review of Southern Community’s business, financial condition, results of operations, and prospects, including, but not limited to, its potential growth, development, productivity and profitability;

the Community Bank Board believed that Southern Community’s business and potential for growth was complimentary to both Community Bank’s short-term and long-term objectives;

•	the Southern Community offer, which includes five seats on Southern Community’s Board for Community Bank’s directors and two Board seats on the Board of Southern Community Bank and Trust for Community Bank directors;

seats on the Boards of Directors of Southern Community and its subsidiary bank, Southern Community Bank and Trust, would allow the directors of Community Bank to remain actively involved in the ongoing operations of the resulting entity;

•	the anticipated tax-free exchange of Community Bank’s common stock for Southern Community common stock in the transaction (see the subheading “-Federal Income Tax Consequences”);

this was a significant benefit to shareholders of Community Bank;

•	the current and prospective environment in which Community Bank operates, including national, state and local economic conditions, Community Bank’s competitive environment, the trend toward consolidation in the financial services industry in general and among financial institutions in North Carolina and the likely effect of the foregoing factors on Community Bank’s potential growth, development, productivity and profitability;

the Community Bank Board recognized the need to expand into new regional markets as a result of changes in both the regional and national economies;

•	the business, financial condition, results of operations and market valuations of Southern Community and the opportunity for Community Bank shareholders to participate in and contribute to any further growth of Southern Community by obtaining Southern Community common stock in the transaction;

the synergies created by the transaction would allow the resulting entity to continue its growth in North Carolina, in furtherance of Community Bank’s long-term goals. The structure of the transaction would allow Community Bank’s current shareholders to continue to participate in the anticipated growth of the resulting entity;

•	an in-depth due diligence review of Southern Community’s operations, financial records, capital position and legal matters conducted by representatives of Community Bank;

as with other factors, the Board believed that such review supported their belief that Southern Community had the resources to allow the resulting entity to expand its market share within western North Carolina and the Piedmont Triad while continuing to provide a high level of customer service;

•	a comparison of products and services provided by Community Bank and Southern Community, as well as the costs associated with and relative level of resources available to Community Bank and Southern Community, respectively, to maintain and provide future enhancements to, and develop new products and services within their markets;

the Community Bank Board believed that the transaction would be beneficial to customers of the combined entity, given that the economies of scale anticipated as a result of the transaction should allow the combined entity to offer more services to customers as well as give Community Bank customers easier access to service with the additional eight branches Southern Community operates and the additional products and services that Southern Community offers;

•	Southern Community’s treatment of Community Bank’s employees;

given that there is only minor overlap between the markets of Community Bank and Southern Community, the Community Bank Board believed that few, if any, employees would be relocated or terminated as a result of the transaction. Furthermore, Southern Community agreed that no Community Bank employees will be terminated as a result of the transaction during the first year following the transaction and that any former Community Bank employees severed without cause after this one year period would receive four weeks of severance pay for each year of service to Community Bank. Community Bank employees will also be fully eligible to participate in Southern Community benefit plans following the transaction;

•	there is a liquid trading market for Southern Community common stock;

Southern Community’s common stock is listed on the Nasdaq National Market and has an average trading volume of approximately 4,500 shares per day;

•	Southern Community has agreed to begin an annual cash dividend for holders of its common stock of not less than $0.11 per share;

assuming that 75% of the directors of Southern Community agree that it is in the best interests of Southern Community, and assuming that the financial condition of Southern Community allows it, the Board of Southern Community has agreed to institute an annual cash dividend of not less than $0.11 per share, upon completion of the transaction

•	the transaction consideration represented a premium of 53.1% over the one day prior market value of Community Bank’s common stock at the time the transaction agreement was approved;

this factor represented a significant benefit to the Community shareholders; and

•	the presentation by Scott & Stringfellow, Inc. to the Community Bank Board of Directors on July 29, 2003, including the written opinion of Scott & Stringfellow that, as of July 29, 2003, the transaction consideration was fair to the shareholders of Community Bank from a financial point of view;

the Community Bank Board relied on the opinion of Scott & Stringfellow that the transaction consideration is fair, from a financial point of view, to the Community Bank shareholders.

     In addition, the Community Bank Board of Directors is of the opinion that the transaction will result in an entity that has increased financial, managerial, technological and other resources; that will be better able to meet increased competition; and that will be better positioned to profit from the opportunities resulting from the changing legal and regulatory environment facing banks and bank holding companies.

Southern Community’s Reasons for the Transaction

     The Southern Community Board of Directors believes that the transaction is in the best interests of Southern Community and its shareholders because it presents an important opportunity for Southern Community to increase shareholder value through growth by acquiring a financial institution in markets that are logical expansions for Southern Community.

     In reaching its decision to approve the transaction agreement, the Southern Community Board consulted with management of Southern Community, as well as its financial and legal advisors, and considered the following factors:

•	The pro forma and prospective financial impact of the acquisition upon Southern Community which indicated the transaction would be accretive to earnings per share in the first year;

•	The business, operations, financial condition, earnings and prospects of each of Southern Community and Community Bank. In making its determination, the Southern Community Board took into account the results of Southern Community’s due diligence review of Community Bank’s business, which indicated that Southern Community could enhance existing and initiate new banking products that could appeal to a broader customer base;

•	The customer service culture of Community Bank was very similar to that of Southern Community;

•	The markets served by Community Bank are contiguous to the existing markets of Southern Community without any significant overlap resulting in no redundancy in facilities and only minor duplication of personnel;

•	The current and prospective economic and competitive environment facing financial institutions, including Southern Community, which competitive position Southern Community believes could be enhanced by expansion into new and broader economic markets served by Community Bank;

•	The structure of the transaction, the terms of the transaction agreement and that the transaction is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes;

•	The opinion of Ryan Beck to the Southern Community Board that the transaction consideration is fair to the Southern Community shareholders from a financial point of view; and

•	The likelihood of the transaction being approved by the appropriate regulatory authorities.

     This discussion of the information and factors considered by the Southern Community Board includes all material factors considered by the Southern Community Board. In reaching its determination to approve and recommend the transaction, the Southern Community Board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

Recommendation of Community Bank’s Board

     The Board of Directors of Community Bank unanimously approved the transaction agreement and believes that the transaction is fair to, and in the best interests of, Community Bank and its shareholders. Community Bank’s Board of Directors, therefore, recommends that the holders of Community Bank’s common stock vote “FOR” approval of the transaction agreement and the merger that it contemplates. In making its recommendation, the Board of Directors of Community Bank has considered, among other things, the opinion of Scott & Stringfellow that Southern Community’s proposal is fair to Community Bank’s shareholders from a financial point of view. See “Opinion of Community Bank’s Financial Advisor” below.

Recommendation of Southern Community’s Board

     The Board of Directors of Southern Community unanimously approved the transaction agreement and believes that the transaction is fair to, and in the best interests of, Southern Community and its shareholders. Southern Community’s Board of Directors, therefore, recommends that the holders of Southern Community’s common stock vote “FOR” approval of the transaction agreement and the merger that it contemplates. In making its recommendation, the Board of Directors of Southern Community has considered, among other things, the opinion of Ryan Beck that the transaction is fair to Southern Community’s shareholders from a financial point of view. See “Opinion of Southern Community’s Financial Advisor” below.

Opinion of Community Bank’s Financial Advisor

     Community Bank engaged Scott & Stringfellow, Inc. (“Scott & Stringfellow”) to act as its exclusive financial advisor in connection with the transaction on May 5, 2003. Scott & Stringfellow agreed to assist Community Bank in analyzing and effecting a transaction with Southern Community. As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of banks, bank holding companies, savings & loan associations, savings banks, savings & loan holding companies and other financial businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Community Bank selected Scott & Stringfellow based on Scott & Stringfellow’s qualifications, expertise and reputation, as well as its substantial experience in transactions similar to the transaction and because Scott & Stringfellow is familiar with Community Bank and its business.

     On July 29, 2003, Community Bank’s Board held a meeting to evaluate the proposed transaction with Southern Community. At this meeting, Scott & Stringfellow reviewed the financial aspects of the proposed transaction and rendered a written opinion that, as of that date, the consideration in the transaction was fair to Community Bank and its shareholders from a financial point of view.

     The full text of Scott & Stringfellow’s written opinion, dated October 21, 2003 is attached as Appendix C to this document and is incorporated herein by reference. Community Bank’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Scott & Stringfellow.

     Scott & Stringfellow’s opinion is directed to the Board of Community Bank and addresses only the fairness, from a financial point of view, of the consideration to be received by Community Bank’s shareholders, and it is not a recommendation on the amount of consideration being paid by Southern Community. Further, the Scott & Stringfellow opinion does not address the underlying business decision to proceed with the transaction and does not constitute a recommendation to any Community Bank shareholder as to how the shareholder should vote at the Community Bank Special Meeting on the transaction or any related matter. Moreover, no limitations were imposed by the Board of Community Bank upon Scott & Stringfellow with respect to the investigation made or procedures followed by it in arriving at its opinion.

In arriving at its opinion, Scott & Stringfellow, among other things:

•	reviewed the transaction agreement;

•	reviewed the Joint Proxy Statement/Prospectus;

•	reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years in the five year period ended December 31, 2002 of Community Bank;

•	reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years in the five year period ended December 31, 2002 of Southern Community;

•	reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Community Bank and certain other communications from Community Bank to its shareholders;

•	reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Southern Community and certain other communications from Southern Community to its shareholders;

•	reviewed certain internal financial statements and other financial information concerning the businesses and operations of Community Bank and Southern Community, including financial forecasts and profit plans for each company, prepared by the management of Community Bank and Southern Community, respectfully;

•	held discussions with members of senior management of Community Bank and Southern Community regarding historical and current business operations, regulatory relationships, financial condition and future prospects of the respective companies;

•	reviewed market prices, valuation multiples, publicly reported financial condition and results of operations for Southern Community and compared them with those of certain publicly traded companies that Scott & Stringfellow deemed to be relevant;

•	reviewed publicly reported financial conditions and results of operations for Community Bank and compared them with those of certain other commercial banking companies that Scott & Stringfellow deemed to be relevant;

•	compared the proposed financial terms of this transaction with the financial terms of certain other commercial banking transactions that Scott & Stringfellow deemed to be relevant; and

•	performed other studies, analyses, inquires and examinations as Scott & Stringfellow deemed appropriate in order to enable it to render its opinion.

     In conducting its review and rendering its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Scott & Stringfellow or that was discussed with, or reviewed by or for Scott & Stringfellow, or that was publicly available. Scott & Stringfellow did not attempt or assume any responsibility to verify such information independently. With respect to the Community Bank projections, Scott & Stringfellow assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Community Bank’s management as to the future performance of Community Bank. With respect to the Southern Community projections, Scott & Stringfellow assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Southern Community as to the future performance of Southern Community and that Southern Community will perform substantially in accordance with these projections. Scott & Stringfellow assumed, without independent verification, that the aggregate allowances for loan and lease losses for Community Bank and Southern Community are adequate to cover those losses. Scott & Stringfellow did not make or obtain any evaluations or appraisals of any assets or liabilities of Community Bank or Southern Community, and Scott & Stringfellow did not examine any books and records or review individual credit files.

     The projections furnished to Scott & Stringfellow and used by it in certain of its analyses were prepared by Community Bank’s senior management. Community Bank does not publicly disclose internal management projections of the type provided to Scott & Stringfellow in connection with its review of the transaction. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

     For purposes of rendering its opinion, Scott & Stringfellow assumed that, in all respects material to its analyses:

•	the transaction will be completed substantially in accordance with the terms set forth in the transaction agreement;

•	the representations and warranties of each party in the transaction agreement and in all related documents and instruments referred to in the transaction agreement are true and correct;

•	each party to the transaction agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the transaction will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the transaction, including the cost savings, revenue enhancements and related expenses expected to result from the transaction.

     Scott & Stringfellow further assumed that the transaction will be accounted for as a purchase transaction under generally accepted accounting principles. Scott & Stringfellow’s opinion is not an expression of an opinion as to the prices at which shares of Community Bank’s common stock or shares of Southern Community’s common stock will trade following the announcement of the transaction or the actual value of the shares of common stock of the combined company when issued pursuant to the transaction, or the prices at which the shares of common stock of the combined company will trade following the completion of the transaction.

     In performing its analyses, Scott & Stringfellow made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Scott & Stringfellow, Community Bank and Southern Community. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Scott & Stringfellow opinion was among several factors taken into consideration by Community Bank’s Board in making its determination to approve the transaction agreement and the transaction. Consequently, the analyses described below should not be viewed as determinative of the decision of the Community Bank Board or management of Community Bank with respect to the fairness of the consideration.

     The following is a summary of the material analyses presented by Scott & Stringfellow to Community Bank’s Board on July 29, 2003 in connection with its July 29, 2003 written opinion. The summary is not a complete description of the analyses underlying the Scott & Stringfellow opinion or the presentation made by Scott & Stringfellow to Community Bank’s Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Scott & Stringfellow did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Scott & Stringfellow believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     Transaction Summary: Scott & Stringfellow calculated the transaction consideration to be paid as a multiple of Community Bank’s book value per share, total assets, deposits, last twelve months’ earnings and as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate transaction consideration and Community Bank’s tangible equity divided by total domestic, non-brokered deposits less time deposit accounts greater than $100,000. The transaction consideration was based on a deal value of $76.4 million for 100% of Community Bank’s shares. Based on these assumptions and subject to the pricing formulas contained in the transaction agreement, this analysis indicated that Community Bank shareholders would receive Southern Community stock worth $47.45 or a combination of Southern Community stock and cash worth $47.45 for each share of Community Bank common stock held, and that this amount would represent 296.9% of Community Bank’s book value per share, 31.6% of Community Bank’s total assets, 38.1% of Community Bank’s deposits, a core deposit premium of 31.4% and a multiple of price to latest twelve months’ earnings of 18.3 times. These results were based on Community Bank’s stated book value per share, core deposits and latest twelve months earnings as of June 30, 2003 of $15.98, $162.4 million and $4.1 million, respectively.

     Selected Transaction Analysis: Scott & Stringfellow reviewed certain financial data related to a set of comparable regional bank transactions announced during the twelve months ended June 25, 2003 with target asset size between $125 million and $500 million (18 transactions).

     Scott & Stringfellow compared multiples of price to various factors for the Southern Community-Community Bank transaction to the same multiples for the comparable group’s transactions at the time those transactions were announced. The results were as follows:

     Comparable Transactions:

							Southern Community /
	Median		Low		High		Community Bank Merger

Price / Stated Book Value	205.6%		97.2%		297.3%		296.9%
Core Deposit Premium	16.0%		10.5%		30.5%		31.4%
Price / Latest Twelve Months’ Earnings	22.7	x	13.7	x	42.9	x	18.3	x
Price / Total Assets	19.8%		3.8%		31.7%		31.6%
Price / Total Deposits	23.1%		4.2%		39.5%		38.1%

Scott & Stringfellow also analyzed certain financial data for the period ended June 30, 2003 for Community Bank and the reporting period prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

     Comparable Targets:

	Median	Low	High	Community Bank

Equity / Assets	8.82%	3.93%	14.31%	10.56%
Non-Performing Assets / Assets	0.54%	0.03%	8.49%	0.08%
Return on Average Assets (Latest Twelve Months)	1.01%	0.45%	2.07%	1.75%
Return on Average Equity (Latest Twelve Months)	11.39%	4.86%	18.84%	17.30%
Efficiency Ratio (Latest Twelve Months)	65.02%	36.44%	78.81%	46.67%

No company or transaction used as a comparison in the above analysis is identical to Southern Community, Community Bank or the transaction. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

     Premiums Paid Analysis: Scott & Stringfellow reviewed data from 41 acquisitions of southeastern financial institutions, in which 100% of the target was acquired, occurring since January 1, 2001 and with transaction equity up to $3.4 billion. Specifically, Scott & Stringfellow analyzed the acquisition price per share as a premium to the closing share price one day, five days and thirty days prior to the announcement of the transaction, for all 41 transactions. Scott & Stringfellow compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the transaction based on Community Bank’s stock prices one day, five days and thirty days prior to July 29, 2003.

Information regarding the premiums from Scott & Stringfellow’s analysis of selected transactions is set forth in the following table:

				Southern Community /
	Median	Low	High	Community Bank Merger

1 Day Prior	32.3%	1.9%	96.9%	53.1%
5 Days Prior	34.7%	6.3%	96.9%	43.8%
30 Days Prior	38.0%	3.5%	109.4%	60.8%

     Discounted Cash Flow Analysis: Using a discounted cash flow analysis, Scott & Stringfellow estimated the present value of the future stream of dividends that Community Bank could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management. Scott & Stringfellow then estimated the terminal values for Community Bank stock at the end of the period by applying multiples ranging from 15.0x to 19.0x projected earnings in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 12.5% to 14.5%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Community Bank common stock. This discounted dividend analysis indicated reference ranges of between $32.28 and $43.92 per share of Community Bank common stock. These values compare to the consideration offered by Southern Community to Community Bank in the transaction of $47.45 per share of Community Bank common stock.

     Selected Peer Group Analysis: Scott & Stringfellow compared the financial performance and market performance of Southern Community to those of a group of comparable holding companies. The comparisons were based on:

•	various financial measures including:

	•	earnings performance;

	•	operating efficiency;

	•	capital; and

	•	asset quality; and

•	various measures of market performance including:

	•	price to book value;

	•	price to earnings; and

	•	dividend yield.

To perform this analysis, Scott & Stringfellow used the financial information as of and for the twelve months ended March 31, 2003 and market price information as of July 28, 2003. The 19 companies in the peer group are listed below:

Institution	Ticker	Institution	Ticker

First Bancorp	FSBC	Resource Bankshares Corporation	RBKV
Union Bankshares Corporation	UBSH	Virginia Commerce Bancorp, Inc.	VCBI
Virginia Financial Group, Inc.	VFGI	Community Bank of Northern Virginia	CBNV
Southern Financial Bancorp, Inc.	SFFB	National Bankshares, Incorporated	NKSH
FNB Corporation	FNBP	Peoples Bancorp of North Carolina, Inc.	PEBK
LSB Bancshares, Inc.	LXBK	Yadkin Valley Bank and Trust Company	YAVY
Capital Bank Corporation	CBKN	First South Bancorp, Inc.	FSBK
FNB Corp.	FNBN	American National Bankshares Inc.	AMNB
Bank of Granite Corporation	GRAN	Old Point Financial Corporation	OPOF
FNB Financial Services Corporation	FNBF

Scott & Stringfellow has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

Scott & Stringfellow’s analysis showed the following concerning Southern Community’s financial performance and as it compares to the peer group:

     Selected Peer Group:

				Southern
	Median	Low	High	Community

Return on Average Assets (GAAP)	1.29%	0.47%	2.12%	0.62%
Return on Average Equity (GAAP)	12.84%	5.23%	24.02%	8.00%
Net Interest Margin	4.30%	3.02%	5.50%	3.42%
Efficiency Ratio	58.15%	42.50%	72.14%	67.73%
Leverage Ratio (Tier 1 Capital/Avg. Tangible Assets)	9.34%	6.72%	16.20%	9.62%
Equity / Assets	8.16%	6.38%	16.78%	6.75%
Loans / Deposits	85.54%	66.06%	98.53%	93.23%
Non-Performing Assets / Assets	0.38%	0.09%	1.74%	0.24%
Loan Loss Reserve / Non-Performing Assets	244.17%	65.91%	726.50%	385.52%
Loan Loss Reserve / Total Loans	1.31%	1.01%	1.71%	1.45%

Scott & Stringfellow’s analysis showed the following concerning Southern Community’s market performance and as it compares to the peer group:

     Selected Peer Group:

							Southern
	Median		Low		High		Community

Price / Stated Book Value Per Share	190.82%		114.85%		353.98%		178.46%
Price / Tangible Book Value Per Share	208.57%		127.44%		353.98%		178.46%
Price / LTM GAAP Estimated Earnings Per Share	16.11	x	12.43	x	27.36	x	23.54	x
Price / 2003 GAAP Estimated Earnings Per Share	15.66	x	13.24	x	21.63	x	22.44	x
Price / 2004 GAAP Estimated Earnings Per Share	14.45	x	12.00	x	19.74	x	15.82	x
Dividend Yield	2.29%		0.00%		3.46%		0.00%

Scott & Stringfellow also compared the financial performance of the Community Bank to that of a group of comparable banks. The comparisons were based on various financial measures including:

•	earnings performance;

•	operating efficiency;

•	capital; and

•	asset quality.

To perform this analysis, Scott & Stringfellow used the financial information as of and for the twelve months ended March 31, 2003. The 15 companies in the peer group included select banks in the Southeastern United States with assets between $150 million and $500 million. Scott & Stringfellow has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

Scott & Stringfellow’s analysis showed the following concerning Community Bank’s financial performance:

     Selected Peer Group:

				Community
	Median	Low	High	Bank

Return on Average Assets (GAAP)	1.15%	1.00%	2.02%	1.75%
Return on Average Equity (GAAP)	13.64%	10.11%	24.93%	17.30%
Net Interest Margin	4.23%	3.64%	5.04%	5.11%
Efficiency Ratio	61.17%	56.40%	69.64%	46.67%
Leverage Ratio (Tier 1 Capital/Avg. Tangible Assets)	9.15%	7.20%	10.68%	10.50%
Equity / Assets	8.71%	5.42%	11.64%	10.56%
Loans / Deposits	80.64%	32.81%	101.95%	78.61%
Non-Performing Assets / Assets	0.18%	0.00%	0.55%	0.08%
Loan Loss Reserve / Non-Performing Assets	345.15%	154.65%	614.72%	NM
Loan Loss Reserve / Total Loans	1.30%	1.00%	1.80%	3.16%

     Contribution Analysis: Scott & Stringfellow analyzed the relative contribution of each of Community Bank and Southern Community to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity, latest twelve months’ earnings and estimated 2003 and 2004 earnings. This analysis excluded any purchase accounting adjustments. The pro forma ownership analysis assumed 100% of the aggregate deal value is in the form of Southern Community stock and was based on Southern Community’s average closing price of $9.49 on July 28, 2003. The results of Scott & Stringfellow’s analysis are set forth in the following table:

	Southern	Community
Category	Community	Bank

Assets	75.0%	25.0%
Gross Loans	74.9%	25.1%
Deposits	71.6%	28.4%
Equity	65.7%	34.3%
Tangible Equity	65.7%	34.3%
Latest Twelve Months’ Earnings (GAAP)	45.6%	54.4%
2003 Estimated Earnings (GAAP)	52.3%	47.7%
2004 Estimated Earnings (GAAP)	58.2%	41.8%
Estimated Pro Forma Ownership	63.0%	37.0%

     Financial Impact Analysis: Scott & Stringfellow performed pro forma transaction analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the transaction would have on certain projected financial results of the pro forma company. This analysis indicated that the transaction is expected to be accretive to Southern Community’s estimated GAAP and cash earnings per share in 2004 and 2005. This analysis was based on Southern Community management’s forecasted 2004 and 2005 earnings estimates and estimated cost savings equal to 15.0% of Community Bank’s projected non-interest expenses. Community Bank’s 2004 and 2005 earnings were projected by Community Bank management. For all of the above analyses, the actual results achieved by the pro forma company following the transaction will vary from the projected results and the variations may be material.

     Other Analyses: Scott & Stringfellow reviewed the relative financial and market performance of Southern Community and Community Bank to a variety of relevant industry peer groups and indices. Scott & Stringfellow also reviewed management’s earnings estimates, historical stock performance and stock liquidity for Southern Community.

     The Community Bank Board retained Scott & Stringfellow as an independent contractor to act as financial advisor to its Board regarding the transaction with Southern Community. As specialists in the securities of banking companies, Scott & Stringfellow has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Scott & Stringfellow may, from time to time, purchase securities from, and sell securities to, Community Bank and Southern Community. As a market maker in securities, Scott & Stringfellow may from time to time have a long or short position in, and buy or sell, debt or equity securities of Community Bank and Southern Community for Scott & Stringfellow’s own account and for the accounts of its customers.

     Community Bank and Scott & Stringfellow have entered into an agreement relating to the services to be provided by Scott & Stringfellow in connection with the transaction. Community Bank has agreed to pay Scott & Stringfellow at the time of closing a cash fee equal to $200,000, net of any retainer or other milestone amounts previously paid for services provided. Pursuant to the Scott & Stringfellow engagement agreement, Community Bank also agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

     The written opinion of Scott & Stringfellow to Community Bank is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The description of the Community Bank fairness opinion is qualified in its entirety by reference to Appendix C. Community Bank shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Scott & Stringfellow in connection with rendering its opinion.

Opinion of Southern Community’s Financial Advisor

     Ryan Beck began working with Southern Community in September 2002, and on April 24, 2003, Southern Community formally retained Ryan Beck to act as its financial advisor with respect to its potential acquisition of Community Bank. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the banking market in which Southern Community and Community Bank operate and banking organizations within this market, and was selected by Southern Community because of Ryan Beck’s knowledge of, experience with, and reputation in the financial services industry.

     In its capacity as Southern Community’s investment banker and financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the transaction. Ryan Beck rendered a written opinion to Southern Community’s board on July 29, 2003 and reconfirmed that opinion in writing as of October 20, 2003 (a copy of which is attached as Appendix D), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration offered to Community Bank shareholders is fair to Southern Community’s shareholders from a financial point of view. No limitations were imposed by the Southern Community board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

     The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Appendix D to this Proxy Statement/Prospectus. Shareholders of Southern Community are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration offered to Community Bank shareholders and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Meeting. We have not considered, nor are we expressing any opinion herein with respect to, the price at which Southern Community Common Stock will trade following the consummation of the transaction. The summary of the Ryan Beck opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinions, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     In connection with its opinion and update, Ryan Beck reviewed the following documents:

•	The transaction agreement and related documents;

•	This Proxy Statement/Prospectus;

•	Southern Community’s Annual Report on Form 10-K for the years ended December 31, 2002, 2001 and 2000;

•	Southern Community’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2003, March 31, 2003, September 30, 2002 and June 30, 2002;

•	Southern Community’s Proxy Statement dated March 18, 2003 related to its 2003 annual meeting;

•	Community Bank’s Annual Reports on Form 10-K for the years ended December 31, 2002, 2001 and 2000;

•	Community Bank’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2003, March 31, 2003, September 30, 2002 and June 30, 2002;

•	Community Bank’s Proxy Statement dated February 24, 2003 related to its 2003 annual meeting;

•	Certain operating and financial information provided to Ryan Beck by the managements of Southern Community and Community Bank relating to their business and future prospects;

•	The historical stock prices and trading volumes of Southern Community’s common stock;

•	The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Southern Community;

•	The historical stock prices and trading volumes of Community Bank’s common stock;

•	The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Community Bank; and

•	The terms of recent acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Community Bank.

     Additionally, Ryan Beck:

•	Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate to enable it to render its opinion;

•	Analyzed Southern Community’s ability to consummate the transaction; and

•	Met with certain members of Southern Community’s and Community Bank’s senior management to discuss Southern Community’s and Community Bank’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies which may arise from the transaction.

     In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Southern Community and its subsidiaries, and Community Bank provided to Ryan Beck by Southern Community and Community Bank and their representatives. Ryan Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Southern Community and Community Bank at June 30, 2003, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck reviewed certain operating forecasts and financial projections (and the assumptions and bases therefore) provided by Southern Community and Community Bank. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to such forecasts and projections, which in Ryan Beck’s judgment were appropriate under the circumstances. Ryan Beck has also relied, without independent verification, upon the estimates and judgments of the managements of Southern Community and Community Bank as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the transaction. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Southern Community and its respective subsidiaries or Community Bank, nor did Ryan Beck review any loan files of Southern Community or its subsidiaries and Community Bank. Ryan Beck also assumed that the transaction in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Southern Community and Community Bank. Ryan Beck also assumed the transaction would be tax free to holders of Community Bank common stock to the extent they receive Southern Community common stock and to Southern Community and its shareholders.

     The preparation of a fairness opinion on a transaction such as the one between Southern Community and Community Bank involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

     The forecasts and projections furnished to Ryan Beck were prepared by the respective managements of Southern Community and Community Bank without input or guidance by Ryan Beck. Southern Community and Community Bank do not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the transaction. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Southern Community or Community Bank. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

     Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date the opinion was dated. Ryan Beck did not and does not express any opinion as to the price or range of prices at which Southern Community common stock might trade subsequent to the transaction. Events occurring after the date of the opinion could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck does not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

     The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

     Analysis of Selected Publicly Traded Companies: Ryan Beck compared the financial data for Community Bank as of June 30, 2003 to a peer group of ten commercial banks located in the Southeastern region of the United States with assets between $210 million and $250 million for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Community Bank. The following table compares selected statistics of Community Bank for the twelve months ended June 30, 2003 with the median ratios and average ratios for the ten selected commercial banks comprising the peer group:

	Community		Peer		Peer
	Bank		Average		Median

Capitalization
Total Assets (000s)	$241,764		$236,840		$229,971
Total Equity / Assets	10.56%		9.05%		8.90%
Tangible Equity / Tangible Assets	10.56		8.82		8.65
Asset Quality
Non-Performing Loans / Loans	0.00		0.58		0.29
Loan Loss Reserves / NPLs	NM		312.72		218.95
Loan Loss Reserves / NPLs + 90 Days Past Due	2,419.42		644.27		175.66
Loan Loss Reserves / Loans	3.16		1.48		1.39
Non-Performing Assets / Assets	0.08		0.50		0.15
Non-Performing Assets / Equity	0.79		5.69		2.06
Loan & Deposit Composition
Total Loans / Total Assets	65.23		62.49		64.06
1-4 Family Loans / Total Loans	10.14		9.33		8.82
Construction & Developmental Loans / Total Loans	2.41		9.23		8.80
Other Real Estate Loans / Total Loans	34.41		38.02		38.07
Real Estate Loans/Total Loans	78.09		76.32		79.93
Consumer Loans / Total Loans	7.34		5.78		4.91
Commercial Loans / Total Loans	12.09		14.91		15.10
Non-Interest Bearing Deposits/Total Deposits	14.62		15.96		13.20
Time Deposits > $100,000 / Total Deposits	19.36		19.43		14.49
Performance
Return on Average Assets	1.75		0.81		0.84
Return on Average Equity	17.30		8.69		9.01
Net Interest Margin	5.08		3.97		4.03
Yield on Interest Earning Assets	6.86		6.21		6.32
Cost of Interest Bearing Liabilities	2.19		2.70		2.81
Non Interest Income / Average Assets	0.99		0.91		0.73
Non Interest Expense / Average Assets	2.70		2.97		2.98
Efficiency Ratio	46.67		63.95		63.10
Market Statistics
Stock Price at July 24, 2003	31.00
Price / LTM EPS	12.02	x	19.72	x	20.03	x
Price / Book Value	193.99%		154.98%		146.29%
Price / Tangible Book Value	193.99		158.59		152.93
Market Capitalization ($millions)	$49.53		$33.06		$30.51
Dividend Yield	1.61%		0.94%		0.37%

     Ryan Beck noted that the performance of Community Bank as measured by return on average assets and return on average equity was well above that of the peer group median due in part to its efficiency ratio being significantly lower than the peer group median. An additional impetus underlying Community Bank’s profitability can be attributed to their net interest margin that was 105 basis points above the peer group median and non-interest expenses as a percent of average assets being well below the peer group median. Community Bank’s tangible equity to assets ratio was also well above the peer group median at 10.56%. Additionally, Ryan Beck noted that Community Bank’s efficiency ratio was well below that of the peer median. Ryan Beck also noted that Community Bank has exceptional asset quality as they had no non-performing loans and non-performing assets to total assets of only 0.08% at June 30, 2003. Community Bank maintains a significantly greater level of loan loss reserves as a percentage of total loans at 3.16%, more than double that of the peer group median of 1.39%.

     Lastly, Ryan Beck noted that Community Bank was trading at a lower multiple to latest twelve-month earnings but a higher percentage of book value and tangible book value, than its peers. Community Bank’s dividend yield at 1.61% was well above the peer group median of 0.37%.

     Ryan Beck also compared Southern Community’s financial data as of June 30, 2003 with that of a group of fifteen selected commercial banks located in the southeast region of the United States with assets between $600 million and $1.0 billion for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Southern Community. The following table compares selected statistics of Southern Community with the median ratios and average ratios for the fifteen selected commercial banks comprising the peer group:

	Southern	Peer	Peer
	Community	Average	Median

Capitalization
Total Assets (000s)	$726,121	$767,706	$758,733
Total Equity / Assets	6.75%	9.28%	8.57%
Tangible Equity / Tangible Assets	6.75	8.60	7.61
Leverage Ratio	8.56	8.88	8.57
Asset Quality
Non-Performing Loans / Loans	0.23	0.84	0.62
Loan Loss Reserves / NPLs	624.18	240.26	156.27
Loan Loss Reserves / Loans	1.45	1.40	1.32
Non-Performing Assets / Assets	0.24	0.74	0.58
Non-Performing Assets / Equity	3.60	8.83	5.44
Loan & Deposit Composition
Total Loans / Total Assets	64.89	67.77	69.30
1-4 Family Loans / Total Loans	25.56	31.13	29.08
Construction & Developmental Loans / Total Loans	15.29	10.91	10.08
Other Real Estate Loans / Total Loans	32.66	30.52	28.43
Real Estate Loans/Total Loans	76.05	74.80	76.67
Consumer Loans / Total Loans	6.83	8.33	7.61
Commercial Loans / Total Loans	17.05	15.70	13.36
Non-Interest Bearing Deposits/Total Deposits	9.42	12.23	11.37
Time Deposits > $100,000 / Total Deposits	29.24	19.48	17.97
Performance
Return on Average Assets	0.52	1.00	1.03
Return on Average Equity	7.19	11.33	11.94
Net Interest Margin	3.38	3.99	4.17
Non Interest Income / Average Assets	0.88	1.24	1.08
Non Interest Expense/Average Assets	2.68	3.12	3.03

	Southern		Peer		Peer
	Community		Average		Median

Efficiency Ratio	69.75		62.19		62.66
Market Statistics
Stock Price at July 24, 2003	9.30
Price / LTM EPS	22.68	x	17.44	x	16.06	x
Price / Book Value	166.97%		191.34%		191.60%
Price / Tangible Book Value	166.97		207.83		213.97
Market Capitalization ($millions)	$83.52		$139.15		$135.65
Dividend Yield	0.00%		1.89%		2.02%

     Ryan Beck noted that Southern Community’s performance, as measured by return on average assets and return on average equity, was lower than its peer group median due in part to Southern Community’s rapid growth leading to a higher efficiency ratio relative to the peer group. Southern Community’s net interest margin is below the median of its peer group.

     Additionally, Ryan Beck noted that Southern Community has a significantly lower level of non-performing loans measured as a percentage of its total loans compared to the peer group median. Notwithstanding Southern Community’s superior asset quality, they maintain a slightly higher level of loan loss reserves as a percentage of total loans relative to the peer group median. As a percent of non-performing loans, Southern Community’s level of loan loss reserves significantly exceeded the peer group median at 624.18% compared to 156.27% for the peer group.

     Lastly, Ryan Beck noted that Southern Community’s price as a multiple of latest twelve months earnings was well above the peer group median. As a percentage of book value and tangible book value, its price was lower than its peer medians. This is likely due to the market recognizing Southern Community’s capacity for greater future earnings growth than that of the peer group. Southern Community doesn’t currently pay a cash dividend as earnings have been retained to support future growth.

     Analysis of Selected Transactions: Ryan Beck compared Community Bank’s year to date financial data as of June 30, 2003 with that of a group of eight selected transactions announced since January 1, 2001 for which pricing data pertaining to the transactions was publicly available. Ryan Beck deemed these companies generally comparable to Community Bank. The criteria for this group was commercial banks located in the Southeast region of the United States with assets between $200 million and $500 million and a return on equity greater than 15%. The following table compares selected statistics of Community Bank with the median ratios and average ratios for the eight companies with announced transactions:

	Community	Peer Group	Peer Group
	Bank	Average	Median

Total Assets (000’s)	$241,764	$277,876	$263,242
Tangible Equity / Tangible Assets	10.56%	9.31%	9.10%
Return on Average Assets	1.75	1.69	1.62
Return on Average Equity	17.13	18.55	17.80
Non-Performing Assets / Assets	0.08	0.60	0.56
Net Operating Expenses / Assets	1.68	2.49	2.29
Efficiency Ratio	46.98	53.04	53.70

     Assuming a transaction value of $47.45 per share, Ryan Beck calculated the transaction value as a multiple of Community Bank’s June 30, 2003 stated book value, tangible book value, latest twelve months diluted earnings, core deposit premium over tangible equity and premium over the July 24, 2003 stock price as follows:

Percentage of Stated Book Value:	297.0%
Percentage of Tangible Book Value:	297.0%
Multiple of Latest Twelve Months Diluted Earnings:	18.39x
Core Deposit Premium over Tangible Equity:	31.45%
Market Premium:	60.6%

     The average and median pricing ratios for the comparable transactions are illustrated in the chart below:

		Price/
	Price/	Tangible	Price/		Core Deposit
	Book Value	Book Value	LTM Earnings		Premium

Average	283.83%	284.38%	19.75	x	27.24%
Median	268.64	270.49	19.62		28.25

     Ryan Beck then adjusted the peer group statistics to reflect the change in the Nasdaq bank stock index from the date of announcement of each transaction to the closing value of the index on July 24, 2003. The adjusted average and median pricing ratios for the comparable transactions are illustrated in the chart below:

		Price/
	Price/	Tangible	Price/		Core Deposit
	Book Value	Book Value	LTM Earnings		Premium

Average	333.50%	334.18%	23.26	x	32.12%
Median	315.42	317.70	23.02		33.28

     The imputed value of Community Bank per common share, based upon the average and median ratios of the comparable transactions, as adjusted, can be seen in the chart below:

		Price/
	Price/	Tangible	Price/	Core Deposit	Median
	Book Value	Book Value	LTM Earnings	Premium	Value

Average	$53.29	$53.40	$59.46	$48.95	$53.78
Median	$50.40	$50.77	$58.85	$50.14	$52.54

While the value of the transaction at $47.45 is slightly lower than the median imputed values of the adjusted comparable transactions, Ryan Beck noted that Community Bank’s financial performance as measured by its return on average equity is marginally lower than that of the peer group and Community Bank had a higher level of tangible equity as a percent of tangible assets than the peer group and therefore Community Bank would be expected to sell for a slightly lower multiple than that of the comparable companies.

     No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions sections is identical to Community Bank, Southern Community or the transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

     Impact Analysis: Ryan Beck analyzed the transaction in terms of its effect on Southern Community’s projected fiscal years ending December 31, 2004 and 2005 return on equity and return on tangible equity, 2004 and 2005 diluted earnings per share, stated book value and tangible book value, based on Community Bank’s projected 2004 and 2005 earnings. The projected diluted earnings for Southern Community and Community Bank were derived from information provided by the managements of Southern Community and Community Bank. Based upon certain assumptions, including those with respect to cost savings and other synergies from the transaction and the stand-alone diluted earnings projections provided by Southern Community and Community Bank, the analysis showed that the transaction would be accretive to Southern Community’s projected 2004 fiscal year diluted earnings per share by approximately 3.77%, essentially break-even to projected 2005 fiscal year diluted earnings per share, accretive to Southern Community’s stated book value per share by approximately 25.44% and dilutive to Southern Community’s tangible book value by approximately 31.95%. Ryan Beck noted that Southern Community’s projected return on average equity would decrease from 11.11% in 2004 to 8.88%. This is primarily due to increased equity as a result of purchase accounting. Ryan Beck also noted that Southern Community’s projected return on tangible equity would increase from 11.11% in 2004 to 15.82%. These forward-looking projections may be affected by many factors beyond the control of Southern Community or Community Bank, including the future direction of interest rates, economic conditions in the companies’ market place, the actual amount and timing of cost savings achieved through the transaction, the actual level of revenue enhancements brought about through the transaction, future regulatory changes and various other factors. The actual results achieved may vary from the projected results and the variations may be material.

     Discounted Dividend Analysis: Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that Community Bank could produce in perpetuity. Projection ranges for Community Bank’s five-year balance sheet and income statement were provided by Community Bank’s management and based on certain assumed growth rates. Management’s projections were based upon various factors and assumptions, many of which are beyond the control of Community Bank. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. The actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Community Bank values, Ryan Beck utilized the following assumptions: discount rates range from 11% to 13%, terminal price/earnings multiples range from 12x to 14x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Community Bank’s non-interest expense equal to 5.12% in the first year following the transaction, and 15.00% in the second year following the transaction, with 5.00% growth thereafter. The discounted dividend analysis produced the range of net present values per share of Community Bank Common Stock illustrated in the chart below:

		Discount rates:
		11%	12%	13%
Terminal Year	12x	$46.78	$45.23	$43.75
Multiple	13x	$49.27	$47.60	$46.02
Of Earnings	14x	$51.75	$49.98	$48.29

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Community Bank common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

     In connection with Ryan Beck’s updated opinion dated October 20, 2003 and contained as Appendix D to this Joint Proxy Statement/Prospectus, Ryan Beck confirmed the appropriateness of its reliance on the analyses used to render its July 29, 2003 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions upon which the opinion was based.

     With regard to Ryan Beck’s services in connection with the transaction, Southern Community will pay Ryan Beck a fee of $400,000 for financial advisory services including issuing a fairness opinion, of which $150,000 has been paid, an additional $50,000 was payable upon delivery of the fairness opinion included in this Joint Proxy Statement/Prospectus with the remainder due at closing of the transaction. In addition, Southern Community has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel, which shall not exceed $15,000 without the prior consent of Southern Community. Southern Community has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amount of Ryan Beck’s fee was determined by negotiation between Southern Community and Ryan Beck.

     Ryan Beck has had an investment banking relationship with Southern Community including underwriting a convertible trust preferred securities offering in February 2002. Additionally, Ryan Beck will co-manage a proposed $30 million offering of trust preferred securities for Southern Community which is expected to commence in November 2003. Ryan Beck is a market maker in Southern Community common stock and convertible trust preferred securities, and in such capacity, may from time to time hold a long or short position in such securities. Ryan Beck’s research department provides “profile” coverage on Southern Community.

     Ryan Beck has not had an investment banking relationship with Community Bank. Ryan Beck is a market maker in Community Bank’s common stock and, in such capacity, may from time to time own Community Bank common stock. Ryan Beck’s research department does not provide published investment analysis on Community Bank.

Effective Time of the Transaction

     Subject to the conditions to the obligations of the parties to effect the transaction (including, without limitation, the receipt of all required approvals of governmental and regulatory authorities), the transaction will become effective when Articles of Merger are filed with the North Carolina Secretary of State.

     Although we anticipate that all conditions to consummation of the transaction will be satisfied so that the transaction can be consummated on or before December 31, 2003, we cannot give any assurance that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the transaction can or will be satisfied.

Conditions to Consummation of the Transaction

     Consummation of the transaction is subject to various conditions, including:

•	receipt of the approval of the respective shareholders of Community Bank and Southern Community of the transaction agreement and receipt of regulatory approvals required for consummation of the transaction;

•	receipt by Community Bank of a written legal opinion from Maupin Taylor P.A. and by Southern Community of a written legal opinion from Gaeta & Associates, P.A.;

•	the accuracy, as of the date of the transaction agreement and as of the transaction effective time, of the representations and warranties of Community Bank and Southern Community as set forth in the transaction agreement;

•	the performance of all agreements and the compliance with all covenants of Community Bank and Southern Community as set forth in the transaction agreement;

•	the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the transaction agreement;

•	the execution of a termination agreement and release and a new employment agreement by and between Community Bank and James O. Frye and a consulting agreement by and between James O. Frye and Southern Community, each in a form satisfactory to Southern Community;

•	the execution of an employment agreement by and between Community Bank and Merle B. Andrews in a form satisfactory to Southern Community;

•	the execution of an employment agreement by and between Community Bank and Joe I. Marshall, Jr. in a form satisfactory to Southern Community; and

•	satisfaction of certain other conditions, including the receipt of various certificates from the officers of Community Bank and Southern Community.

     We are unable to provide assurance as to when or if all of the conditions precedent to the transaction can or will be satisfied or waived by the party permitted to do so.

Regulatory Approvals

     The transaction may not proceed in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below have been or will be submitted to the appropriate regulatory authorities.

     Community Bank and Southern Community are not aware of any material governmental approvals or actions that are required for consummation of the transaction, except as described in this Joint Proxy Statement/Prospectus. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The transaction is subject to the prior approval of the Federal Reserve Board, pursuant to the Bank Holding Company Act. In evaluating the transaction, the Federal Reserve Board is required to consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the transaction if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve Board should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     The transaction may not be consummated any earlier than the 15th day following the date of approval of the transaction by the Federal Reserve Board, during which time the United States Department of Justice is afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve Board, unless a court of competent jurisdiction should specifically order otherwise.

     We have filed an application with the North Carolina Commissioner of Banks for permission to form a subsidiary to be merged with Community Bank. We cannot complete the transaction unless the Commissioner approves the subsidiary and the merger with Community Bank. After the Commissioner’s approval, we will need the consent of the North Carolina Banking Commission.

     Any regulatory approval that imposes material changes to the transaction agreement or other material conditions could necessitate a resolicitation of shareholder approval.

Waiver, Amendment, and Termination

     To the extent permitted by law, the transaction agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties before or after shareholder approval of the transaction agreement. However, no amendment may be made which modifies the consideration to be received by Community Bank shareholders without their further approval. In addition, prior to or at the filing of the Articles of Merger with the North Carolina Secretary of State either Community Bank or Southern Community, or both, acting through their respective Boards of Directors, may:

•	waive any default in the performance of any term of the transaction agreement by the other party;

•	waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the transaction agreement; and

•	waive any of the conditions precedent to the obligations of such party under the transaction agreement,

except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation and provided that such waiver would not adversely affect the interests of the waiving party or its shareholders. No such waiver will be effective unless written and unless executed by a duly authorized officer of Community Bank or Southern Community as the case may be.

     The transaction agreement may be terminated and the transaction abandoned at any time prior to the effective time of the transaction, notwithstanding its approval by the shareholders of Southern Community and Community Bank:

•	by the mutual agreement of Southern Community and Community Bank;

•	by Southern Community if:

-	the conditions to Southern Community’s obligations have not been satisfied or waived within 15 days of receipt of all shareholder and regulatory approvals;

-	Community Bank violates or does not fulfill, in any material respect, its obligations, covenants or agreements contained in the transaction agreement;

-	Community Bank is in breach, in any material respect, of the representations and warranties provided to Southern Community in the transaction agreement and certificates or other documents delivered to Southern Community by Community Bank pursuant to the transaction agreement;

-	either the Southern Community shareholders or the Community Bank shareholders do not approve the transaction;

-	the shareholder meetings have not been held by February 29, 2004;

-	the transaction has not become effective on or before April 30, 2004, or such later date as the parties shall have agreed in writing;

-	any property examination undertaken by Southern Community on the real property of Community Bank indicates that (i) there is a material defect in such real property; and (ii) the expense to repair, remove or correct such defect would equal or exceed $500,000; or

-	any environmental survey undertaken by Southern Community on the real property of Community Bank indicates that (i) there likely has been a discharge, disposal or release of certain hazardous substances on the property; (ii) following the transaction Southern Community could become responsible for the remediation or removal of such hazardous substance and liable for monetary damages; and (iii) the amount of expenses or liability which could occur as the result of such hazardous substance would equal or exceed $500,000.

•	by Community Bank if:

-	the conditions of Community Bank’s obligations have not been satisfied or waived within 15 days of receipt of all shareholder and regulatory approvals;

-	Southern Community violates or does not fulfill, in any material respect, its obligations, covenants or agreements contained in the transaction agreement;

-	Southern Community is in breach, in any material respect, of the representations and warranties provided to Community Bank in the transaction agreement and certificates or other documents delivered to Community Bank by Southern Community pursuant to the transaction agreement;

-	either the Southern Community shareholders or the Community Bank shareholders do not approve the transaction agreement;

-	the shareholder meetings have not been held by February 29, 2004;

-	the transaction has not become effective on or before April 30, 2004, or such later date as the parties shall have agreed in writing;

-	prior to the effective time of the transaction, Community Bank receives an acquisition proposal that the Community Bank Board of Directors determines is more favorable to the Community Bank shareholders; or

-	Community Bank determines that: (i) the average price of Southern Community’s common stock has fallen below $7.59; and (ii) this price decrease is at least 20% more than any price decrease in a weighted index of 19 other financial institutions determined to be similar to Southern Community. The list of financial institutions comprising the index group is at Exhibit B to the transaction agreement, which is at Appendix A. If Community Bank makes such a determination, Southern Community has the right to increase the exchange ratio according to a formula in the transaction agreement. Upon such increase by Southern Community, no termination will be deemed to have taken place.

     If the transaction is terminated as described above, the transaction agreement will become void and have no effect, except that: (i) certain of its provisions including those relating to the obligations to maintain the confidentiality of certain information and the return of all documents obtained from the other party, will survive; and (ii) under certain conditions, the terminating party will be reimbursed by the other party for its expenses up to $150,000.

     In the event Community Bank terminates the transaction agreement because its has received a more favorable acquisition proposal, Community Bank is required to reimburse Southern Community for its expenses up to $150,000. In the event that Community Bank breaches the exclusivity provision and enters into or consummates such a transaction within 18 months of the termination of the transaction agreement, Community Bank shall make a cash payment of $3,000,000 to Southern Community.

Management and Operations After the Transaction

     As soon as practicable following the transaction and subject to any necessary regulatory and shareholder approval, the Board of Directors of Southern Community will take steps to reconstitute its size to thirteen individuals, eight of whom shall be current members of the Board of Directors of Southern Community and five of whom shall be current members of the Board of Directors of Community Bank. Promptly after reconstitution of the Southern Community Board, it shall: (i) elect two individuals currently serving on the Southern Community Board to the Community Bank Board of Directors; and (ii) increase the authorized number of directors for Southern Community Bank and Trust and elect two individuals currently serving on the Community Bank Board to the Southern Community Bank and Trust Board of Directors.

     For a period of at least one year from the closing date of the transaction, Southern Community agrees to maintain Community Bank as a separate subsidiary and the present officers and directors of Community Bank shall continue to hold such offices.

Interests of Certain Persons

     Five current members of the Board of Directors of Community Bank will be appointed to serve on the Board of Directors of Southern Community upon consummation of the transaction. Southern Community does not currently pay director’s fees in addition to the fees paid for service on the board of its subsidiary bank.

     The transaction agreement provides that Mr. James O. Frye, President and Chief Executive Officer of Community Bank, will terminate his existing employment agreement with Community Bank. Pursuant to its change of control provisions, in exchange for terminating his current employment agreement, Community Bank will pay Mr. Frye a lump sum of $352,500. Mr. Frye has agreed to enter into a new employment agreement with Community Bank on the closing date of the transaction that will have a one-year term at Mr. Frye’s current salary ($244,500). Under the new employment agreement, Mr. Frye will be entitled to receive normal and customary employee benefits associated with his position, including payment of his existing cancer insurance policy, special disability coverage, and family medical insurance coverage. The new employment agreement provides that Mr. Frye may not “compete” (as such term is defined in the employment agreement) with Southern Community for a period of two years following the termination of the employment agreement. In addition, the new employment agreement provides that Mr. Frye will be entitled to terminate the employment agreement and receive a one-time payment equal to 2.99 times his “base amount” (as such term is defined in the employment agreement) in the event that a “termination event” (as such term is defined in the employment agreement) occurs within 12 months of a “change in control” (as defined in the employment agreement).

     Southern Community has also agreed that it will enter into a consulting agreement with Mr. Frye upon termination of the new employment agreement. Under the consulting agreement, Mr. Frye agrees to assist Southern Community in the development and marketing of its banking business in Forsyth, Surry, Stokes, Rockingham and Yadkin Counties, North Carolina and such other services as may be assigned by Southern Community. He further agrees that he will not “compete” (as such term is defined in the agreement) with Southern Community in Forsyth, Surry, Stokes and Yadkin Counties, North Carolina, or within 15 miles of any office operated by Southern Community or any of its subsidiaries during the term of the consulting agreement. The consulting agreement would also prevent Mr. Frye from disclosing any data which was obtained exclusively through Mr. Frye’s association with Community Bank and Southern Community and which is not otherwise part of the public domain. In exchange for these covenants on Mr. Frye’s part, the consulting agreement calls for annual payments in the amount of $182,500 by Southern Community to Mr. Frye for five years.

     Southern Community has also agreed that Community Bank will enter into employment agreements with Ms. Merle B. Andrews, Executive Vice President and Chief Financial Officer of Community Bank, and Mr. Joe I. Marshall, Jr., Executive Vice President and Chief Credit Officer of Community Bank. The proposed employment agreement for Ms. Andrews would provide for her to be employed by Community Bank as an Executive Vice President and member of the executive management team for a three-year term at an initial base salary of $123,000. The proposed employment agreement for Mr. Marshall would provide for him to be employed by Community Bank as an Executive Vice President for a three-year term at an initial base salary of $137,600. The employment agreements with Ms. Andrews and Mr. Marshall provide for automatic one-year extensions of the initial three-year term on each anniversary of execution, unless notice to the contrary is received by either party at least 90 days prior to the anniversary. In addition, the officers will be entitled to receive normal and customary employee benefits associated with their positions. The employment agreements provide that the officers may not “compete” (as such term is defined in the employment agreement) with Southern Community for a period of two years following the termination of the employment agreement except under certain circumstances. In addition, the employment agreements provide that each officer will be entitled to terminate the employment agreement and receive a payment equal to 2.99 times his or her “base amount” (as such term is defined in the employment agreement) in the event that a “termination event” (as such term is defined in the employment agreement) occurs within 12 months of a “change in control” (as defined in the employment agreement).

Effect on Certain Benefit Plans

     In the transaction agreement, Southern Community agreed that, as of the effective time of the transaction, holders of Community Bank’s outstanding options to purchase shares of Community Bank common stock shall have the option to surrender their Community Bank stock options and receive a cash payment for the difference between the exercise price of the stock option and the per share cash value of the transaction.

     At the transaction effective time, each Community Bank stock option that is outstanding at the effective time of the transaction and not surrendered for cash as noted above, whether or not exercisable, will be converted into and become a right to purchase Southern Community common stock, and Southern Community will assume (i) each Community Bank stock option, in accordance with the terms of the Community Bank stock option agreements, as applicable, and (ii) the stock option plans of Community Bank. However, from and after the transaction effective time:

•	Southern Community and its compensation committee will be substituted for Community Bank and the Compensation Committee of the Community Bank Board of Directors administering such Community Bank stock option plan;

•	each Community Bank stock option assumed by Southern Community may be exercised solely for shares of Southern Community common stock;

•	the number of shares of Southern Community common stock subject to such Community Bank stock option will equal the number of shares of Community Bank common stock exerciseable under such Community Bank stock option at the transaction effective time multiplied by the per share exchange ratio for the Community Bank common stock in the transaction, rounded to the nearest whole share; and

•	the per share exercise price under each such Community Bank stock option will be adjusted by dividing the per share exercise price under each such Community Bank stock option by the common stock exchange ratio referenced above, rounded to the nearest cent.

Federal Income Tax Consequences of the Transaction

     The transaction is intended to qualify as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code. Maupin Taylor, P.A., Southern Community’s legal advisor, has rendered its opinion to Southern Community and Community Bank that the transaction will constitute such a reorganization. In delivering its opinion, Maupin Taylor received and relied upon certain representations of officers of Community Bank and Southern Community and certain other factual assumptions, information, data, documentation and other materials as it deemed necessary.

     Neither Southern Community nor Community Bank intends to seek a ruling from the IRS as to the federal income tax consequences of the transaction. Community Bank’s shareholders should be aware that the opinion of Maupin Taylor will not be binding on the IRS or the courts. Community Bank’s shareholders also should be aware that some of the tax consequences of the transaction are governed by provisions of the Internal Revenue Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the transaction whereby Community Bank will be merged with and into a newly formed subsidiary of Southern Community will constitute one or more reorganizations as defined in Section 368(a) of the IRS Code, and the following federal income tax consequences will result:

     Shareholders That Receive Only Southern Community Common Stock. No gain or loss will be recognized by Community Bank shareholders who receive only Southern Community common stock in the transaction. The aggregate federal income tax basis of the Southern Community common stock received by each of those Community Bank shareholders will be the same as the aggregate federal income tax basis of the shareholder’s Community Bank common stock. The holding period of the shares of the

Southern Community common stock received by each of those Community Bank shareholders will include the period for which the exchanged Community Bank common stock was held as a capital asset by the Community Bank shareholder as of the closing date of the transaction.

     Shareholders That Receive Both Southern Community Common Stock and Cash. Community Bank shareholders who receive a combination of Southern Community common stock and cash, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Southern Community common stock received pursuant to the transaction over the adjusted tax basis of Community Bank common stock surrendered) and (2) the amount of cash received pursuant to the transaction. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Shareholders should consult their tax advisors regarding the manner in which cash and Southern Community common stock should be allocated among different blocks of Community Bank common stock. Any recognized gain will generally be long-term capital gain if the shareholder’s holding period with respect to the Community Bank common stock surrendered is more than one year at the effective time of the transaction. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See - “Possible Treatment of Cash as a Dividend” below.

     The aggregate tax basis of Southern Community common stock received by a Community Bank shareholder that exchanges shares of Community Bank common stock for a combination of Southern Community common stock and cash pursuant to the transaction will be equal to the aggregate adjusted tax basis of the shares of Community Bank common stock surrendered for Southern Community common stock and cash, reduced by the amount of cash received by the shareholder pursuant to the transaction (excluding any cash received for a fractional share of Southern Community common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the shareholder on the exchange. The holding period of the Southern Community common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Community Bank common stock surrendered.

     Shareholders That Receive Only Cash. In general, any cash received by Community Bank’s shareholders who receive only cash for their shares (either in the transaction or through the exercise of dissenters’ rights) will be treated as a distribution in redemption of their shares. Those shareholders generally will recognize capital gain or loss, as applicable, equal to the difference between the amount of cash they receive and their tax basis in their shares of Community Bank stock. However, it is possible that, in some circumstances, the full amount of cash received by one of those Community Bank shareholders (not just the amount in excess of the shareholder’s tax basis in the Community Bank shares) could be treated as a dividend and be taxed as ordinary income. Whether a Community Bank shareholder’s receipt of cash will be treated as a redemption or a dividend will vary depending on the circumstances of the individual shareholder.

     Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the shareholder’s deemed percentage stock ownership of Southern Community. For purposes of this determination, the shareholder is treated as if it first exchanged all of its shares of Community Bank common stock solely for Southern Community common stock and then Southern Community immediately redeemed (the “deemed redemption”) a portion of the Southern Community common stock in exchange for the cash the shareholder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the shareholder, or (2) “not essentially equivalent to a dividend.”

     The deemed redemption will generally be “substantially disproportionate” with respect to a shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend upon the shareholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Southern Community. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Southern Community that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Southern Community that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a shareholder’s option to purchase in addition to the stock actually owned by the shareholder. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

     These rules are complex and dependent upon the specific factual circumstances particular to each shareholder. Consequently, each shareholder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such shareholder.

     Cash Received for a Fractional Share. A shareholder who receives cash instead of a fractional share of Southern Community common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received for the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Community Bank common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Community Bank common stock is more than one year at the effective time of the transaction.

     Southern Community and Community Bank. Neither Southern Community nor Community Bank will recognize gain solely as a result of the transaction, except that gain or loss may be recognized on the recapture of tax attributes, including but not limited to the recapture of bad debt reserves.

     Community Bank’s shareholders are urged to consult their own tax advisors regarding specific tax consequences to them of the transaction and the exchange of their Community Bank stock for Southern Community stock or cash.

     Section 1.368-3 of the Treasury Regulations requires that each shareholder that receives Southern Community common stock pursuant to the transaction attach to such shareholder’s federal income tax return for the taxable year in which the transaction occurs, a complete statement of all the facts pertinent to the non-recognition of gain or loss upon the transaction. Shareholders should consult their own tax advisors regarding the disclosure requirements.

     The foregoing discussion is intended only as a summary of material federal income tax consequences of the transaction to the shareholders of Community Bank and does not purport to be a complete description of all potential tax effects of the transaction. The discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as:

•	dealers in securities;

•	banks;

•	insurance companies;

•	tax-exempt organizations;

•	non-United States persons;

•	shareholders who do not hold their shares of Community Bank common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code; and

•	shareholders who acquired their shares of Community Bank common stock pursuant to the exercise of stock options or otherwise as compensation.

     In addition, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Moreover, the tax consequences to holders of Community Bank stock options are not discussed. The discussion is based upon the Internal Revenue Code, treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing is subject to change and any such change could affect the continuing validity of this discussion. Community Bank shareholders are urged to consult their own tax advisors concerning the particular federal, state, local and foreign tax consequences of the transaction to them.

Accounting Treatment

     The transaction will be treated as a “purchase” under generally accepted accounting principles. Under the purchase method of accounting, at the effective time of the transaction, Community Bank’s assets and liabilities generally will be recorded at their respective fair values and added to those of Southern Community. The excess of the cost over the fair value of the net assets acquired will be recorded as goodwill on Southern Community’s books. Southern Community’s consolidated financial statements after the effective time of the transaction will reflect the assets and liabilities of Community Bank, but Southern Community’s consolidated financial statements will not be restated retroactively to reflect Community Bank’s historical financial position or results of operations.

     All unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the purchase method to account for the transaction. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the fair values of Community Bank’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and transaction-related charges are subject to final decisions related to the transaction. Accordingly, the final purchase accounting adjustments, restructuring and transaction-related charges may be materially different from the unaudited pro forma adjustments presented in this document. Any decrease in the fair value of the net assets of Community Bank as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Expenses and Fees

     The transaction agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the transaction agreement, including legal, accounting and financial advisory fees. All expenses associated with the printing and mailing of this Joint Proxy Statement/Prospectus will be shared by Southern Community and Community Bank equally.

Resales of Southern Community Common Stock

     Southern Community common stock to be issued to shareholders of Community Bank in connection with the transaction will be registered under the Securities Act of 1933, as amended. All shares of Southern Community common stock received by Community Bank shareholders will be freely transferable upon consummation of the transaction by those shareholders who were not “affiliates” of Community Bank. “Affiliates” generally are defined as persons or entities who control, are controlled by, or are under common control with Community Bank (generally, this will include executive officers, directors, and shareholders who own 10% or more of Community Bank’s common stock). The “affiliates” are expected to enter into agreements with Southern Community restricting their ability to transfer the shares they will receive in the transaction.

DISSENTERS’ RIGHTS OF COMMUNITY BANK SHAREHOLDERS

      As a Community Bank shareholder, under Article 13 of the North Carolina Business Corporation Act, if you object to the transaction agreement, you may “dissent” and become entitled to be paid the fair value of your shares of Community Bank common stock if the transaction is completed. The following is only a summary of the rights of a dissenting shareholder. If you intend to exercise your right to dissent, you should carefully review the following summary and comply with all requirements of Article 13. Failure to comply with any of the requirements of Article 13 will constitute a waiver of your dissenters’ rights. A copy of Article 13 is attached as Appendix B to this document and is incorporated into this discussion by reference. You also should consult your attorney.

NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS’ RIGHTS WILL BE FURNISHED BY COMMUNITY BANK OR SOUTHERN COMMUNITY TO YOU.

      If you intend to exercise Dissenters’ Rights, you should be aware that cash paid to you likely will result in your receipt of taxable income. (See “Federal Income Tax Consequences of the Transaction” on page 57.)

      If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

•	you must give to Community Bank, and community Bank must actually receive, before the vote at the Community Bank special meeting is taken, written notice of your intent to demand payment for your shares if the transaction is finalized (this notice must be in addition to and separate from any proxy or vote against the transaction; neither voting against, abstaining from voting, nor failing to vote on the transaction will constitute a notice within the meaning of Article 13); and

•	you must not vote in favor of the transaction (a failure to vote will satisfy this requirement, but a vote in favor of the transaction, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the transaction or direction to abstain, will constitute a waiver of your dissenters’ rights).

      If these requirements are not satisfied and the transaction becomes effective, you will not be entitled to payment for your shares under the provisions of Article 13.

      If you are a Community Bank shareholder and intend to dissent, your Notice of Intent may be mailed or delivered to Community Bank’s President, James O. Frye, at Community Bank’s corporate office at 616 South Key Street, Pilot Mountain, North Carolina 27041-9998, or it may be hand delivered to Community Bank’s President at the Community Bank special meeting (before the voting begins). In order for a Notice of Intent sent by mail to be effective, it must actually be received by Community Bank at its address prior to the Community Bank special meeting. A Notice of Intent which is hand delivered must be received prior to the vote on the transaction agreement at the Community Bank special meeting.

      If you properly dissent and the transaction is approved, Community Bank must mail by registered or certified mail, return receipt requested, a written dissenters’ notice to you. This notice must be sent no later than ten (10) days after the shareholders’ approval of the transaction. The dissenters’ notice will state:

•	where your payment demand must be sent, and where and when certificates for your shares of Community Bank common stock must be deposited;

•	supply a form for demanding payment;

•	set a date by which Community Bank must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed) and;

•	include a copy of Article 13 of the North Carolina Business Corporation Act.

     If you receive a dissenters’ notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the transaction. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under Article 13.

     Within 30 days after receipt of your demand for payment, Southern Community is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the transaction to the date of payment. The payment must be accompanied by:

•	Community Bank’s or Southern Community’s most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how Southern Community estimated the fair value of the shares;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and;

•	a copy of Article 13 of the North Carolina Business Corporation Act.

     If the transaction is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Community Bank or Southern Community must return your deposited certificates. If after returning your deposited certificates the transaction is consummated, Community Bank or Southern Community must send you a new dissenters’ notice and repeat the payment demand procedure.

     You are not required to accept the payment offered. You may, instead, notify Southern Community in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount offered by Southern Community if:

•	you believe that the amount paid is less than the fair value of Community Bank common stock or that the interest is incorrectly calculated;

•	Southern Community fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

•	the transaction not having been consummated, Community Bank or Southern Community does not return your deposited certificates within 60 days after the date set for demanding payment.

     If you wish to contest the payment or if Southern Community fails to make payment timely, you waive any further rights under Article 13 unless you notify Southern Community in writing within thirty (30) days of Southern Community’s payment of its estimate of fair value of Community Bank’s or Southern Community’s failure to perform. If you fail to notify Community Bank or Southern Community within such thirty-day period, you shall be deemed to have withdrawn your shareholder’s dissent and demand for payment.

     If your demand for payment remains unsettled, you may commence a proceeding within sixty days after the earlier of (i) the date of your payment demand, or (ii) the date payment is made, by filing a complaint with the superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If you do not commence the proceeding within such sixty-day period, you shall be deemed to have withdrawn the dissent and demand for payment. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value, and it has discretion to make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceed the amount paid by Southern Community.

     The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Community Bank or Southern Community if the court finds that either did not comply with the statutes; or (b) against Community Bank, Southern Community, or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Community Bank or Southern Community, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

     Article 13 contains certain additional provisions and requirements that apply in the case of dissents by nominees who hold shares for others, and by beneficial owners whose shares are held in the names of other persons.

     The summary set forth above does not purport to be a complete statement of the provisions of Article 13 relating to the rights of dissenting shareholders; and is qualified in its entirety by reference to the applicable sections of the North Carolina Business Corporation Act, which are included as Appendix B to this Joint Proxy Statement/Prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

INFORMATION ABOUT SOUTHERN COMMUNITY

Southern Community

     Southern Community Financial Corporation is a North Carolina business corporation that became the holding company for Southern Community Bank and Trust effective October 1, 2001. Southern Community is registered as a financial holding company with the Federal Reserve System. The principal executive offices are located at 4605 Country Club Road, Winston-Salem, North Carolina 27104 and the telephone number is (336) 768-8500. Both its common stock and its convertible trust preferred securities are traded on the Nasdaq National Market System under the symbols “SCMF” and “SCMFP”, respectively. The website for Southern Community is www.smallenoughtocare.com.

     Southern Community is based in Winston-Salem, North Carolina which is located in the north central region of the state, an area also known as the Piedmont Triad. The Piedmont Triad area includes the cities of Winston-Salem, Greensboro and High Point.

     At June 30, 2003, Southern Community had:

•	total assets of $726.1 million,

•	net loans of $464.3 million,

•	deposits of $505.4 million, and

•	stockholders’ equity of $49.0 million.

Southern Community had net income of $3.2 million, $2.1 million, and $2.4 million and diluted earnings per share of $0.35, $0.23, and $0.29 for the years ended December 31, 2002, 2001, and 2000, respectively.

     Southern Community’s operations suffered no material adverse effects from Hurricane Isabel, which struck the coast of North Carolina in September 2003.

Southern Community Bank and Trust

     Southern Community Bank and Trust commenced operations on November 18, 1996. Southern Community Bank is the principal subsidiary of Southern Community. It has been, and intends to remain, a community-focused financial institution offering a full range of financial services to individuals, businesses and nonprofit organizations in the communities it serves. Its banking services include checking and savings accounts; commercial, installment, mortgage, and personal loans; trust services; safe deposit boxes; and other associated services to satisfy the needs of its customers. Southern Community Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation insures its deposits up to applicable limits under its Bank Insurance Fund.

Results

In six and a half years of existence, Southern Community has accomplished the following:

•	Assembled a management team with knowledge of its local markets and over 100 years of banking experience;

•	Focused on growing internally and reached total assets of $726.1 million as of June 30, 2003 with a loan portfolio primarily composed of commercially related loans;

•	Maintained a strong credit culture. As of June 30, 2003, its non-performing assets totaled $1.8 million or 0.24% of total assets and its allowance for loan losses was $6.8 million or 1.45% of total loans and 624% of non-performing loans;

•	Registered 20 consecutive quarters of profitability after becoming profitable in its seventh quarter of operation;

•	Established eight banking offices including four in Winston-Salem and one each in Clemmons, Kernersville, High Point, and Yadkinville;

•	Began offering trust services in 2002, including investment management, administration and advisory services primarily for individuals, partnerships and corporations;

•	Sold $17.25 million in convertible trust preferred securities to the public in February 2002; and

•	Listed its common stock on the Nasdaq National Market System on January 2, 2002.

     Other Available Information. Southern Community’s audited consolidated financial statements at December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, are incorporated by reference into this Joint Proxy Statement/Prospectus from Southern Community’s 2002 Annual Report to Shareholders on Form 10-K, which was filed with the SEC. Southern Community’s unaudited interim consolidated financial statements are incorporated by reference into this Joint Proxy Statement/Prospectus from Southern Community’s reports on Form 10-Q for the quarters ended June 30, 2003 and March 31, 2003, which were filed with the SEC. A copy of Southern Community’s Form 10-K and Form 10-Q for the quarter ended June 30, 2003 will be provided without charge upon the request of any shareholder entitled to vote at the Southern Community Special Meeting or the Community Bank Special Meeting. Requests for copies should be directed to Richard M. Cobb, Chief Financial Officer, Southern Community Financial Corporation, 4605 Country Club Road, Winston-Salem, North Carolina 27104.

     Southern Community’s common stock is registered under the Securities Exchange Act of 1934, and Southern Community is subject to the informational requirements of, and files periodic reports and other information with, the SEC under Sections 13 and 15(d) of the Securities Exchange Act. You may read and copy any reports, proxy and information statements and other materials filed by Southern Community with the SEC under the Securities Exchange Act at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, such as Southern Community, that file electronically with the SEC.

INFORMATION ABOUT COMMUNITY BANK

General

     Community Bank is a state-chartered commercial bank organized under the laws of the State of North Carolina. Community Bank commenced operations in March 1987. Community Bank’s main office is located in Pilot Mountain, North Carolina. Community Bank also operates ten banking offices throughout Surry, Rockingham, Stokes, Iredell and Yadkin counties, North Carolina. Its deposits are insured by the Bank Insurance Fund of the FDIC to the maximum amount permitted by law. Community Bank is focused on community-oriented banking through localized lending, core deposit funding, conservative balance sheet management, and stabile growth.

Business

     The primary purpose of Community Bank is to serve the banking needs of individuals and small- and medium-sized businesses in Surry, Rockingham, Stokes, Iredell and Yadkin counties. Its operations are primarily retail oriented and its principal activities are the taking of demand and time deposits and the making of consumer and commercial loans. Community Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage, and personal loans; safe deposit boxes; and other associated services. Community Bank uses the most current technology to satisfy the banking needs of its customers. Community Bank’s primary source of revenue is interest income it derives from its lending activities.

     On June 30, 2003, Community Bank’s unaudited interim financial statements reflected total assets of approximately $241.8 million, total loans of approximately $157.7 million, total deposits of approximately $200.6 million, and total shareholders’ equity of approximately $25.5 million.

     Business Offices. Community Bank’s main office is located in Pilot Mountain, North Carolina and it operates ten banking offices in Surry, Rockingham, Stokes, Iredell and Yadkin Counties, North Carolina.

     Banking Market. Community Bank’s current banking market consists of Surry, Rockingham, Stokes, Iredell and Yadkin Counties, North Carolina, which are located northwest of Winston-Salem, North Carolina. Community’s operations suffered no material adverse effects from Hurricane Isabel, which struck the coast of North Carolina in September 2003.

     Competition. Community Bank competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, Community Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in Community Bank’s market area and in North Carolina as a whole is extremely competitive. North Carolina is the home of two of the largest commercial banks in the United States, each of which has branches located in Community Bank’s market area. Eighteen (18) other commercial banks, and two (2) savings institutions also are represented in Community Bank’s market area. As of June 30, 2002, there were $4.1 billion in deposits in this market area and Community Bank had $193.2 million in deposits. BB&T Corp., Bank of America and Wachovia Corp. control approximately 47% of the market share of deposits in Community Bank’s market area.

     Interest rates, both on loans and deposits, and prices of fee-based services, are generally significant competitive factors among financial institutions. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management, lines and letters of credit, and other commercial banking services. Most of Community Bank’s competitors have greater resources, broader geographic markets and higher lending limits than Community Bank, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can Community Bank. To counter these competitive disadvantages, Community Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions more quickly. Community Bank is proud of its reputation as an institution that is involved in the communities located in its banking markets through its financial support and its personnel’s participation in civic and charitable events and organizations.

     In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking, a North Carolina commercial bank may be required to compete not only with other North Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions, establish or acquire branch offices in North Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, Community Bank is one of the smaller commercial banks in North Carolina.

     Employees. On June 30, 2003, Community Bank had 75 full-time equivalent employees. Community Bank and its employees are not party to any collective bargaining agreement, and relations with its employees are considered to be good.

     Legal Proceedings. From time to time, Community Bank may become involved in legal proceedings occurring in the ordinary course of its business. However, subject to the uncertainties inherent in any litigation, management of Community Bank believes there currently are no pending or threatened proceedings that are reasonably likely to result in a material adverse change in Community Bank’s financial condition or operations.

     Properties.

Community Bank currently operates ten banking offices. The following table sets forth information for each of these offices:

	Approximate	Year
Office Location	Square Footage	Established

616 S. Key Street
Pilot Mountain, NC	8,300	1987
2010 Community Drive
Mount Airy, NC	3,500	1988
1439 W. Memorial Highway
Union Grove, NC	2,330	1990

	Approximate	Year
Office Location	Square Footage	Established

Highway 704
Sandy Ridge, NC	1,250	1989
619 Ayersville Road
Madison, NC	2,000	1990
225 E. Independence
Mount Airy, NC	10,000	1995
201 W. Kapp Street
Dobson, NC	2,300	1995
104 W. Dalton Road
King, NC	4,000	1998
1072 N. Main Street
Walnut Cove, NC	1,300	1999
515 Winston Road
Jonesville, NC	2,465	1999

Other Available Information

     Community Bank’s audited financial statements as of and for the years ended December 31, 2002 and 2001 are incorporated by reference to Community Bank’s 2002 Annual Report on Form 10-K, a copy of which accompanies this Joint Proxy Statement/Prospectus. Community Bank’s unaudited interim financial statements are incorporated by reference into this Joint Proxy Statement/Prospectus from Community Bank’s reports on Form 10-Q for the quarters ended June 30, 2003 and March 31, 2003, which have been filed with the FDIC. A copy of Community Bank’s report on Form 10-Q for the quarter ended June 30, 2003 will be provided without charge upon the request of any shareholder entitled to vote at the Southern Community Special Meeting or the Community Bank Special Meeting. Requests for copies should be directed to Merle B. Andrews, Chief Financial Officer, The Community Bank, P.O. Box 1368, Pilot Mountain, North Carolina 27041-1368.

     Community Bank common stock is registered under the Securities Exchange Act of 1934, and Community Bank is subject to the informational requirements of, and files periodic reports and other information with, the FDIC under Section 13 and 15(d) of the Securities Exchange Act. You may read and copy any reports, proxy and information statements and other material filed by Community Bank with the FDIC under the Securities Exchange Act at the FDIC Accounting and Securities Disclosure Section, located at 550 17th Street, N.W., Room F-6043, Washington, DC 20429. You may also obtain copies of those reports and other documents by contacting the FDIC by telephone at (202) 898-8913 or by facsimile at (202) 898-8505. As a result of the transaction, Community Bank will become a wholly owned subsidiary of Southern Community, and it will no longer file reports with the FDIC under the Securities Exchange Act.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     Community Bank’s Management’s Discussion and Analysis is incorporated by reference into this Joint Proxy Statement/Prospectus from Community Bank’s 2002 Annual Report on Form 10-K, a copy of which accompanies this Joint Proxy Statement/Prospectus.

Beneficial Ownership of Securities

     To Community Bank’s knowledge, as of June 30, 2003, no shareholder owned more than five percent of the outstanding shares of Community Bank common stock other than Zack Blackmon, Sr., a director of Community Bank. The following table sets forth certain information as to this shareholder:

Name and	Shares Currently	Percent of Shares
Address of Shareholder	Beneficially Owned(1)	Beneficially Owned

Zack W. Blackmon, Sr.
129 Cross Creek Drive
Mount Airy, NC 27030	84,757	5.30%

(1)	The ownership percentage reflected above is calculated based on the total of 1,597,863 shares issued and outstanding at June 30, 2003, plus the number of shares of common stock of Community Bank that can be issued to that individual within 60 days of June 30, 2003 upon the exercise of stock options held by that individual.

     The following table shows, as of June 30, 2003, the number of shares of common stock of Community Bank owned by each director and by all directors and principal officers of Community Bank as a group:

	Amount and
	Nature
Name and Address of	Of Beneficial	Percentage
Beneficial Owner	Ownership(1)	of Class(2)

Merle B. Andrews Pinnacle, NC	26,252	1.64
Zack W. Blackmon, Sr. Mount Airy, NC	84,757	5.30
Charles R. Bokesch Mount Airy, NC	29,253	1.83
Edward T. Brown Pinnacle, NC	63,748	3.99
Johnny G. Bruner Ararat, NC	8,718	0.55
James O. Frye Mount Airy, NC	79,352	4.96

	Amount and
	Nature
Name and Address of	Of Beneficial	Percentage
Beneficial Owner	Ownership(1)	of Class(2)

H. Lee Merritt, Jr. Mount Airy, NC	1,397	0.09
Jack L. Palmer Pilot Mountain, NC	13,901	0.87
Joe I. Marshall, Jr. Mount Airy, NC	7,461	0.47
Directors and principal officers as a group (9 persons)	314,839	19.66

(1)	For each director listed above, this column includes the following number of shares of common stock of Community Bank capable of being issued within 60 days of June 30, 2003, upon the exercise of stock options held by the named individual: Andrews – 337; Frye – 450; Marshall –2,534; and directors and principal officers as a group – 3,321 shares. To Community Bank’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares which the individual indicates that he or she shares voting and/or investment power: Blackmon – 4,446; Brown – 59,017; Bruner – 7,759; Palmer – 9,460; and directors and principal officers as a group – 80,682 shares.

(2)	The ownership percentages were calculated based on the total of 1,597,863 shares issued and outstanding at June 30, 2003, plus the number of shares that can be issued to that individual within 60 days of June 30, 2003 upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of June 30, 2003 upon the exercise of all stock options held by the group.

DESCRIPTION OF SOUTHERN COMMUNITY’S CAPITAL STOCK

     The following is a summary of the material provisions of Southern Community’s Articles of Incorporation and Bylaws relating to the rights of holders of capital stock of Southern Community.

General

     The Articles of Incorporation of Southern Community authorize the issuance of capital stock consisting of 30,000,000 shares of common stock, no par value per share, and 1,000,000 shares of no par value preferred stock. As of June 30, 2003, there were 8,791,683 shares of Southern Community common stock issued and outstanding and no shares of Southern Community preferred stock issued and outstanding. As of this date, Southern Community also had outstanding 1,725,000 shares of convertible trust preferred securities that are convertible into 2,088,975 shares of Southern Community common stock.

     After consummation of the transaction, pursuant to which the shares of Community Bank’s common stock will be exchanged for 6,391,452 shares of Southern Community common stock, subject to increase for the exercise of stock options and decrease for the payment of fractional shares and the exercise of dissenters’ rights, Southern Community would have 15,183,135 shares outstanding (17,812,110 shares upon conversion of the convertible trust preferred securities).

     In the future, the authorized but unissued and unreserved shares of Southern Community common stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized shares of Southern Community common stock would be issued, no shareholder approval will be required for the issuance of those shares. See page 74 for a discussion of the rights of the holders of Southern Community common stock as compared to the holders of Community Bank common stock.

Common Stock

     General. Each share of Southern Community common stock has the same relative rights as, and is identical in all respects to, each other share of Southern Community common stock.

     Dividend Rights. Holders of shares of Southern Community common stock will be entitled to receive such cash dividends as the Board of Directors of Southern Community may declare out of funds legally available therefor. However, the payment of dividends by Southern Community will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. In addition, the Federal Reserve Board generally prohibits holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition. Notwithstanding the above, the ability of Southern Community to pay dividends to the holders of shares of Southern Community common stock will be completely dependent upon the amount of dividends its subsidiaries, Southern Community Bank and Trust and Community Bank (if the transaction is finalized), are permitted to pay to Southern Community. The ability of a bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if the bank’s surplus is less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC. See “Comparison of the Rights of Shareholders - Payment of Dividends.”

     Voting Rights. Each share of Southern Community common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Currently, the Board of Directors of Southern Community is comprised of fourteen directors, who are elected in staggered terms of three years. Following the closing of the transaction, the Board will be reduced to thirteen directors, five of whom will be former Community Bank directors who will be added to Southern Community’s

Board of Directors, and eight of whom will be current Southern Community directors. All will be appointed to staggered terms of three years. Shareholders of Southern Community are not entitled to cumulate their votes for the election of directors. See “Comparison of the Rights of Shareholders - Voting Rights.”

     Liquidation Rights. In the event of any liquidation, dissolution, or winding up of Southern Community, the holders of shares of Southern Community common stock will be entitled to receive, after payment of all debts and liabilities of Southern Community, all remaining assets of Southern Community available for distribution in cash or in kind. After the transaction, in the event of any liquidation, dissolution, or winding up of Community Bank, Southern Community, as the holder of all shares of Community Bank’s common stock, would be entitled to receive, after payment of all debts and liabilities of Community Bank (including all deposits and accrued interest thereon), all remaining assets of Community Bank available for distribution in cash or in kind.

     No Preemptive Rights; Redemption and Assessment. Holders of shares of Southern Community common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Southern Community common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

     Limitations on Director Liability. Southern Community’s Articles of Incorporation contain a provision that the directors shall generally not be liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director to the fullest extent permitted by the North Carolina Business Corporation Act. This provision will eliminate such liability except for (i) acts and omissions that the director knew or believed to be clearly in conflict with the best interests of the corporation at the time of the act or omission, (ii) liability for distributions and dividends in violation of the Business Corporation Act, and (iii) any transaction from which the director derived an improper personal benefit.

     Securities Are Not Insured by the FDIC. Investments in the common stock or any of Southern Community’s securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

     General. The following is a summary of the material provisions of Southern Community’s Articles of Incorporation and Bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of Southern Community (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders. All references to the Articles of Incorporation and Bylaws are to the Southern Community Articles of Incorporation and Bylaws in effect as of the date of this Joint Proxy Statement/Prospectus.

     Classification of the Board of Directors. Currently, the Bylaws provide that the Board of Directors of Southern Community shall be divided, provided there are nine (9) or more directors, into three classes, which shall be as nearly equal in number as possible. In such case, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve for the remainder term of the present term of office of the class to which he or she was elected. At the current time, there are fourteen members of the Board of Directors, all of who are serving staggered three-year terms. (Following the closing of the transaction, the Board will be reduced to thirteen directors, five of whom will be former Community Bank directors who will be added to Southern Community’s Board of Directors, and eight of whom will be current Southern Community directors, and given staggered terms as provided in the transaction agreement.) As a result, approximately one-third of the members of the Board of Directors of Southern Community are elected each year, and two annual meetings are required for Southern Community’s shareholders to change a majority of the members constituting the Board of Directors of Southern Community.

     Removal of Directors, Filling Vacancies. Southern Community’s Bylaws provide that:

•	shareholders may remove one or more of the directors with or without cause;

•	a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and

•	a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

   Vacancies occurring in the Board of Directors of Southern Community may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

     Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of Southern Community may amend or repeal the Bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors of Southern Community. Generally, the shareholders of Southern Community may adopt, amend, or repeal the Bylaws in accordance with the North Carolina Business Corporation Act.

     Special Meetings of Shareholders. Southern Community’s Bylaws provide that special meetings of shareholders may be called only by the President or by a majority vote of the Board of Directors.

     North Carolina Control Share Acquisition Act. Southern Community is subject to the North Carolina Control Share Acquisition Act which generally provides that shares of the common stock that are “control shares” will not have certain voting rights unless the remaining shareholders grant voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned by that person, would entitle that person (except for the application of the statute) to (i) one-fifth, (ii) one-third, or (iii) a majority, of all voting power in the election of the company’s directors. Voting rights may be restored to control shares, however, by the affirmative vote of the holders of a majority of the common stock (other than shares held by the owner of the control shares and officers and employee directors of Southern Community). If voting rights are restored to control shares which give the holder a majority of all voting power in the election of our directors, then the other shareholders may require Southern Community to redeem their shares at their fair value as of a date prior to the date on which the vote was taken which restored voting rights to the control shares.

     North Carolina Shareholder Protection Act. Southern Community is also subject to the North Carolina Shareholder Protection Act which generally requires that unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of the common stock (excluding shares owned by an “interested shareholder”) is required to approve certain business combinations with other entities that are the beneficial owners of more than 20% of the common stock or which are affiliates of Southern Community and previously had been 20% beneficial holders of the common stock.

     Business Combination Factors. Southern Community’s Articles of Incorporation provide that the Board of Directors may consider the social and economic effects of any matter presented for their consideration on the communities in which we operate and may consider the business and financial condition of a proposed acquiror, its management’s experience and integrity, and the prospects of successful conclusion of the transaction when evaluating any business combination.

Transfer Agent and Registrar

     The transfer agent and registrar for Southern Community’s common stock is First-Citizens Bank & Trust Company, Raleigh, North Carolina.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

     General. Upon consummation of the transaction, shareholders of Community Bank who receive shares of common stock of Southern Community will become shareholders of Southern Community. Certain legal distinctions exist between owning Southern Community common stock and Community Bank common stock. The shareholders of Southern Community will be governed by and subject to the Articles of Incorporation and Bylaws of Southern Community rather than the Articles of Incorporation and Bylaws of Community Bank. Neither the Community Bank common stock nor the Southern Community common stock is insured by the FDIC or guaranteed by the issuer and both are subject to investment risk, including the possible loss of value.

     The following is a discussion of the major legal issues associated with owning common stock of either Southern Community or Community Bank. There are material differences in the shareholder ownership rights of these organizations. Southern Community is a North Carolina corporation, governed by Chapter 55 of the North Carolina General Statutes. Community Bank is a North Carolina banking corporation governed by Chapter 53, and to the extent not inconsistent, Chapter 55 of the General Statutes of North Carolina. There are differences between Chapter 53 and Chapter 55. There are also certain distinctions and differences in the documents governing both organizations.

     The following is only a general summary of certain differences in the rights of holders of Community Bank common stock and Southern Community common stock. Community Bank’s shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders that will result from the transaction.

     Capital Structure. Community Bank’s Articles of Incorporation authorize the issuance of up to 4,000,000 shares of common stock, par value $2.50 per share. As of June 30, 2003 there were 1,597,863 shares of Community Bank common stock issued and outstanding. Southern Community’s Articles of Incorporation authorize the issuance of up to 31,000,000 shares of capital stock consisting of 30,000,000 shares of no par value common stock and 1,000,000 shares of no par value preferred stock. As of June 30, 2003, 8,791,683 shares of Southern Community common stock were issued and outstanding. No shares of Southern Community’s preferred stock are issued and outstanding.

     Voting Rights. In general, each holder of Community Bank common stock and Southern Community common stock is entitled to one vote per share on all matters submitted to a vote of shareholders. In the election of directors, each holder of Community Bank common stock and of Southern Community common stock has the right to vote the number of shares owned by him or her on the record date for as many persons as there are directors to be elected. Cumulative voting is not available with respect to the election of directors of either Community Bank or Southern Community.

     Directors. The Bylaws of Community Bank provide that the Board of Directors of Community Bank shall have at least five members and the Board of Directors of Community Bank currently has eight members. The Bylaws of Southern Community provide that the Board of Directors of Southern Community shall have not less than six nor more than fourteen members, and the Board of Directors of Southern Community currently has fourteen members. The Bylaws of both Southern Community and Community Bank provide that the Board shall be divided into three classes, approximately equal in number, and elected to staggered three-year terms.

     Repurchase of Capital Stock. Under Chapter 53 of the North Carolina General Statutes, Community Bank must obtain the prior approval of the holders of two-thirds of its outstanding shares, as well as the prior approval of the North Carolina Commissioner of Banks and the FDIC, before it can repurchase any of its shares of capital stock. Additionally, the prior approval of the FDIC must be obtained pursuant to federal banking law.

     Under Chapter 55 of the North Carolina General Statutes, Southern Community may repurchase its capital stock by action of its Board of Directors without the prior approval of its shareholders. However, as a financial holding company, Southern Community is required to give the Federal Reserve Board at least 45 days prior written notice of the purchase or redemption of any shares of its outstanding equity securities if the gross consideration to be paid for such purchase or redemption, when aggregated with the net consideration paid by Southern Community for all purchases or redemptions of its equity securities during the 12 months preceding the date of notification, equals or exceeds 10% of Southern Community’s consolidated net worth as of the date of such notice. The Federal Reserve Board may permit a purchase or redemption to be accomplished prior to expiration of the 45-day notice period if it determines that the repurchase or redemption would not constitute an unsafe or unsound practice and that it would not violate any applicable law, rule, regulation or order, or any condition imposed by, or written agreement with, the Federal Reserve Board.

     Payment of Dividends. Pursuant to Chapter 55, Southern Community is authorized to pay dividends such as are declared by its Board of Directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis. Southern Community’s principal asset is its ownership of all of the outstanding capital stock of Southern Community Bank and Trust, and its sole source of funds for the payment of dividends on Southern Community common stock is dividends it receives (as Southern Community Bank and Trust’s sole shareholder) from Southern Community Bank and Trust. Therefore, Southern Community’s ability to pay dividends is subject to Southern Community Bank and Trust’s ability to pay dividends.

     Pursuant to Chapter 53, state chartered banks may pay dividends only out of its undivided profits. Should its surplus be less than 50% of its paid-in capital stock at any time, a state bank may not declare a cash dividend until it has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. However, no cash dividends may be paid at any time by a bank when it is insolvent or when payment of a dividend would render it insolvent or be contrary to its Articles of Incorporation. Also, under federal banking law, no cash dividend may be paid if a bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by a bank if it is in default of any deposit insurance assessment due to the FDIC. Additionally, there are statutory provisions regarding the calculation of undivided profits from which dividends may be paid, and banking regulators may restrict or prohibit the payment of dividends by banks that have been found to have inadequate capital.

     Community Bank’s shareholders are entitled to dividends if and when declared by Community Bank’s Board of Directors, subject to the restrictions described above.

     Upon closing of the transaction, Southern Community has agreed to initiate the payment of an annual cash dividend of not less than $0.11 per share unless a three-fourths vote of its Board of Directors determines that payment of a cash dividend is not in the best interest of Southern Community. In the future, any declaration and payment of cash dividends on Southern Community capital stock will be subject to Southern Community’s Board of Directors’ evaluation of its operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. Also, the payment of cash dividends by Southern Community in the future will be subject to certain other legal and regulatory limitations (including the requirement that Southern Community’s capital be maintained at certain minimum levels) and will be subject to ongoing review by regulators. There is no assurance that, in the future, Southern Community will have funds available to pay cash dividends, or, even if funds are available, that it will pay dividends in any particular amount or at any particular times, or that it will pay dividends at all. (See “Market Prices and Dividend Policies — Southern Community” on page 16).

     Merger, Share Exchange, Sale of Assets or Dissolution. Pursuant to Chapter 55, the transaction of Southern Community with, or a sale of substantially all of Southern Community’s assets to, any other entity, or a dissolution of Southern Community, requires the prior approval of the holders of only a majority of the votes entitled to be cast by the holders of Southern Community’s voting stock.

     Pursuant to Chapter 53, Community Bank may not merge or consolidate with, or sell substantially all of its assets to, any other entity or be dissolved without the prior approval of the holders of at least two-thirds of its outstanding shares. Therefore, approval of a merger or other business combination involving Community Bank, even if it is the surviving company in the transaction, will require the vote of a higher percentage of its shareholders than currently is required to approve a similar type of transaction involving Southern Community.

     In addition, Chapter 55 provides that no prior approval of Southern Community’s shareholders is required to effect a transaction of another entity into Southern Community Bank and Trust, provided that Southern Community remains in control of its subsidiary following consummation of that transaction. Assuming that a sufficient number of shares of capital stock have been authorized in Southern Community’s Articles of Incorporation, it can make acquisitions of other companies through the transaction of a third party bank or other entity with or into Southern Community Bank and Trust or another subsidiary of Southern Community (such as Community Bank after the transaction), including acquisitions involving the issuance of Southern Community common stock, without the approval of Southern Community’s shareholders. Since Community Bank is not currently organized in a holding company structure, it is not currently able to acquire another bank or other company by merger without the approval of its shareholders.

     Limitation of Liability of Directors, Officers and Employees. The Articles of Incorporation of both Community Bank and Southern Community eliminate a director’s personal liability for breach of duty as a director to the fullest extent permitted by law.

     Indemnification of Directors, Officers and Employees. The Bylaws of Southern Community provide for indemnification to the fullest extent permitted by law. Neither Community Bank’s Articles of Incorporation nor its Bylaws provide for indemnification of its directors, officers, or employees. Under the Federal Deposit Insurance Act, both Community Bank and Southern Community would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person. Currently, there is no pending or threatened litigation involving Southern Community or Community Bank for which indemnification might be sought.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Southern Community pursuant to the foregoing provisions, Southern Community has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Limitation of liability and indemnification provisions may discourage or deter shareholders or management from bringing a lawsuit against former directors for breach of duty, even though such action, if successful, might otherwise have benefited the corporation and its shareholders (See the heading “Indemnification” for more information).

     Assessability. Shares of Community Bank capital stock generally are not assessable except in the limited circumstance in which Community Bank’s capital has become impaired. Under Chapter 53, the North Carolina Commissioner of Banks may require Community Bank’s Board of Directors to assess the holders of Community Bank capital stock for the amount by which Community Bank’s capital stock has become impaired, and the shares of a shareholder who fails to pay the assessment may be sold. Under Chapter 55, shares of Southern Community common stock are not assessable.

     Change in Control Regulation. Southern Community and Community Bank are subject to the protection of the North Carolina Control Share Acquisition Act and the North Carolina Shareholder Protection Act.

     Pursuant to the North Carolina Shareholder Protection Act, no business combination (defined to include any transaction, consolidation, transaction or sale of all or any substantial part of the corporation’s assets) involving a corporation which has a class of securities registered under the Securities Exchange Act of 1934, as amended, and any entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares may be consummated unless the holders of 95% of the outstanding voting shares approve the business combination. This provision does not apply if the parties comply with certain requirements relating to the value of the consideration paid in the business combination, the composition of the corporation’s board of directors, the disclosure to shareholders regarding the business combination and other procedural matters.

     The North Carolina Control Share Acquisition Act applies to a corporation that is incorporated in North Carolina and that has substantial assets in North Carolina, its principal place of business or a principal office within North Carolina, a class of securities registered under the Securities Exchange Act and more than 10% of its shareholders reside in North Carolina or more than 10% of its shares held by North Carolina residents. The North Carolina Control Share Acquisition Act restricts the voting rights of a person who acquires “control shares” in a subject corporation. Control shares are shares that, when added to all other shares of the subject corporation beneficially owned by a person, would entitle that person to voting power equal to or greater than a stated percentage of all voting power. Without shareholder approval by “disinterested shareholders,” the shares acquired by the acquiror have no voting rights. Disinterested shareholders are shareholders other than the acquiror and the employee-directors of the subject corporation. If the shares held by the acquiror are accorded voting rights pursuant to the procedure described above and the acquiror beneficially holds more than 50% of the voting power for the election of directors, each of the corporation’s other shareholders have the right to require that the corporation redeem their shares at a price not less than the highest price per share paid by the acquiror for any of its shares.

     The acquisition of more than ten percent of either the outstanding Southern Community common stock or the outstanding Community Bank common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act. The Federal Reserve Board has also adopted a regulation pursuant to the Change in Bank Control Act that generally requires persons who at any time intend to acquire control, either directly or indirectly, of a bank holding company, to provide 60 days’ prior written notice and certain financial and other information to the Federal Reserve Board. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under Federal Reserve Board regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

     Prior approval of the Federal Reserve would be required for any acquisition of control of Community Bank or Southern Community by any bank holding company under the Bank Holding Company Act. Control for purposes of the Bank Holding Company Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of Community Bank or Southern Community. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the Bank Holding Company Act.

     Both Southern Community and Community Bank are subject to the Securities Exchange Act of 1934, as amended, which requires that a purchaser of any class of a corporation’s securities registered under the Securities Exchange Act notify the SEC and such corporation within ten days after its purchases exceed 5% of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation’s business or corporate structure. In addition, any tender offer to acquire a corporation’s securities is subject to the limitations and disclosure requirements of the Securities Exchange Act.

     “Anti-takeover” Clause. Southern Community’s Articles of Incorporation provide that in determining what is in the best interests of Southern Community, the Board of Directors of Southern Community may consider, among other things, the social and economic effects of the matter to be considered (including a change of control) on Southern Community and its employees, customers, creditors and the community in which Southern Community operates. Additionally, in the case of a proposed change in control, the directors may consider the business and financial condition of the acquiring person and the competence, experience and integrity of the acquiring person and its management, as well as the prospects for successful completion of the proposed transaction. Since this provision permits Southern Community’s Board of Directors to consider factors other than the financial effect of a proposed transaction on Southern Community’s shareholders and to reject a proposal to acquire Southern Community based on these various other factors, under some circumstances this provision may be used as, or have the effect of, an “anti-takeover” device or a deterrent to an acquisition or change in control of Southern Community, whether or not such a transaction was favored by Southern Community’s shareholders. Community Bank’s Articles of Incorporation do not contain a similar provision.

     Bylaws. No material differences exist between the Bylaws of Community Bank and the Bylaws of Southern Community. Upon request, Community Bank will provide its shareholders with copies of the Bylaws of both Community Bank and Southern Community free of charge. Requests should be made to Merle B. Andrews, at (336) 368-5334 or mailed to Community Bank’s main office, located at 616 South Key Street, Pilot Mountain, North Carolina 27041-9998, Attention: Merle B. Andrews.

     Regulation of Transferability of Securities. The capital stock of Community Bank, unlike the securities of Southern Community, is exempt from the registration requirements of the Securities Act of 1933 and the North Carolina Securities Act. The effect of that exemption is to allow Community Bank to sell shares of its stock without registration under those laws. In contrast, the public sale by Southern Community of its securities, and resales of its securities by certain persons who are at the time of resale “affiliates” of Southern Community, are required to be registered under the Securities Act of 1933 and the North Carolina Securities Act or meet certain statutory and regulatory requirements to qualify for other exemptions from registration.

INDEMNIFICATION

     Permissible Indemnification. Southern Community’s Bylaws provide for indemnification of its directors, officers, employees or agents to the fullest extent permitted by law. Chapter 55 allows a corporation, by charter, bylaw, contract, or resolution, to indemnify or agree to indemnify its officers, directors, employees, and agents and any person who is or was serving at the corporation’s request as a director, officer, employee, or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation’s articles of incorporation or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     Mandatory Indemnification. Unless limited by the corporation’s articles of incorporation, Chapter 55 requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

     Advance for Expenses. Expenses incurred by a director, officer, employee, or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the articles of incorporation or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced, unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     Court-Ordered Indemnification. Unless otherwise provided in the corporation’s articles of incorporation, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     Parties Entitled to Indemnification. Chapter 55 defines “director” to include former directors and the estate or personal representative of a director. Unless its articles of incorporation provide otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its articles of incorporation or bylaws, by general or specific action of its board of directors, or by contract.

     SEC Opinion on Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Southern Community pursuant to the provisions discussed above, Southern Community has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

     The validity of the Southern Community common stock to be issued in connection with the transaction is being passed upon for Southern Community by Maupin Taylor P.A., Raleigh, North Carolina. Certain legal matters relating to the transaction will be passed upon for Community Bank by Gaeta & Associates, P.A., Raleigh, North Carolina.

EXPERTS

     The consolidated financial statements of Southern Community as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance on the report of Dixon Odom PLLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Community Bank as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance on the report of Dixon Odom PLLC, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     How to submit proposals for possible inclusion in the 2004 Southern Community proxy materials: For shareholder proposals to be considered for inclusion in the proxy materials for Southern Community’s 2004 annual meeting, any such proposals must be received at Southern Community’s principal office (currently 4605 Country Club Road, Winston-Salem, North Carolina 27104) not later than November 17, 2003. In order for a proposal to be included in Southern Community’s proxy material for the 2004 annual meeting, the person submitting the proposal must own, beneficially or of record, a minimum of the lesser of 1% or $2,000 in market value of the common stock entitled to be voted on that proposal at the 2004 annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the 2004 annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities Exchange Act or related SEC regulations. Southern Community’s Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

     Shareholder proposals after November 17, 2003: Proposals submitted after November 17, 2003 will not be included in the proxy materials for the 2004 annual meeting. Any such proposals received by February 20, 2004, may be considered at the 2004 annual meeting as other business. Management proxies shall have discretionary authority to vote on those proposals at the 2004 annual meeting. If notice of the proposal is not received by February 20, 2004, such notice will be considered untimely.

     Community Bank shareholders: If the merger is consummated, Community Bank shareholders will become shareholders of Southern Community on or before December 31, 2003. Because Community Bank shareholders will not become Southern Community stockholders on or before November 17, 2003, they will not be able to present proposals for inclusion in the proxy materials for the Southern Community 2004 annual meeting. The deadline for submission of proposals for Southern Community’s 2005 annual meeting is expected to be in November 2004. Because the shareholder proposal rules require the shareholder to have held shares for a period of at least one year prior to the date of submitting a proposal, Community Bank shareholders who become Southern Community shareholders as a result of the transaction may first present proposals for inclusion in the Southern Community proxy statement for its 2006 annual meeting. The deadline for submission of proposals for Southern Community’s 2006 annual meeting will be provided in Southern Community’s proxy statement for its 2005 annual meeting of shareholders.

WHERE YOU CAN GET MORE INFORMATION

     Southern Community files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at l-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding companies that are required to file reports with it. The address of the Securities and Exchange Commission website is www.sec.gov.

     Southern Community filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the issuance of Southern Community common stock to Community Bank shareholders in the transaction. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Southern Community and a proxy statement of each of Southern Community and Community Bank for their respective special meetings. As allowed by the SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information contained in the Registration Statement.

     This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this Joint Proxy Statement/Prospectus by reference or in our affairs since the date of this Joint Proxy Statement/Prospectus. The information contained in this Joint Proxy Statement/Prospectus with respect to Southern Community was provided by Southern Community and the information contained in this Joint Proxy Statement/Prospectus with respect to Community Bank was provided by Community Bank.

     Prior to Southern Community’s formation as the holding company for Southern Community Bank and Trust in 2001, Southern Community Bank and Trust was subject to the informational requirements of the Securities Exchange Act and filed reports, proxy statements and other information with the FDIC. Community Bank is also subject to the informational requirements of the Securities Exchange Act and files reports, proxy statements and other information with the FDIC. Southern Community Bank and Trust’s and Community Bank’s filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC’s public reference facilities at the Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room 6043, Washington, DC 20429.

ADDITIONAL INFORMATION

     SOUTHERN COMMUNITY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER, 31, 2002 ON FORM 10-K, WAS FILED WITH THE SEC ON MARCH 24, 2003. A COPY OF THAT REPORT WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO VOTE AT THE SPECIAL MEETING. REQUESTS FOR COPIES SHOULD BE DIRECTED TO RICHARD M. COBB, CHIEF FINANCIAL OFFICER, SOUTHERN COMMUNITY FINANCIAL CORPORATION, 4605 COUNTRY CLUB ROAD, WINSTON-SALEM, NORTH CAROLINA 27104.

     COMMUNITY BANK’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER, 31, 2002 ON FORM 10-K, WAS FILED WITH THE FDIC ON MARCH 17, 2003. A COPY OF THAT REPORT ACCOMPANIES THIS JOINT PROXY STATEMENT/PROSPECTUS.

INFORMATION INCORPORATED BY REFERENCE

     The SEC and FDIC allow us to incorporate by reference information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC or the FDIC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference:

•	Community Bank’s Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which accompanies this Joint Proxy Statement/Prospectus;

•	Community Bank’s Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 2003;

•	Southern Community’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	Southern Community’s Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 2003 ;

•	Southern Community’s Current Reports on Form 8-K, filed on January 23, 2003, April 24 and 29, 2003, June 10 and 20, 2003, July 25 and 30, 2003, August 8, 2003, September 16 and 29, 2003 and October 6, 16, and 21, 2003; and

•	All current, quarterly and annual reports filed by Southern Community with the SEC prior to the date that shareholders of Community Bank are required to submit their letter of transmittal.

     When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated October 24, 2003. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of the Joint Proxy Statement/Prospectus to shareholders nor the issuance of Southern Community common stock shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN

OF SHARE EXCHANGE

BY AND BETWEEN

SOUTHERN COMMUNITY FINANCIAL CORPORATION

AND

THE COMMUNITY BANK

July 30, 2003

ARTICLE I		THE EXCHANGE	1
1.01.		Names Of Exchanging Corporations	1
1.02.		The Exchange	1
1.03.		Conversion and Exchange of Stock	1
(a	)	Consideration	1
(b	)	Stock Exchange Ratio and Cash Elections	1
(c	)	Election of Form of Consideration	1
(d	)	Required Ratio of Consideration; Allocations of Consideration	2
(e	)	Exchange and Payment Procedures; Surrender of Certificates	3
(f	)	Community Bank Certificates	3
(g	)	Certificates and Dividends	4
(h	)	Antidilutive Adjustments	4
(i	)	Dissenters	4
(j	)	Lost Certificates	4
(k	)	Fractional Shares	4
1.04.		Closing; Articles Of Share Exchange; Effective Time	5
1.05.		Outstanding Financial Corporation Stock	5
ARTICLE II		REPRESENTATIONS AND WARRANTIES OF COMMUNITY BANK	5
2.01.		Organization; Standing; Power	5
2.02.		Community Bank’s Capital Stock	6
2.03.		Principal Shareholders	6
2.04.		Convertible Securities, Options, Etc.	6
2.05.		Authorization and Validity of Agreement	6
2.06.		Validity of Transactions; Absence of Required Consents or Waivers	6
2.07.		Community Bank’s Books and Records	7
2.08.		Community Bank Reports	7
2.09.		Community Bank Financial Statements	7
2.10.		Tax Returns and Other Tax Matters	8
2.11.		Absence of Material Adverse Changes or Certain Other Events	8
2.12.		Absence of Undisclosed Liabilities	8
2.13.		Compliance with Existing Obligations	8
2.14.		Litigation and Compliance with Law	8
2.15.		Real Properties	9
2.16.		Loans, Accounts, Notes and Other Receivables	10
2.17.		Securities Portfolio and Investments	10
2.18.		Personal Property and Other Assets	11
2.19.		Patents and Trademarks	11
2.20.		Environmental Matters	11
2.21.		Absence of Brokerage or Finder’s Commissions	12
2.22.		Material Contracts	12
2.23.		Employment Matters; Employee Relations	13
2.24.		Employment Agreements; Employee Benefit Plans	13
2.25.		Insurance	15
2.26.		Insurance Of Deposits	15
2.27.		Affiliates	15
2.28.		Obstacles to Regulatory Approval or Tax Treatment	16
2.29.		Disclosure	16
ARTICLE III		REPRESENTATIONS AND WARRANTIES OF FINANCIAL CORPORATION	16
3.01.		Organization; Standing; Power	16

i

3.02.		Capital Stock	16
3.03.		Principal Shareholders	17
3.04.		Subsidiaries	17
3.05.		Convertible Securities, Options, Etc.	17
3.06.		Authorization and Validity of Agreement	18
3.07.		Validity of Transactions, Absence of Required Consents or Waivers	18
3.08.		Southern Community’s and Financial Corporation’s Books and Records	18
3.09.		Southern Community Reports	18
3.10.		Financial Statements	19
3.11.		Absence of Material Adverse Changes or Certain Other Events	19
3.12.		Absence of Undisclosed Liabilities	19
3.13.		Litigation and Compliance with Law	19
3.14.		Absence of Brokerage or Finders Commissions	20
3.15.		Insurance	20
3.16.		Loans, Accounts, Notes and Other Receivables	21
3.17.		Securities Portfolio and Investments	21
3.18.		Obstacles to Regulatory Approval or Tax Treatment	21
3.19.		Disclosure	22
ARTICLE IV		COVENANTS OF COMMUNITY BANK	22
4.01.		Affirmative Covenants of Community Bank	22
(a	)	Affiliates of Community Bank	22
(b	)	Community Bank Shareholders Meeting	22
(c	)	Conduct of Business Prior to Effective Time	22
(d	)	Periodic Financial and Other Information	23
(e	)	Notice Of Certain Changes Or Events	24
(f	)	Accruals for Loan Loss Reserve and Expenses	24
(g	)	Consents to Assignment of Leases	24
(h	)	Access	24
(i	)	Deposit Liabilities	24
(j	)	Further Action; Instruments of Transfer, Etc.	24
4.02.		Negative Covenants of Community Bank	24
(a	)	Amendments to Articles of Incorporation or Bylaws	25
(b	)	Change in Capital Stock	25
(c	)	Options, Warrants, and Rights	25
(d	)	Dividends	25
(e	)	Employment, Benefit, or Retirement Agreements or Plans	25
(f	)	Accounting Practices	25
(g	)	Changes in Business Practices	25
(h	)	Acquisition or Disposition of Assets	25
(i	)	Debt; Liabilities	26
(j	)	Liens; Encumbrances	26
(k	)	Waiver of Rights	26
(l	)	Other Contracts	26
(m	)	Aggregate Deposit Liabilities	26
(n	)	Foreclosures	27
ARTICLE V		COVENANTS OF FINANCIAL CORPORATION	27
5.01.		Affirmative Covenants of Financial Corporation	27
(a	)	Financial Corporation Shareholders Meeting	27
(b	)	Access	27
(c	)	Further Action; Instruments of Transfer	27
(d	)	Employment of Other Community Bank Employees	27
(e	)	Employee Benefits	28

(f	)	Reconstitution of Financial Corporation’s Board of Directors	28
(g	)	Employment and Consulting Agreements	28
(h	)	Community Bank as Subsidiary	28
(i	)	Cash Dividends	29
(j	)	Blue Sky Approvals	29
(k	)	Available Funds	29
(l	)	NASDAQ Notification	29
5.02.		Negative Covenants of Financial Corporation	29
(a	)	Amendments to Articles of Incorporation or Bylaws	29
(b	)	Change In Capital Stock	29
(c	)	Options, Warrants, and Rights	29
(d	)	Accounting Practices	29
(e	)	Changes in Business Practices	29
ARTICLE VI		MUTUAL AGREEMENTS	30
6.01.		Registration Statement; Proxy Statement/Prospectus; Recommendation	30
(a	)	Registration Statement	30
(b	)	Preparation and Distribution of Joint Proxy Statement/Prospectus	30
(c	)	Recommendation of Community Bank’s and Financial Corporation’s Boards of Directors	30
6.02.		Regulatory Approvals	30
6.03.		Information for Proxy Statement/Prospectus and Regulatory Approvals	31
6.04.		Expenses	31
6.05.		Confidentiality	31
6.06.		Real Property Matters	32
6.07.		Treatment of Community Bank Stock Options	4
6.08.		Tax Opinion	33
ARTICLE VII		CONDITIONS PRECEDENT TO EXCHANGE	33
7.01.		Conditions to All Parties’ Obligations	33
(a	)	Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions	33
(b	)	Effectiveness of Registration Statement, Compliance with Securities and Other Blue Sky Requirements	34
(c	)	Adverse Proceedings, Injunction, Etc.	34
(d	)	Approval by Boards of Directors And Shareholders	34
(e	)	Fairness Opinions	34
(f	)	Tax Opinion	34
(g	)	Listing of Financial Corporation’s Stock	35
(h	)	No Termination or Abandonment	35
(i	)	Articles of Share Exchange; Other Actions	35
7.02.		Additional Conditions to Community Bank’s Obligations	35
(a	)	Material Adverse Change	35
(b	)	Compliance with Laws	35
(c	)	Financial Corporation’s Representations and Warranties and Performance of Agreements; Officers’ Certificate	35
(d	)	Legal Opinion of Financial Corporation’s Counsel	35
(e	)	Other Documents and Information from Financial Corporation	35
(f	)	Acceptance by Community Bank’s Counsel	35
7.03.		Additional Conditions to Financial Corporation’s Obligations	35
(a	)	Material Adverse Change	36
(b	)	Compliance with Laws	36
(c	)	Community Bank’s Representations and Warranties and Performance of Agreements; Officers’ Certificate	36
(d	)	Legal Opinion of Community Bank’s Counsel	36
(e	)	Other Documents and Information from Community Bank	36

(f	)	Acceptance by Financial Corporation’s Counsel	36
(g	)	Affiliates’ Agreements	36
(h	)	Option Plan Matters	36
(i	)	Officer Agreements	36
ARTICLE VIII		TERMINATION; BREACH	37
8.01.		Mutual Termination	37
8.02.		Unilateral Termination	37
(a	)	Termination by Community Bank	37
(b	)	Termination by Financial Corporation	38
(c	)	Termination Due to Price Changes	38
8.03.		Breach; Remedies	39
ARTICLE IX		INDEMNIFICATION	40
9.01.		Indemnification Following Termination of Agreement	40
(a	)	By Financial Corporation	40
(b	)	By Community Bank	41
9.02.		Procedure for Claiming Indemnification	41
ARTICLE X		MISCELLANEOUS PROVISIONS	42
10.01.		Survival of Representations, Warranties, Indemnification and Other Agreements	42
(a	)	Representations, Warranties and Other Agreements	42
(b	)	Indemnification	42
10.02.		Waiver	42
10.03.		Amendment	42
10.04.		Notices	42
10.05.		Further Assurance	43
10.06.		Headings and Captions	43
10.07.		Gender and Number	43
10.08.		Entire Agreement	43
10.09.		Severability of Provisions	43
10.10.		Assignment	43
10.11.		Counterparts	43
10.12.		Governing Law	43
10.13.		Previously Disclosed Information	43
10.14		Best Knowledge	43
10.15.		Inspection	44
10.16.		Exclusivity	44
Exhibit A	Plan of Share Exchange
Exhibit B	Index Group
Exhibit 5.01(g)	Employment, Consulting, and Termination Agreements

AGREEMENT AND PLAN OF SHARE EXCHANGE
BY AND BETWEEN
SOUTHERN COMMUNITY FINANCIAL CORPORATION
AND THE COMMUNITY BANK

     THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter called “Agreement”) entered into as of the 30th day of July 2003, by and between SOUTHERN COMMUNITY FINANCIAL CORPORATION (“Financial Corporation”) and THE COMMUNITY BANK (“Community Bank”).

     WHEREAS, Southern Community Bank and Trust (“Southern Community”) is a North Carolina commercial bank with its principal office and place of business located in Winston-Salem, North Carolina; and,

     WHEREAS, Financial Corporation is a North Carolina corporation with its principal office and place of business located in Winston-Salem, North Carolina and is the owner of all the outstanding shares of common stock of Southern Community; and,

     WHEREAS, Community Bank is a North Carolina commercial bank with its principal office and place of business located in Pilot Mountain, North Carolina; and,

     WHEREAS, Financial Corporation and Community Bank have agreed that it is in their mutual best interests and in the best interests of the respective shareholders for Financial Corporation and Community Bank to consummate a share exchange whereby each of the outstanding shares of Community Bank’s common stock would be exchanged for either cash or shares of Financial Corporation’s common stock, all in the manner and upon the terms and conditions contained in this Agreement; and,

     WHEREAS, to effectuate the foregoing, Financial Corporation and Community Bank desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and,

     WHEREAS, the respective Boards of Directors of Community Bank and Financial Corporation have determined that it is in the best interests of their companies and their shareholders to consummate the transactions provided for herein.

     NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants, and promises herein contained, and subject to the terms and conditions hereof, Community Bank and Financial Corporation hereby mutually agree as follows:

ARTICLE I
THE EXCHANGE

     1.01. Names Of Exchanging Corporations. The name of the corporation whose shares will be acquired is “The Community Bank” and the name of the acquiring corporation is “Southern Community Financial Corporation.”

     1.02. The Exchange. At the “Effective Time” (as defined in Paragraph 1.04 below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act, as amended (the “Act”), each share of the $2.50 par value common stock of Community Bank (“Community Bank Stock”) (other than any shares to which rights of dissent and appraisal are properly exercised as provided below) shall be exchanged (the “Exchange”) for the consideration provided in Paragraph 1.03 (the “Consideration”). The Exchange shall have the effects set forth in Section 55-11-06 of the Act.

     1.03. Conversion and Exchange of Stock.

     (a)  Consideration. Except as otherwise provided in this Agreement, at the Effective Time all rights of Community Bank’s shareholders with respect to all outstanding shares of Community Bank Stock shall cease to exist and, as consideration for and to effect the Exchange, each such outstanding share shall be converted, without any action by Financial Corporation or any Community Bank shareholder, into the right to receive either: (i) a number of shares of Financial Corporation Stock (as hereinafter defined); or (ii) cash. No share of Community Bank Stock, other than shares as to which the holders have validly exercised Dissenter’s Rights (as defined in Paragraph 1.03(i)), shall be deemed to be outstanding or have any rights other than those set forth in this Paragraph 1.03(a) after the Effective Time.

     (b)  Stock Exchange Ratio and Cash Elections. (i) Each outstanding share of Community Bank Stock which under the terms of this Agreement is to be converted into the right to receive shares of Financial Corporation Stock (“Stock Election Share”) shall, subject to Paragraph 1.03(h), be converted into and become the right to receive a number of shares of Financial Corporation Stock equal to the Cash Election Price (as defined below) divided by the Average Pre-Closing Price of Financial Corporation Stock, which quotient is the exchange ratio (the “Exchange Ratio”). For purposes of this Agreement, “Average Pre-Closing Price of Financial Corporation Stock” shall mean the average of the closing prices of shares of Financial Corporation Stock as reported on the NASDAQ National Market System for the fifteen consecutive full trading days ending on (and including) the Determination Date. “Determination Date” shall mean the date of the approval order of the Exchange by the Federal Reserve System or the North Carolina Banking Commission, whichever is later. The Average Pre-Closing Price of Financial Corporation Stock shall be calculated to the nearest one-hundredth and the Exchange Ratio shall be calculated to the nearest ten thousandth.

          (ii) Each outstanding share of Community Bank Stock which under the terms of this Agreement is to be converted into the right to receive cash (“Cash Election Share”) shall be converted into the right to receive the sum of (x) 0.80 times 5.00 times the Average Pre-Closing Price of Financial Corporation Common Stock and (y) 0.20 times $47.45 (the “Cash Election Price”).

     (c)  Election of Form of Consideration. Subject to the limitations described in this Agreement, each Community Bank shareholder shall have the right to elect the following forms of Consideration into which his or her shares of Community Bank Stock will be converted. Each shareholder’s election must be made in writing in a form prescribed by Financial Corporation (an “Election of Consideration”). Financial Corporation shall forward the Election of Consideration to all shareholders of Community Bank at a reasonable date prior to the estimated Closing Date (as defined below), but not less than twenty days prior to the Closing Date. To be valid, an Election of Consideration must be signed by the shareholder and delivered to Financial Corporation within 25 business days following the mailing date of the Election of Consideration, or such other time and date as Community Bank and Financial Corporation may mutually agree (“Election Deadline”). Shareholders of Community Bank who do not return a properly completed Election of Consideration, or whose Elections of Consideration are received by Financial Corporation after the time prescribed, will be deemed to have made no election (“Non-Election”). Financial Corporation shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to determine whether the Elections of Consideration have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Elections of Consideration. The decision of Financial Corporation (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to Community Bank. Neither Financial Corporation nor its Exchange Agent will be under any obligation to notify any person of any defect in Elections of Consideration submitted to the Exchange Agent.

     (d)  Required Ratio of Consideration; Allocations of Consideration. As used in this Paragraph, “Cash Amount” shall equal $15,163,738 plus $47.45 times 0.20 times the number of Community Bank Stock Options exercised prior to the Effective Time less $47.45 times 0.20 times the number of shares of Community Bank Stock, if any, purchased by Financial Corporation prior to the Effective Time. Within five Business Days after the Election Deadline, Financial Corporation’s Exchange Agent shall calculate the allocation among holders of Community Bank Stock of rights to receive Financial Corporation Stock or cash in the Exchange in accordance with the Election Forms as follows:

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          (i) If the number of Cash Election Shares is greater than the quotient of (x) the Cash Amount divided by (y) the Cash Election Price (the “Cash Conversion Shares”), then:

(1)	all Stock Election Shares will be converted into the right to receive Financial Corporation Stock; and

(2)	each Cash Election Share will be converted into the right to receive Financial Corporation Stock and cash in the following manner:

(A)	a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Cash Amount by (y) the product of the number of Cash Election Shares multiplied by the Cash Election Price;

(B)	the number of Cash Election Shares held by each holder of shares of Community Bank Stock that will be converted into the right to receive cash pursuant to the terms of Paragraph 1.03(b)(ii) shall be determined by multiplying the Cash Proration Factor by the number of Cash Election Shares held by such holder; and

(C)	all Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive Financial Corporation Stock in accordance with the terms of Paragraph 1.03(b)(i); or

          (ii) If the number of Cash Election Shares is less than the number of Cash Conversion Shares, then:

(1)	all Cash Election Shares will be converted into the right to receive cash at the Cash Election Price; and

(2)	each Stock Election Share will be converted into the right to receive Financial Corporation Stock and cash in the following manner:

(A)	a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (as defined below) by the number of Stock Election Shares. The “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of Community Bank Stock outstanding immediately prior to the Effective Time minus (y) the Cash Conversion Shares;

(B)	the number of Stock Election Shares held by each holder of shares of Community Bank Stock that will be converted into the right to receive shares of Financial Corporation Stock pursuant to the terms of Paragraph 1.03(b)(i) shall be determined by multiplying the Stock Proration Factor by the number of Stock Election Shares held by such holder; and

(C)	all Stock Election Shares other than those shares converted into the right to receive Financial Corporation Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Paragraph 1.03(b)(ii); or

          (iii) If the number of Stock Election Shares is equal to the number of Stock Conversion Shares and the Number of Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares will be converted into the right to

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receive cash valued at the Cash Election Price and all Stock Election Shares will be converted into the right to receive Financial Corporation Stock in accordance with the Exchange Ratio.

     Financial Corporation shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to allocate the shares of any Community Bank shareholder determined to have made a Non-Election in such manner as Financial Corporation, in its sole discretion, shall consider reasonable and appropriate. The decision of Financial Corporation (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to Community Bank.

     Any questions regarding allocations shall be resolved in such manner as Financial Corporation, in its sole discretion, shall consider reasonable and appropriate. Financial Corporation’s decision regarding any such allocations shall be final and binding on Community Bank’s shareholders and all parties to this Agreement.

     (e)  Exchange and Payment Procedures; Surrender of Certificates. As promptly as is reasonably practicable following the Effective Time, Financial Corporation shall send or cause to be sent to each former Community Bank shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering certificates evidencing Community Bank Stock (each a “Community Bank Certificate”) to Financial Corporation or to an exchange agent appointed by Financial Corporation. Upon the proper surrender and delivery to Financial Corporation or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Community Bank of his or her Community Bank Certificate(s), and in exchange therefor, Financial Corporation shall as soon as practicable thereafter issue and deliver to the shareholder: (i) a certificate evidencing the Financial Corporation Stock into which the shareholder’s Community Bank Stock has been converted, and, if elected by the shareholder or if any proration requires; and (ii) an amount of cash to which such shareholder is entitled in exchange for his Community Bank Stock.

     (f)  Community Bank Certificates. At the Effective Time, and without any action by Financial Corporation, Community Bank or any Community Bank shareholder, Community Bank’s stock transfer books shall be closed and there shall be no further transfers of Community Bank Stock on its stock transfer books or the registration of any transfer of a Community Bank Certificate by any holder thereof, and the holders of Community Bank Certificates shall cease to be, and shall have no further rights as, stockholders of Community Bank other than as provided in this Agreement. Following the Effective Time, Community Bank Certificates shall evidence only the right of the registered holder thereof to receive the Consideration into which his or her Community Bank Stock was converted at the Effective Time or, in the case of Community Bank Stock held by shareholders who properly shall have exercised Dissenters’ Rights (as defined in Paragraph 1.03(i)), cash as provided in Article 13 of Act.

     (g)  Certificates and Dividends. Subject to Paragraph 1.03(j), no certificate evidencing Financial Corporation Stock shall be issued or delivered to any former Community Bank shareholder unless and until such shareholder shall have properly surrendered to Financial Corporation or its agent the Community Bank Certificate(s) formerly representing his or her shares of Community Bank Stock, together with a properly completed Transmittal Letter. Further, until a former Community Bank shareholder’s Community Bank Certificates are so surrendered and certificates for the Financial Corporation Stock into which his or her Community Bank Stock was converted at the Effective Time actually are issued to him or her, no dividend or other distribution payable by Financial Corporation with respect to that Financial Corporation Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former Community Bank shareholder. However, upon the proper surrender of the shareholder’s Community Bank Certificate, Financial Corporation shall pay to the shareholder the amount of any such dividends or other distributions, without interest, that have accrued but remain unpaid with respect to that Financial Corporation Stock.

     (h)  Antidilutive Adjustments. If, prior to the Effective Time, Community Bank or Financial Corporation shall declare any dividend payable in shares of Community Bank Stock or Financial Corporation Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of Community Bank Stock or Financial Corporation Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of Financial Corporation Stock to be issued in exchange for each of the shares of Community Bank Stock.

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     (i)  Dissenters. Any shareholder of Community Bank who properly exercises the right of dissent and appraisal with respect to the Exchange as provided in Section 55-13-02 of the North Carolina General Statutes (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of Community Bank Stock in the manner and pursuant to the procedures provided therein. Shares of Community Bank Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.03(a). However, if any shareholder of Community Bank who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of Community Bank Stock, at Financial Corporation’s sole option, shall be deemed to have been converted into the right to receive Financial Corporation Stock as of the Effective Time as provided in Paragraph 1.03(a) hereof.

     (j)  Lost Certificates. Shareholders of Community Bank whose Community Bank Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the certificates evidencing Financial Corporation Stock to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by Financial Corporation, including without limitation, a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to Financial Corporation.

     (k)  Fractional Shares. No fractional shares of Financial Corporation Stock shall be issued or delivered in connection with the Exchange. In lieu of any such fractional share, subject to the terms and conditions of this paragraph 1.03, each holder of shares of Community Bank Stock who would otherwise have been entitled to a fraction of a share of Financial Corporation Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Cash Election Price.

     1.04. Closing; Articles Of Share Exchange; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Financial Corporation in Winston-Salem, North Carolina, or at such other place as Financial Corporation and Community Bank shall mutually designate, on a date mutually agreed by Financial Corporation and Community Bank (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Exchange by governmental or regulatory authorities. At the Closing, Community Bank and Financial Corporation shall take such actions (including, without limitation, the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Exchange and cause it to become effective, and shall execute Articles of Share Exchange under North Carolina law which shall contain a “Plan of Exchange” substantially in the form attached as Exhibit A hereto.

     Subject to the terms and conditions set forth herein (including, without limitation, the receipt of all required approvals of governmental agencies and regulatory authorities), the Exchange shall be effective on the date and at the time (the “Effective Time”) specified in the Articles of Share Exchange as filed with the North Carolina Secretary of State in accordance with law.

     1.05. Outstanding Financial Corporation Stock. The status of the shares of Financial Corporation Stock that are outstanding immediately prior to the Effective Time shall not be affected by the Exchange.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMMUNITY BANK

     Except as otherwise specifically provided herein or as “Previously Disclosed” (as defined in Paragraph 10.13 below) to Financial Corporation, Community Bank hereby makes the following representations and warranties to Financial Corporation:

     2.01. Organization; Standing; Power. Community Bank (i) is duly organized and incorporated, validly existing, and in good standing under the laws of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Community Bank, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a

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material adverse effect on Community Bank. Community Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Community Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

     2.02. Community Bank’s Capital Stock.

     (a)  At the Effective Time, Community Bank’s authorized capital stock will consist of 10,000,000 shares of common stock, $2.50 par value per share, of which no more than 1,597,863 shares, plus such number of additional shares, if any, as shall have been issued by Community Bank after the date of this Agreement as provided in Paragraph 4.02(b) hereof, will be issued and outstanding and constitute Community Bank’s only outstanding securities.

     Each outstanding share of Community Bank Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and, except to the extent set forth in N.C.G.S. 53-42, nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Community Bank Stock has been registered with the Federal Deposit Insurance corporation (“FDIC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Community Bank is subject to the registration and reporting requirements of the 1934 Act.

     (b)  Subsidiaries. Community Bank has no subsidiaries.

     2.03. Principal Shareholders. No person or entity is known to management of Community Bank to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Community Bank Stock.

     2.04. Convertible Securities, Options, Etc. With the exception of options to purchase an aggregate of 21,191 shares of Community Bank Stock which have been issued and are outstanding under the Community Bank stock option plans (“Community Bank Stock Options”), Community Bank does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Community Bank Stock or any other securities of Community Bank; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of Community Bank Stock or any other securities of Community Bank; or (iii) plans, agreements or other arrangements pursuant to which shares of Community Bank Stock or any other securities of Community Bank, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.

     2.05. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Community Bank’s Board of Directors in the manner required by law. Subject only to approval of this Agreement by the shareholders of Community Bank in the manner required by law (as contemplated by Paragraph 6.01(b) below) and receipt of all required approvals of governmental or regulatory authorities having jurisdiction over Community Bank, Southern Community and Financial Corporation (collectively, the “Regulatory Authorities”) (as contemplated by Paragraph 6.02 below), (i) Community Bank has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement; (ii) all corporate action required to authorize Community Bank to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein has been duly and properly completed or obtained; and (iii) this Agreement has been duly executed on behalf of Community Bank, and (assuming due authorization, execution and delivery by Financial Corporation) constitutes the valid and binding agreement of Community Bank, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies), and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     2.06. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Community Bank with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Community Bank’s Articles of Incorporation or Bylaws, or

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any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Community Bank is bound or by which it, its business, capital stock, or any properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of Community Bank’s properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body which violation will or may have a material adverse effect on Community Bank, its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, or on Community Bank’s ability to consummate the transactions described herein or to carry on the business of Community Bank as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of Community Bank; or (v) interfere with or otherwise adversely affect Community Bank’s ability to carry on its business as presently conducted.

     No consents, approvals, or waivers are required to be obtained from any person or entity in connection with Community Bank’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Community Bank’s shareholders and of the Regulatory Authorities.

     2.07. Community Bank’s Books and Records. Community Bank’s books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects Community Bank’s items of income and expense and all of its assets, liabilities, and stockholders’ equity. The minute books of Community Bank accurately reflect in all material respects the corporate actions that its shareholders and Board of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Financial Corporation and its representatives.

     2.08. Community Bank Reports. Community Bank has filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the North Carolina Commissioner of Banks (the “Commissioner”), and (iii) any other Regulatory Authorities. All such reports, registrations, and statements filed by Community Bank with the FDIC, the Commissioner, or other such Regulatory Authorities are collectively referred to herein as the “Community Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of Community Bank, as of their respective dates, each Community Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the regulatory authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and Community Bank has not been notified by any such governmental or regulatory authority that any such Report was deficient in any material respect as to form or content.

     2.09. Community Bank Financial Statements. Community Bank has Previously Disclosed to Financial Corporation a copy of its audited statements of financial condition as of December 31, 2002, 2001, and 2000 and its audited statements of income, stockholders’ equity and cash flows for the years ended December 31, 2002, 2001, and 2000, together with notes thereto (collectively, the “Community Bank Audited Financial Statements”), together with copies of its unaudited statements of financial condition as of March 31, 2003, and unaudited statements of income and cash flows for the three-month period ended March 31, 2003 and 2002 (collectively, the “Community Bank Interim Financial Statements”). Following the date of this Agreement, Community Bank promptly will deliver to Financial Corporation all other annual or interim financial statements prepared by or for Community Bank. The Community Bank Audited Financial Statements and the Community Bank Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Community Bank’s books and records, and (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (iii) present fairly in all material respects Community Bank’s financial condition, assets and liabilities, results of operations, changes in stockholders’ equity, and changes in cash flows as of the dates indicated and for the periods specified therein. The Community Bank Audited Financial Statements have been audited by Community Bank’s independent certified public accountants, Dixon Odom PLLC.

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     2.10. Tax Returns and Other Tax Matters. (i) Community Bank has timely filed or caused to be filed all federal, state, and local tax returns and reports which are required by law to have been filed, and to the Best Knowledge of management of Community Bank, all such returns and reports were true, correct, and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state, and local income, profits, franchise, sales, use, occupation, property, excise, and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Community Bank or its property have been fully paid, or if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected in the Community Bank Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Community Bank have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department Revenue and Community Bank has not received any indication of the pendency of any audit or examination in connection with any tax return or report and, to the Best Knowledge of management of Community Bank, no such return or report is subject to adjustment; and (iv) Community Bank has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

     2.11. Absence of Material Adverse Changes or Certain Other Events.

     (a)  Since March 31, 2003, Community Bank has conducted its business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of Community Bank which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting Community Bank’s financial condition or results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations.

     (b)  Since March 31, 2003, and other than in the ordinary course of its business including its normal salary review for 2003, Community Bank has not incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation, or general benefits payable or provided to its employees, suffered any loss, destruction, or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

     2.12. Absence of Undisclosed Liabilities. Community Bank has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Community Bank Audited Financial Statements or the Community Bank Interim Financial Statements; (ii) increases in deposit accounts in the ordinary course of its business since March 31, 2003; or (iii) loan commitments in the ordinary course of its business since March 31, 2003.

     2.13. Compliance with Existing Obligations. Community Bank has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which Community Bank is bound or by which it, its business, capital stock, or any of its properties or assets may be affected, which default or violation would have a material adverse effect on Community Bank.

     2.14. Litigation and Compliance with Law.

     (a)  There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of Community Bank, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of Community Bank, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting Community Bank or any of its properties, assets or employees.

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     (b)  Community Bank has all licenses, permits, orders, authorizations, or approvals (“Community Bank Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease, and operate its properties. All such Community Bank Permits are in full force and effect. No violations are or have been recorded in respect of any such Community Bank Permits. No proceeding is pending or, to the Best Knowledge of management of Community Bank, threatened or probable of assertion to suspend, cancel, revoke, or limit any Community Bank Permit.

     (c)  Community Bank is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the FDIC or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or any other matter. There are no judgments, orders, stipulations, injunctions, decrees, or awards against Community Bank which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of Community Bank. Community Bank has not been advised that any regulatory or other governmental authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

     (d)  Community Bank is not in violation of, or default in any material respect under, and Community Bank has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties, or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by Community Bank). To the Best Knowledge of management of Community Bank, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph (d).

     2.15. Real Properties.

     (a)  Community Bank has Previously Disclosed to Financial Corporation a listing of all real property owned or leased by Community Bank (including, without limitation, banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by Community Bank) (collectively the “Community Bank Real Property”) and all leases, if any, pertaining to any such Community Bank Real Property to which Community Bank is a party (the “Community Bank Real Property Leases”). With respect to each parcel of the Community Bank Real Property owned by Community Bank, Community Bank has good and marketable fee simple title to such Community Bank Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects, and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the Community Bank Real Property and which do not and will not materially detract from, interfere with, or restrict the present or future use of the Community Bank Real Property. With respect to each Community Bank Real Property Lease: (A) such lease is valid and enforceable in accordance with its terms; (B) there currently exists no circumstance or condition which constitutes an event of default by Community Bank or their lessor or which, with the passage of time or the giving of required notices, will or could constitute such an event of default; (C) the execution and delivery of this Agreement does not constitute an event of default thereunder; and (D) there are no provisions restricting assignment.

     (b)  The Community Bank Real Property complies in all material respects with all applicable federal, state, and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits, and the parcels of Community Bank Real Property upon which Community Bank’s banking or other offices are situated, or which are used by Community Bank in conjunction with its banking or other offices or for other purposes, may be used under applicable zoning ordinances for the purposes for which they are currently used as a matter of right rather than as a conditional or nonconforming use.

     (c)  All improvements and fixtures included in or on the Community Bank Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material

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respect interferes with Community Bank’s use (or will interfere with Financial Corporation’s use after the Exchange) or adversely affects the economic value thereof.

     2.16. Loans, Accounts, Notes and Other Receivables.

     (a)  All loans, accounts, notes and other receivables reflected as assets on Community Bank’s books and records (i) have resulted from bona fide business transactions in the ordinary course of Community Bank’s operations; (ii) in all material respects were made in accordance with Community Bank’s customary loan policies and procedures; and (iii) are owned by Community Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

     (b)  All records of Community Bank regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which Community Bank’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in Community Bank’s records of such loan.

     (c)  Each loan reflected as an asset on Community Bank’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.

     (d)  Community Bank has Previously Disclosed to Financial Corporation a listing of (i) each loan, extension of credit, or other asset of Community Bank which, as of March 31, 2003, was classified by the FDIC, the Commissioner, or by Community Bank as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which Community Bank has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) each loan or extension of credit of Community Bank which, as of March 31, 2003, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

     (e)  To the Best Knowledge of management of Community Bank, each of Community Bank’s loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (d) above) is collectible in the ordinary course of Community Bank’s business in an amount which is not less than the amount at which it is carried on Community Bank’s books and records.

     (f)  Community Bank’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FDIC and, in the best judgment of management of Community Bank, is reasonable in view of the size and character of Community Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Community Bank’s loan portfolios and other real estate owned.

     2.17. Securities Portfolio and Investments. Community Bank has Previously Disclosed to Financial Corporation a listing of all securities owned, of record or beneficially, by Community Bank as of March 31, 2003. All securities owned are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of Community Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Community Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Community Bank has “sold” securities under agreement to repurchase, Community Bank has a valid, perfected first lien or

10

security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by Community Bank, as the case may be, which is secured by such collateral.

     Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since March 31, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of Community Bank’s securities portfolio as a whole.

     2.18. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by Community Bank and material to the operation of its business are owned or leased by Community Bank free and clear of all liens, encumbrances, title defects, or exceptions to title. All personal property of Community Bank material to its business is in good operating condition and repair, ordinary wear and tear excepted.

     2.19. Patents and Trademarks. Community Bank owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. Community Bank has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

     2.20. Environmental Matters.

     (a)  As used in this Agreement, “Environmental Laws” shall mean, without limitation:

          (i) all federal, state, and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any “Superfund” or “Superlien” law, the North Carolina Oil Pollution and Hazardous Substances Control Act, the North Carolina Water and Air Resources Act, and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time); and

          (ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any Hazardous Substances (as defined below).

     As used in this Agreement, “Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether (“MTBE”) or radioactive material.

     (b)  Community Bank has Previously Disclosed to Financial Corporation copies of all written reports, correspondence, notices, or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions, or proceedings, past or pending, of the Community Bank Real Property and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Community Bank Real Property or involving Community Bank.

     (c)  To the Best Knowledge of management of Community Bank after reasonable inquiry, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the

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Community Bank Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Community Bank Real Property.

     (d)  Community Bank has not violated any Environmental Laws, and, to the Best Knowledge of management of Community Bank after reasonable inquiry, there has been no violation of any Environmental Laws by any other person or entity for whose liability or obligation with respect to any particular matter or violation Community Bank is or may be responsible or liable.

     (e)  Community Bank is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Community Bank Real Property by any person or entity.

     (f)  To the Best Knowledge of management of Community Bank after reasonable inquiry, no facts, events or conditions relating to the Community Bank Real Property or the operations of Community Bank at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

     (g)  To the Best Knowledge of management of Community Bank (it being understood by Financial Corporation that, for purposes of this representation, management of Community Bank has not undertaken a review of each of Community Bank’s loan files with respect to all Loan Collateral), (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation Community Bank is or may be responsible or liable; (ii) Community Bank is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity; and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

     2.21. Absence of Brokerage or Finder’s Commissions. Except for the engagement of Scott & Stringfellow, Inc. by Community Bank: (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Community Bank or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) Community Bank has not agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

     2.22. Material Contracts. Other than a benefit plan or employment agreement Previously Disclosed to Financial Corporation pursuant to Paragraph 2.24 hereof, Community Bank is not a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $25,000 (ii) which is not to be performed in full within the six month period following the date of this Agreement; (iii) which calls for the provision of goods or services to Community Bank and cannot be terminated without material penalty upon written notice to the other party thereto; (iv) which is material to Community Bank and was not entered into in the ordinary course of business; (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps; (vi) which commits Community Bank to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of Community Bank’s business); (vii) which involves the sale of any assets of Community Bank which are used in and material to the operation of their business; (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $10,000 or more in the case of any single transaction or $25,000 or more in the case of all such transactions; (ix)

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which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Community Bank; or (x) with any director, officer or principal shareholder of Community Bank (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of Community Bank’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

     Community Bank is not in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations of Community Bank.

     2.23. Employment Matters; Employee Relations. Community Bank has Previously Disclosed to Financial Corporation a listing of the names, years of credited service and current base salary or wage rates of all of its employees as of July 25, 2003. Community Bank (i) has in all material respects paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices; and (ii) is in compliance with all federal, state, and local laws, statutes, rules, and regulations with regard to employment and employment practices, terms and conditions, and wages and hours, and other compensation matters. No person has, to the Best Knowledge of management of Community Bank, asserted that Community Bank is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

     There is no action, suit, or proceeding by any person pending or, to the Best Knowledge of management of Community Bank, threatened, against Community Bank (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge, or similar claims.

     Community Bank is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union, or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of management of Community Bank, threatened labor dispute, work stoppage, or strike involving Community Bank and any of its employees, or any pending or, to the Best Knowledge of management of Community Bank, threatened proceeding in which it is asserted that Community Bank has committed an unfair labor practice; and, to the Best Knowledge of management of Community Bank, there is no activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

     2.24. Employment Agreements; Employee Benefit Plans.

     (a)  Community Bank is not a party to or bound by any employment agreements with any of its directors, officers, or employees, except for the employment agreement between Community Bank and James O. Frye dated November 1, 1991. Community Bank is also a party to a deferred compensation agreement with Mr. Frye dated December 17, 1992 and a Supplemental Executive Retirement Plan for the Senior Management Employees of The Community Bank dated January 1, 1994 under which Mr. Frye and Merle B. Andrews are participants.

     (b)  Community Bank has Previously Disclosed to Financial Corporation a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Community Bank for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Community Bank Plans”). True and complete copies of all Community Bank Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Community Bank Plans or the assets thereof, and all amendments thereto, previously have been supplied to Financial Corporation. Community Bank does not maintain, sponsor, contribute to or

13

otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multi-employer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Community Bank Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and Community Bank is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Community Bank Plans (and any Community Bank Plans previously maintained by Community Bank) required to be filed with any governmental department, agency, service or other authority, including without limitation IRS Form 5500 (Annual Report), have been properly and timely filed.

     (c)  All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of Community Bank, to the extent each is subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or, to the Best Knowledge of management of Community Bank, threatened litigation relating to any Community Bank Plan or any employee benefit plan, contract or arrangement previously maintained by Community Bank. Community Bank has not engaged in a transaction with respect to any Community Bank Plan that could subject Community Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

     (d)  Community Bank has delivered to Financial Corporation a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by Community Bank which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “Community Bank Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Community Bank Retirement Plans, the most recent determination letters received from the IRS regarding the Community Bank Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Community Bank Retirement Plans.

     The Community Bank Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Community Bank Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Community Bank Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Community Bank Retirement Plans. There are no issues relating to said qualification or exemption of the Community Bank Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guarantee Corporation or any court. The Community Bank Retirement Plans and the administration thereof meet (and have met since the establishment of the Community Bank Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Community Bank Retirement Plans and do not violate (and since the establishment of the Community Bank Retirement Plans have not violated) in any material respect any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Community Bank Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Community Bank Retirement Plans or the administration thereof currently existing between Community Bank, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Community Bank or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Community Bank Retirement Plans.

     (e)  No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Community Bank with respect to the Community Bank Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Community Bank. Community Bank does not presently contribute, and has not contributed, to a “Multi-employer Plan.” All contributions required to be made pursuant to the terms of each of the Community Bank Plans (including without limitation the Community Bank Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Community Bank have been timely made. Neither the Community Bank Retirement Plans nor any other “pension plan” maintained by Community Bank has an “accumulated funding deficiency” (whether or not waived) within the

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meaning of Section 412 of the Code or Section 302 of ERISA. Community Bank has not provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Community Bank Retirement Plans and any other “pension plan” maintained by Community Bank as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

     (f)  Except as provided in the terms of the Community Bank Retirement Plans themselves, there are no restrictions on the rights of Community Bank to amend or terminate any Community Bank Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant; (ii) increase any benefits otherwise payable under any plan or agreement; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g)  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Community Bank and its beneficiaries have been fully reflected on the Community Bank Audited Financial Statements to the extent required by and in accordance with GAAP. Any adjustments necessary will be made prior to the earlier of the Closing and December 31, 2003.

     2.25. Insurance. Community Bank has Previously Disclosed to Financial Corporation a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on March 31, 2003, and in which it was an insured party or beneficiary (each a “Community Bank Policy” and collectively the “Community Bank Policies”). The Community Bank Policies provide coverage in such amounts and (other than the absence of directors and officers liability insurance) against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in Community Bank’s businesses or as is required by applicable law or regulation. In the opinion of management of Community Bank, the insurance coverage provided under the Community Bank Policies is reasonable and adequate in all respects for Community Bank. Each of the Community Bank Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina, and Community Bank has taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Community Bank is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any material premium increase on, and has not failed to pay any premium on any Community Bank Policy, and, to the Best Knowledge of management of Community Bank, there has not been any inaccuracy in any application for any Community Bank Policy. There are no pending claims with respect to any Community Bank Policy (and there are no facts which would form the basis of any such claim), and, to the Best Knowledge of management of Community Bank, there is currently no condition, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

     2.26. Insurance Of Deposits. All deposits of Community Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Community Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Best Knowledge of management of Community Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

     2.27. Affiliates. Community Bank has Previously Disclosed to Financial Corporation a listing of those persons deemed by Community Bank as of the date of this Agreement to be “Affiliates” of Community Bank (as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (“1933 Act”)), including persons, trusts, estates, corporations, or other entities related to persons deemed to be Affiliates of Community Bank.

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     2.28. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of Community Bank, there exists no fact or condition (including Community Bank’s record of compliance with the Community Reinvestment Act) relating to Community Bank that may reasonably be expected to (i) prevent or materially impede or delay Financial Corporation from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; or (ii) prevent the Exchange from qualifying to be a reorganization under Section 368(a)(1)(B) of the Code; and, if any such fact or condition becomes known to Community Bank, Community Bank shall promptly (and in any event within three (3) days after obtaining such knowledge) communicate such fact or condition to Financial Corporation in writing.

     2.29. Disclosure. To the Best Knowledge of management of Community Bank, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of Community Bank to Financial Corporation in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FINANCIAL CORPORATION

     As used in this Article, unless the context indicates otherwise, any reference to Southern Community shall include its subsidiaries. Except as otherwise specifically described herein or as “Previously Disclosed” (as defined in Paragraph 10.13 below) to Community Bank, Financial Corporation hereby makes the following representations and warranties to Community Bank:

     3.01. Organization; Standing; Power. Southern Community and Financial Corporation each (i) is duly organized and incorporated, validly existing, and in good standing under the laws of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate their respective properties and to carry on their respective business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Southern Community or Financial Corporation, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Southern Community or Financial Corporation. Southern Community is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Southern Community is a member of the FHLB of Atlanta and the Federal Reserve System. Financial Corporation is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“Federal Reserve”).

     3.02. Capital Stock.

     (a)  At the Effective Time, Financial Corporation’s authorized capital stock will consist of 1,000,000 shares of preferred stock, no par value and 30,000,000 shares of common stock, no par value, one vote per share of which no more than 8,791,683 shares, plus such number of additional shares, if any, as shall have been issued by Financial Corporation after the date of this Agreement as provided in Paragraph 5.02(b) hereof, will be issued and outstanding and constitute Financial Corporation’s only outstanding equity securities.

     Each outstanding share of the Financial Corporation Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Financial Corporation Stock has been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Financial Corporation is subject to the registration and reporting requirements of the 1934 Act.

     (b)  Southern Community’s authorized capital stock consists of 1,000,000 shares of preferred stock, no par value (“Southern Community Preferred Stock “) and 20,000,000 shares of common stock, $2.50 par value, one vote per share (the “Southern Community Common Stock”). At the Effective Time, there will be 7,958,288 shares

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of the Southern Community Common Stock issued and no outstanding shares of Southern Community Preferred Stock.

     Each outstanding share of Southern Community Common Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent provided in Section 53-42 of the North Carolina General Statutes); and (ii) has not been issued in violation of the preemptive rights of any shareholder.

     3.03. Principal Shareholders. Financial Corporation owns 100% of the outstanding Southern Community Common Stock. No person or entity is known to management of Financial Corporation to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Financial Corporation Stock.

     3.04. Subsidiaries.

     (a)  (i) Financial Corporation has Previously Disclosed to Community Bank a list of all of the subsidiaries of Southern Community and Financial Corporation together with the jurisdiction of organization of each such subsidiary; (ii) Southern Community and Financial Corporation own, directly or indirectly, all the issued and outstanding equity securities of each of their respective Subsidiaries; (iii) no equity securities of any of their respective subsidiaries are or may become required to be issued (other than to Southern Community, Financial Corporation or their respective wholly-owned subsidiaries) by reason of any contractual right or obligation or otherwise; (iv) there are no contracts, commitments, understandings or arrangements by which any of such subsidiaries are or may be bound to sell or otherwise transfer any equity securities of any such subsidiaries (other than to Southern Community, Financial Corporation or their respective wholly-owned subsidiaries); (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities; (vi) all of the equity securities of each subsidiary held by Southern Community, Financial Corporation, or their respective subsidiaries are fully paid and nonassessable (except to the extent the common stock of Southern Community is assessable as set forth in N.C.G.S. 53-42), are owned by Southern Community, Financial Corporation, or their respective subsidiaries free and clear of any liens, charges, encumbrances or security interests, have been duly authorized, and are validly issued and outstanding; and (vii) none of the equity securities of any subsidiary held by Southern Community or Financial Corporation have been issued in violation of the preemptive rights of any shareholder.

     (b)  As used in this Agreement, “subsidiary” shall have the same meaning as that term is defined in Rule 1-02 of Regulation S-X of the SEC.

     (c)  Other than Venture Capital Solutions, L.P. and New Commerce Bancorp, Southern Community and Financial Corporation do not own beneficially, directly or indirectly, any equity securities or similar interests of any entity, or any interest in a partnership or joint venture of any kind, other than their respective Subsidiaries.

     (d)  Each of Southern Community’s and Financial Corporation’s subsidiaries is duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Southern Community or Financial Corporation.

     3.05. Convertible Securities, Options, Etc. With the exception of stock options to purchase an aggregate of 1,435,129 shares of Financial Corporation Stock which have been issued and are outstanding under the stock option plans of Financial Corporation (collectively the “Financial Corporation Stock Option Plans”), and 2,088,377 shares issuable on conversion of the convertible trust preferred securities issued by Financial Corporation’s subsidiary, Southern Community Trust I, and convertible junior subordinated debentures issued by Financial Corporation on February 13, 2002, neither Southern Community nor Financial Corporation have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Financial Corporation Stock or any other securities of Southern Community or Financial Corporation; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of Financial Corporation Stock or any other securities of Southern Community or Financial Corporation; or (iii) plan, agreement or other arrangement pursuant to which shares of Financial Corporation Stock

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or any other securities of Southern Community or Financial Corporation, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.

     3.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Financial Corporation’s Board of Directors in the manner required by law, and subject only to approval of this Agreement by the shareholders of Financial Corporation in the manner required by law (as contemplated by Paragraph 6.01(b) below) and by the Regulatory Authorities (as contemplated by Paragraph 6.02 below), (i) Financial Corporation has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein; (ii) all corporate proceedings and approvals required to authorize Financial Corporation to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken; and (iii) this Agreement has been duly executed on behalf of Financial Corporation, and (assuming due authorization, execution and delivery by Financial Corporation) constitutes the valid and binding agreement of Financial Corporation, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     3.07. Validity of Transactions, Absence of Required Consents or Waivers. Subject to the approval of this Agreement by the shareholders of Financial Corporation in the manner required by law and receipt of required approvals of Regulatory Authorities, except where the same would not have a material adverse effect on Southern Community or Financial Corporation, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Financial Corporation with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Southern Community’s or Financial Corporation’s Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Southern Community or Financial Corporation is bound or by which it, its business, capital stock, or any properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of Southern Community’s or Financial Corporation’s properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body; or (iv) result in the acceleration of any obligation or indebtedness of Southern Community or Financial Corporation.

     No consents, approvals, or waivers are required to be obtained from any person or entity in connection with Financial Corporation’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Financial Corporation’s shareholders and of Regulatory Authorities.

     3.08. Southern Community’s and Financial Corporation’s Books and Records. Southern Community’s and Financial Corporation’s respective books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and such books and records are complete and reflect accurately in all material respects Southern Community’s or Financial Corporation’s respective items of income and expense and all of its assets, liabilities, and stockholders’ equity. The minute books of Southern Community and Financial Corporation accurately reflect in all material respects the corporate actions which their shareholders and Boards of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Community Bank and its representatives.

     3.09. Southern Community Reports. Southern Community and Financial Corporation have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner, (iii) the SEC, (iv) the Federal Reserve, and (v) any other Regulatory Authorities. All such reports, registrations, and statements filed by Southern Community or Financial Corporation with the FDIC, the Commissioner, the SEC, the Federal Reserve, or other such regulatory authority are collectively referred to herein as the “Southern Community Reports.” To the Best Knowledge (as

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such term is defined in Paragraph 10.14 hereof) of management of Financial Corporation, each Southern Community Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Southern Community nor Financial Corporation has been notified by any Regulatory Authority that any Southern Community Report was deficient in any material respect as to form or content.

     3.10. Financial Statements. Financial Corporation has Previously Disclosed to Community Bank a copy of its audited consolidated statements of financial condition as of December 31, 2002, 2001 and 2000, and its audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with notes thereto (the “Southern Community Audited Financial Statements”), and a copy of its unaudited consolidated balance sheet as of March 31, 2003 and its unaudited consolidated statements of operations for the three months ended March 31, 2003 and 2002 (the “Southern Community Interim Financial Statements”). Following the date of this Agreement, Financial Corporation promptly will deliver to Community Bank all other annual or interim financial statements prepared by or for Financial Corporation and Southern Community. The Southern Community Audited Financial Statements and the Southern Community Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Financial Corporation’s and Southern Community’s books and records; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (iii) present fairly in all material respects Financial Corporation’s consolidated financial condition, assets and liabilities, results of operations, changes in stockholders’ equities, and changes in cash flows as of the dates indicated and for the periods specified therein. The Southern Community Financial Statements have been audited by Financial Corporation’s independent certified public accountants, Dixon Odom PLLC.

     3.11. Absence of Material Adverse Changes or Certain Other Events.

     (a)  Since March 31, 2003, Southern Community and Financial Corporation have conducted their business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of Financial Corporation which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting Financial Corporation’s consolidated financial condition or results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations.

     (b)  Since March 31, 2003, and other than in the ordinary course of its business, neither Southern Community nor Financial Corporation have incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction, or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

     3.12. Absence of Undisclosed Liabilities. Neither Southern Community nor Financial Corporation have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Southern Community Audited Financial Statements or the Southern Community Interim Financial Statements; (ii) increases in deposit accounts, borrowings, and repurchase agreements in the ordinary course of business since March 31, 2003; or (iii) loan commitments in the ordinary course of business since March 31, 2003.

     3.13. Litigation and Compliance with Law.

     (a)  There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of Financial Corporation, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any Regulatory Authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of Financial Corporation, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting Southern Community or Financial Corporation or any of their respective properties or assets or employees.

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     (b)  Southern Community and Financial Corporation have all licenses, permits, orders, authorizations, or approvals (“Southern Community Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease, and operate its properties. All such Southern Community Permits are in full force and effect. No violations are or have been recorded in respect of any such Southern Community Permits. No proceeding is pending or, to the Best Knowledge of management of Financial Corporation, threatened or probable of assertion to suspend, cancel, revoke, or limit any Southern Community Permit.

     (c)  Neither Southern Community nor Financial Corporation are subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any Regulatory Authority (including, without limitation, the FDIC, the Federal Reserve, or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or otherwise. There are no judgments, orders, stipulations, injunctions, decrees, or awards against Southern Community or Financial Corporation which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of Southern Community or Financial Corporation. Neither Southern Community nor Financial Corporation has been advised that any Regulatory Authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

     (d)  To the Best Knowledge of management of Financial Corporation, neither Southern Community nor Financial Corporation is in violation of, or default in any material respect under, and Southern Community and Financial Corporation have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other Regulatory Authority having jurisdiction or authority over either of their business operations, properties, or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by Southern Community or Financial Corporation). To the Best Knowledge of management of Financial Corporation, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph.

     3.14. Absence of Brokerage or Finders Commissions. Except for the engagement of Ryan Beck & Co., Inc. by Financial Corporation, (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Financial Corporation or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) Financial Corporation has not agreed, and has no obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

     3.15. Insurance. Southern Community and Financial Corporation currently maintain a blanket bond and policies of liability insurance and other insurance (the “Southern Community Policies”), which provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in Southern Community’s or Financial Corporation’s businesses or as is required by applicable law or regulation; and, in the reasonable opinion of management of Financial Corporation, the insurance coverage provided under the Southern Community Policies is reasonable and adequate in all respects for Southern Community or Financial Corporation. Each of the Southern Community Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina, and Southern Community and Financial Corporation have taken all requisite actions (including the giving of required notices) under each such Southern Community Policy in order to preserve all rights thereunder with respect to all matters. Neither Southern Community nor Financial Corporation is in default under the provisions of, neither has received any notice of cancellation or nonrenewal of, or any material premium increase on, or any failure to pay any premium on any Southern Community Policy. To the Best Knowledge of management of Financial Corporation, there has not been any inaccuracy in any application for any Southern Community Policy. There are no pending claims with respect to any Southern Community Policy and, to the Best Knowledge of management of Financial Corporation, there are currently no conditions, and there has been no occurrence of any event, that is reasonably likely to form the basis for any such claim.

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     3.16. Loans, Accounts, Notes and Other Receivables.

     (a)  All loans, accounts, notes and other receivables reflected as assets on Financial Corporation’s or Southern Community’s books and records (i) have resulted from bona fide business transactions in the ordinary course of Financial Corporation’s or Southern Community’s operations; (ii) in all material respects were made in accordance with Financial Corporation’s or Southern Community’s customary loan policies and procedures; and (iii) are owned by Financial Corporation or Southern Community free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

     (b)  All records of Financial Corporation and Southern Community regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects. With respect to each loan which Southern Community’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in Southern Community’s records of such loan.

     (c)  Each loan reflected as an asset on Financial Corporation’s or Southern Community’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.

     (d)  To the Best Knowledge of management of Financial Corporation, each of Financial Corporation’s or Southern Community’s loans and other extensions of credit (with the exception of those loans and extensions of credit which Southern Community has designated as special assets or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such assets or any obligors or Loan Collateral therefor) is collectible in the ordinary course of Financial Corporation’s or Southern Community’s business in an amount which is not less than the amount at which it is carried on Financial Corporation’s or Southern Community’s books and records.

     (e)  Southern Community’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the Federal Reserve and, in the best judgment of management of Southern Community, is reasonable in view of the size and character of Southern Community’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Southern Community’s loan portfolios and other real estate owned.

     3.17. Securities Portfolio and Investments. All securities owned by Southern Community are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of Southern Community to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Southern Community is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Southern Community has “sold” securities under agreement to repurchase, Southern Community has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by Southern Community, as the case may be, which is secured by such collateral.

     Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since March 31, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of Southern Community’s securities portfolio as a whole.

     3.18. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of Financial Corporation, there exists no fact or condition (including Southern Community’s record of compliance with the Community Reinvestment Act) relating to Southern Community or Financial Corporation that may

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reasonably be expected to (i) prevent or materially impede or delay Southern Community, Financial Corporation or Community Bank from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Exchange from qualifying to be a reorganization under Section 368(a)(1)(B) of the Code. If any such fact or condition becomes known to Financial Corporation, Financial Corporation shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to Community Bank in writing.

     3.19. Disclosure. To the Best Knowledge of management of Financial Corporation, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of Southern Community or Financial Corporation to Community Bank in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
COVENANTS OF COMMUNITY BANK

     4.01. Affirmative Covenants of Community Bank. Community Bank hereby covenants and agrees as follows with Financial Corporation:

     (a)  “Affiliates” of Community Bank. Community Bank will use its best efforts to cause each person who is an Affiliate of Community Bank (as defined in Paragraph 2.27 above), to execute and deliver to Financial Corporation at least five (5) days prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of Financial Corporation Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates’ Agreement shall be in form and content reasonably satisfactory to Financial Corporation. Certificates for the shares of Financial Corporation Stock issued to Affiliates of Community Bank shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates’ Agreement) with respect to the restrictions applicable to such shares.

     (b)  Community Bank Shareholders Meeting. Community Bank agrees to cause a meeting of its shareholders (the “Community Bank Shareholders Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by Community Bank’s shareholders on the approval of the Exchange and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the Community Bank Shareholders Meeting (including the solicitation of proxies), Community Bank will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

     (c)  Conduct of Business Prior to Effective Time. While the parties recognize that the operation of Community Bank until the Effective Time is the responsibility of Community Bank’s Board of Directors and officers, Community Bank agrees that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by Financial Corporation’s President, Community Bank will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, Community Bank agrees that it will:

          (i) preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

          (ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

          (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

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          (iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

          (v) not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;

          (vi) continue to maintain in force insurance such as is described in Paragraph 2.25 hereof; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and,

          (vii) promptly provide to Financial Corporation such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, employees or operations, as Financial Corporation reasonably shall request.

     (d)  Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, Community Bank will deliver to Financial Corporation, as soon as each is available:

          (i) an income statement and a statement of condition after each month end;

          (ii) a copy of all interim financial statements after each quarter end;

          (iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Regulatory Authority simultaneous with the filing or making thereof;

          (iv) information regarding each new extension of credit in excess of $500,000 (other than a loan secured by a first lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value of 80% or less) within ten business days after each calendar month end;

          (v) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within ten business days after each calendar quarter end;

          (vi) an analysis and assessment of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within ten business days after each calendar month end; and,

          (vii) the following information with respect to loans and other extensions of credit (such assets being referred to in this Agreement as “Loans”) as of, and within ten business days following, each calendar month end:

(A) a list of Loans past due for 30 days or more as to principal or interest;

(B) a list of Loans in nonaccrual status;

(C) a list of all Loans without principal reduction for a period of longer than one year;

(D) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and

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(F) a list of any actual or threatened litigation by or against Community Bank pertaining to any Loan or credit, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation.

     (e)  Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, Community Bank promptly will notify Financial Corporation in writing of and provide to Financial Corporation such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of Community Bank herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of Community Bank’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03 below.

     (f)  Accruals for Loan Loss Reserve and Expenses. Community Bank will cooperate with Financial Corporation and will make such appropriate accounting entries in its books and records and take such other actions as Community Bank shall, in its sole discretion, deem to be necessary or desirable in anticipation of the Exchange, including without limitation additional provisions to Community Bank’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the transactions described in this Agreement; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by Community Bank and Financial Corporation, Community Bank shall not be required to make any such accounting entries until immediately prior to the Closing.

     (g)  Consents to Assignment of Leases. Community Bank will use its best efforts to obtain any required consents of its lessors to the assignment to Financial Corporation of Community Bank’s rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by Financial Corporation.

     (h)  Access. Community Bank agrees that, following the date of this Agreement and to and including the Effective Time, it will provide Financial Corporation and its employees, accountants, legal counsel, environmental consultants or other representatives access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel and consultants, as Financial Corporation shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of Financial Corporation shall be performed in such a manner as will not interfere unreasonably with Community Bank’s normal operations or with their relationships with their customers or employees, and shall be conducted in accordance with procedures established by the parties.

     (i)  Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, Community Bank will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give Financial Corporation notice of any material changes in the pricing of its deposit accounts.

     (j)  Further Action; Instruments of Transfer, Etc. Community Bank covenants and agrees with Financial Corporation that it (i) will use its reasonable best efforts in good faith to take or cause to be taken all action reasonably required of it hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Financial Corporation all documents or instruments reasonably required herein or as otherwise shall be reasonably necessary or useful to or reasonably requested by either of them in consummating such transactions, and, (iii) will cooperate with Financial Corporation in every reasonable way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

     4.02. Negative Covenants of Community Bank. Community Bank hereby covenants and agrees that, between the date hereof and the Effective Time, neither Community Bank nor any of its subsidiaries will do any of

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the following things or take any of the following actions without the prior written consent and authorization of Financial Corporation’s President:

     (a)  Amendments to Articles of Incorporation or Bylaws. Community Bank will not amend its Articles of Incorporation or Bylaws.

     (b)  Change in Capital Stock. Community Bank will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or (ii) issue (including any issuance of shares pursuant to a stock dividend or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, Community Bank shall be permitted to issue shares of Community Bank Stock upon the exercise of stock options which are outstanding as of the date of this Agreement.

     (c)  Options, Warrants, and Rights. Community Bank will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

     (d)  Dividends. Community Bank will not declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders; provided that Community Bank may declare and pay its regular annual dividend in an amount not to exceed $0.56 per share between January 1 and January 15, 2004 if the Effective Time occurs on or after January 1, 2004.

     (e)  Employment, Benefit, or Retirement Agreements or Plans. Except as required by law, Community Bank will not: (i) enter into or become bound by any contract, agreement, or commitment for the employment or compensation of any officer, employee, or consultant which is not immediately terminable by Community Bank without cost or other liability on no more than thirty (30) days notice; (ii) adopt, enter into, or become bound by any new or additional profit-sharing, bonus, incentive, change in control, “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life, or other), or similar contract, agreement, commitment, understanding, plan, or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees, or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

     (f)  Accounting Practices. Community Bank will not make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).

     (g)  Changes in Business Practices. Except as may be required by Regulatory Authorities (including but not limited to the FDIC or the Commissioner) or any other governmental or other regulatory agency, or as shall be required by applicable law, regulation, or this Agreement, Community Bank will not (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii) discontinue any material portion or line of its business; or (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies.

     (h)  Acquisition or Disposition of Assets. Community Bank will not:

          (i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real estate in any amount other than real estate owned;

          (ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $100,000 in the aggregate for all such items or assets;

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          (iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

          (iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $100,000 in the aggregate for all such items or assets;

          (v) Enter into any purchase or other commitment or contract for supplies or services which obligates Community Bank for a period longer than one hundred and eighty (180) days;

          (vi) Except in the ordinary course of its business consistent with its past practices and only after first providing Financial Corporation the opportunity to participate, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

          (vii) Except in the ordinary course of its business consistent with its past practices, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Community Bank or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

     (i)  Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, Community Bank will not (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to the borrowing of money; (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity; or (iii) incur any other liability or obligation (absolute or contingent).

     (j)  Liens; Encumbrances. Community Bank will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to Financial Corporation, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).

     (k)  Waiver of Rights. Community Bank will not waive, release or compromise any rights in its favor against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders, nor will Community Bank waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

     (l)  Other Contracts. Community Bank will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions exceeding the budgeted amounts; (ii) with any governmental agency or Regulatory Authority; (iii) pursuant to which Community Bank would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit Community Bank to make expenditures over any period of time of more than $50,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Community Bank’s lending operations).

     (m)  Aggregate Deposit Liabilities. Community Bank will not take any actions designed to materially increase or decrease the aggregate level of its deposits as they exist on the date of this Agreement.

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     (n)  Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, Community Bank will not bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

ARTICLE V
COVENANTS OF FINANCIAL CORPORATION

     5.01. Affirmative Covenants of Financial Corporation. Financial Corporation hereby covenants and agrees as follows with Community Bank:

     (a)  Financial Corporation Shareholders Meeting. Financial Corporation agrees to cause a meeting of its shareholders (the “Financial Corporation Shareholders Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by Financial Corporation’s shareholders on the approval of the Exchange and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the Financial Corporation Shareholders Meeting (including the solicitation of proxies), Financial Corporation will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

     (b)  Access. Financial Corporation agrees that, following the date of this Agreement and to and including the Effective Time, it will provide Community Bank and its employees, accountants, legal counsel, environmental consultants or other representatives access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel and consultants, as Community Bank shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of Community Bank shall be performed in such a manner as will not interfere unreasonably with Financial Corporation’s normal operations or with its relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties; and, provided further, that Community Bank shall not have any right of access to Financial Corporation’s personnel files and records.

     (c)  Further Action; Instruments of Transfer. Financial Corporation covenants and agrees with Community Bank that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date; (ii) shall perform all acts and execute and deliver to Community Bank all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by Community Bank, in consummating such transactions; (iii) will cooperate with Community Bank in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions; and, (iv) shall take such corporate action as is necessary to authorize the issuance of additional shares of Financial Corporation Stock as necessary to complete the Exchange.

     (d)  Employment of Other Community Bank Employees. In the case of employees of Community Bank other than those employees of Community Bank that are party to an employment agreement set forth in Paragraph 2.24(a) hereof or as provided in Paragraph 5.01(g) (“Community Bank Employees”), and provided they remain employed by Community Bank at the Effective Time, Financial Corporation will locate suitable positions for and offer employment to all Community Bank Employees for at least one year from the Effective Time at an office located within a reasonable commuting distance from their respective job locations at the Effective Time. Any employment so offered to a Community Bank Employee shall be in such a position and at such location as Financial Corporation shall determine in its sole discretion. Such employment shall be at least at such compensation as that of the Community Bank Employee at the Effective Time. Nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to restrict Financial Corporation’s right to terminate the employment of any such person at any time for cause. Cause shall mean the failure to observe the employment policies of Financial Corporation as reasonably applied and interpreted with respect to all Financial Corporation employees. In the event that a Community Bank Employee is terminated by Financial Corporation without such cause after the date that is twelve (12) months from the date of the Effective Time but prior to the date that is twenty-four months (24) from the date of the Effective Time, such Community Bank Employee shall be paid a severance payment by Financial Corporation equal to one month of compensation for each twelve months of service

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with Community Bank, to be paid as reasonably elected by the Community Bank Employee. After the date that is twenty-four months (24) from the date of the Effective Time, Community Bank Employees shall be subject only to the severance policy then in effect for Financial Corporation.

     (e)  Employee Benefits. Following the Effective Time, except as otherwise provided in this Agreement, any employee of Community Bank who becomes an employee of Southern Community (a “New Employee”) shall be entitled to receive all employee benefits and to participate in all benefit plans provided by Southern Community on the same basis (including cost) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Southern Community, except that New Employees shall be immediately eligible to participate in all benefit plans. Each New Employee shall be given credit for his or her full years of service with Community Bank for purposes of, including but not limited to: (i) eligibility for participation and vesting in Southern Community’s Section 401(k) savings plan; and (ii) for all purposes under Southern Community’s other benefit plans (including entitlement to vacation and sick leave). A New Employee’s participation will be without regard to pre-existing condition requirements under Southern Community’s health insurance plan, provided that any such pre-existing condition was covered under Community Bank’s health insurance plan(s) at the effective date of coverage under Southern Community’s health insurance plan and the New Employee provides evidence of such previous coverage in a form satisfactory to Southern Community’s health insurance carrier.

     (f)  Reconstitution of Board of Directors.

          (i) Financial Corporation agrees to cause its Board of Directors, effective immediately after the Effective Time, to be reconstituted and to be comprised of thirteen (13) individuals, eight (8) of whom shall be current members of the Board of Directors of Financial Corporation (with F. Scott Bauer being one of such individuals and the Chairman of the Board) and five (5) of whom shall be current members of the Board of Directors of Community Bank (with James O. Frye being one of such individuals and who shall be named Vice Chairman of the Board). Financial Corporation shall cause such resignations from its current Board of Directors so as to fulfill this covenant. The remaining Financial Corporation directors shall appoint the five (5) Community Bank Directors mutually agreed by the parties prior to the Effective Time to fill the vacancies so created. Each Community Bank Director appointed to the Financial Corporation Board of Directors (“Appointed Directors”) shall serve until the next annual meeting of the shareholders at which directors are elected. Financial Corporation agrees to nominate for election at such annual meeting of shareholders two of the Appointed Directors to serve a three-year term, two of the Appointed Directors to serve a two-year term, and one of the Appointed Directors to serve a one-year term.

          (ii) Promptly after reconstitution of the Financial Corporation board, Financial Corporation shall, acting as sole shareholder of is subsidiaries, Community Bank and Southern Community:

(A) elect two individuals who are serving as directors of Southern Community as of the date of this Agreement to the two vacancies on the Board of Directors of Community Bank; and

(B) increase the authorized number of directors of Southern Community by two and fill the two vacancies with individuals who are serving as directors of Community Bank as of the date of this Agreement.

          (iii) At such time as Community Bank is merged with and into Southern Community, all persons then serving as directors of the subsidiary banks will be elected by Financial Corporation to serve on the board of directors of the continuing bank.

     (g)  Employment and Consulting Agreements. Provided they remain employed by Community Bank at the Effective Time in their current positions, Financial Corporation shall enter into employment agreements with James O. Frye, Merle B. Andrews and Joe I. Marshall, Jr. and consulting and termination agreements with James O. Frye as of the Effective Time which shall contain substantially the same terms and conditions and be in substantially the same forms as attached as Exhibit 5.01(g) to this Agreement.

     (h)  Community Bank as Subsidiary. For a period of at least one year from the Effective Time, Financial Corporation agrees that Community Bank shall continue to operate as a North Carolina banking

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corporation, shall conduct its business at the legally established branch and main offices of Community Bank at the Effective Time, and shall conduct business under the name “The Community Bank.” For a period of at least one year from the Effective Time, the directors and officers of Community Bank in office at the Effective Time shall continue to hold such offices.

     (i)  Cash Dividends. Subject to legal restrictions, Financial Corporation agrees to declare and pay no less often than annually a cash dividend of not less than $0.11 per share following the Effective Time unless a three-fourths (3/4) vote of the Board of Directors determines that payment of a cash dividend is not in the best interest of Financial Corporation. If Community Bank declares a dividend as permitted by Paragraph 4.02(d) hereof, this covenant shall take effect on and after January 1, 2005.

     (j)  “Blue Sky” Approvals. Financial Corporation shall use its best efforts to take all actions, if any, required by applicable state securities or “blue sky” laws (i) to cause the Financial Corporation Stock issued at the Effective Time, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied; and (ii) to obtain any and all other approvals or consents to the issuance of the Financial Corporation Stock that are required under state or federal law.

     (k)  Available Funds. By Closing, Financial Corporation will have transferred to its Exchange Agent the funds necessary to satisfy its obligations under Article I of this Agreement.

     (l)  NASDAQ Notification. By the date which is 15 days prior to the Effective Time, Financial Corporation shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of Financial Corporation Stock to be issued to Community Bank’s shareholders pursuant to the Exchange.

     5.02. Negative Covenants of Financial Corporation. Financial Corporation hereby covenants and agrees that, between the date hereof and the Effective Time, Financial Corporation will not do any of the following things or take any of the following actions without the prior written consent and authorization of Community Bank:

     (a)  Amendments to Articles of Incorporation or Bylaws. Financial Corporation will not amend its Articles of Incorporation or Bylaws.

     (b)  Change In Capital Stock. Other than pursuant to its stock repurchase program, Financial Corporation will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or (ii) issue, sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, Financial Corporation shall be permitted to issue shares of Financial Corporation Stock upon the exercise of stock options or the conversion of convertible securities which are outstanding as of the date of this Agreement.

     (c)  Options, Warrants, and Rights. Other than the grant of stock options pursuant to the Financial Corporation Stock Option Plans, Financial Corporation will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

     (d)  Accounting Practices. Neither Southern Community nor Financial Corporation will make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).

     (e)  Changes in Business Practices. Except as may be required by the FDIC, the Commissioner, the SEC, the Federal Reserve, or any other governmental agency or other Regulatory Authority or as shall be required by applicable law, regulation, or this Agreement, neither Southern Community nor Financial Corporation will (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii)

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discontinue any material portion or line of its business; or (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies.

ARTICLE VI
MUTUAL AGREEMENTS

     6.01. Registration Statement; Proxy Statement/Prospectus; Recommendation.

     (a)  Registration Statement. As soon as practicable following the execution of this Agreement, Financial Corporation and Community Bank shall in consultation with each other prepare, and Financial Corporation shall file with the SEC, a registration statement on Form S-4 (or on such other form as Financial Corporation shall determine to be appropriate) (the “Registration Statement”) covering the Financial Corporation Stock to be issued to shareholders of Community Bank pursuant to this Agreement, and will use their respective reasonable best efforts in good faith to see that the Registration Statement is declared effective by the SEC under the 1933 Act. Additionally, Financial Corporation and Community Bank shall in consultation with each other take all such other actions, if any, as shall be required by applicable state securities or “blue sky” laws (i) to cause the Financial Corporation Stock to be issued upon consummation of the Exchange, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents to the issuance of such stock.

     (b)  Preparation and Distribution of Joint Proxy Statement/Prospectus. Financial Corporation and Community Bank jointly will prepare a “Proxy Statement/Prospectus” for distribution to both Community Bank’s and Financial Corporation’s shareholders as the proxy statement relating to their solicitation of proxies for use at the Community Bank Shareholder Meeting, the Financial Corporation Shareholder Meeting, and as Financial Corporation’s prospectus relating to the offer and distribution of Financial Corporation Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the Community Bank Shareholder Meeting, the Financial Corporation Shareholders Meeting, this Agreement, the parties hereto, and the transactions described or contemplated herein as is required by applicable law and regulations of the SEC applicable to Financial Corporation and of the FDIC applicable to Community Bank and otherwise as shall be agreed upon by Community Bank and Financial Corporation. Financial Corporation shall include the Proxy Statement/Prospectus as the prospectus in the Registration Statement. Community Bank shall cause the Proxy Statement/Prospectus to be filed with the FDIC for review; and each party hereto will cooperate with the other in good faith and will use its respective reasonable best efforts in good faith to respond to any comments of the FDIC or the SEC thereon.

     Community Bank and Financial Corporation will each mail the Proxy Statement/Prospectus to its respective shareholders as soon as practicable following the date on which it is cleared by the FDIC and the Registration Statement is declared effective by the SEC.

     (c)  Recommendation of Community Bank’s and Financial Corporation’s Boards of Directors. Unless, due to a material change in circumstances or for any other reason, either Community Bank’s or Financial Corporation’s Board of Directors reasonably believes, based on a written opinion of outside counsel, that such a recommendation would violate the directors’ duties or obligations as such to Community Bank, Financial Corporation, or to their respective shareholders under applicable law, a majority of Community Bank’s and Financial Corporation’s Boards of Directors will recommend to and actively encourage their respective shareholders to vote their shares of Community Bank Stock at the Community Bank Shareholder Meeting and Financial Corporation Stock at the Financial Corporation Shareholders Meeting to approve and adopt this Agreement and the Exchange, and the Proxy Statement/Prospectus mailed to Community Bank’s and Financial Corporation’s shareholders will so indicate and state that Community Bank’s and Financial Corporation’s Boards of Directors considers the Exchange to be advisable and in the best interests of Community Bank, Financial Corporation and their respective shareholders.

     6.02. Regulatory Approvals. Promptly following the date of this Agreement, Financial Corporation and Community Bank each shall use their respective reasonable best efforts in good faith to (i) prepare and file, or

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cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve, and to any other applicable federal or state banking, securities, or other regulatory authority as may be required), and (ii) obtain all necessary regulatory approvals required for consummation of the transactions described herein. Before the filing thereof, each party to this Agreement (and its counsel) shall have the right to review and comment on the form and content of any such application to be filed by the other party. Should the appearance of any of the officers, directors, employees, or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

     6.03. Information for Proxy Statement/Prospectus and Regulatory Approvals. Financial Corporation and Community Bank each agrees to respond promptly, and to use its reasonable best efforts to cause its directors, officers, counsel, accountants, and affiliates to respond promptly to requests by any other party or its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus and the Registration Statement. Financial Corporation and Community Bank each hereby covenants that none of the information provided by it for inclusion in such documents and applications will, at the time of mailing of those materials to their respective shareholders, or at the time of receipt of any such required approval of a Regulatory Authority, as the case may be, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

     6.04. Expenses. Subject to the provisions of Paragraph 8.03, whether or not this Agreement shall be terminated or the Exchange shall be consummated, Community Bank and Financial Corporation each shall pay its own legal, accounting, and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation all accounting fees, legal fees, consulting and advisory fees, filing fees, printing costs, and travel expenses). All costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid equally by Community Bank and Financial Corporation.

     6.05. Confidentiality. Financial Corporation and Community Bank agree that each will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.05), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC, FDIC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. Financial Corporation and Community Bank shall cause their respective subsidiaries and affiliates, and all of their respective officers, directors, employees and agents to comply with the provisions of this Paragraph 6.05.

     In the event this Agreement is terminated for any reason, each party hereto immediately shall return to the other party all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them or their Subsidiaries or affiliates during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other parties.

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     The parties’ obligations of confidentiality under this Paragraph 6.05 shall survive and remain in effect following any termination of this Agreement.

     6.06. Real Property Matters.

     (a)  Financial Corporation, at its own option or expense, may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Community Bank Real Property and improvements thereon (the “Property Examination”); and (ii) site inspections, historic reviews, regulatory analyses, and Phase 1 environmental assessments of the Community Bank Real Property, together with such other studies, testing and intrusive sampling and analyses as Financial Corporation shall deem necessary or desirable (the “Environmental Survey”).

     (b)  If, in the course of the Property Examination or Environmental Survey, Financial Corporation discovers a “Material Defect” (as defined below) with respect to the Community Bank Real Property, Financial Corporation will give prompt written notice thereof to Community Bank describing the facts or conditions constituting the Material Defect, and Financial Corporation shall have the option, exercisable upon written notice to Community Bank, to either (i) waive the Material Defect; or (ii) terminate this Agreement.

     (c)  For purposes of this Agreement, a “Material Defect” shall include:

          (i) the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant, or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a breach of Community Bank’s representations and warranties contained in Paragraph 2.15 or 2.20, in either such case that Financial Corporation reasonably believes will affect its use of any parcel of the Community Bank Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Community Bank Real Property, or as to which Financial Corporation otherwise objects; or

          (ii) the existence of any structural defects or conditions of disrepair in the improvements on the Community Bank Real Property (including any equipment, fixtures or other components related thereto) that Financial Corporation reasonably believes would cost an aggregate of $500,000 or more to repair, remove or correct as to all such Community Bank Real Property; or

          (iii) the existence of facts or circumstances relating to any of the Community Bank Real Property reflecting that (A) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance (as such term is defined in Paragraph 2.20(a)(ii) hereof) on, from, under, at, or relating to the Community Bank Real Property; or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Community Bank Real Property which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between Community Bank and any other person or entity, as to which, in either such case, Financial Corporation reasonably believes, based on the advice of legal counsel or other consultants, that Community Bank could become responsible or liable, or that Community Bank could become responsible or liable following the Effective Time for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which Community Bank could incur, or for which Community Bank could become responsible or liable, following consummation of the Exchange at any time or over any period of time could equal or exceed an aggregate of $500,000 or more as to all such Community Bank Real Property.

     6.07. Treatment of Community Bank Stock Options.

     (a)  Financial Corporation and Community Bank agree that, as of the Effective Time, holders of Community Bank’s 21,191 outstanding options to purchase shares of Community Bank Stock referenced in Paragraph 2.04 (each a “Community Bank Stock Option” and collectively the “Community Bank Stock Options”) shall have the option to surrender their Community Bank Stock Options and receive solely a cash payment amount equal to (i) the excess of Cash Election Price over the exercise price per share of Community Bank Stock covered by the Community Bank Stock Option, (ii) multiplied by the total number of shares of Community Bank Stock covered

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by the Community Bank Stock Option. Community Bank will obtain from each person who holds a Community Bank Stock Option, and will deliver to Financial Corporation at the Closing, a written agreement in a form specified by Financial Corporation agreeing to the surrender of such person’s Community Bank Stock Option upon payment of the amounts described above.

     (b)  Financial Corporation and Community Bank agree that, as of the Effective Time, Financial Corporation shall assume the Community Bank Stock option plans and all Community Bank Stock Options that are not surrendered shall be assumed by Financial Corporation on their then current terms and conditions and be converted into options to purchase shares of Financial Corporation Stock, such conversion to be made such that following the Effective Time each Community Bank Stock Option will represent an option to purchase a number of shares of Financial Corporation Stock equal to the Exchange Ratio for every one (1) share of Community Bank Stock covered by such Community Bank Stock Option prior to the Effective Time with an appropriate adjustment to the exercise price for such Community Bank Stock Option. In addition, each Community Bank Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Financial Corporation and Community Bank shall take all necessary steps to effectuate the foregoing provisions of this Paragraph 6.07(b), including appropriate amendments to the Community Bank option plans if necessary.

     (c)  At or prior to the Effective Time, Financial Corporation shall take all corporate action necessary to reserve for issuance sufficient shares of Financial Corporation Stock for delivery upon exercise of the Community Bank Stock Options assumed by it in accordance with this Paragraph 6.07. As soon as practicable after the Effective Time, Financial Corporation shall file a registration statement on Form S-8 (or any successor or other appropriate form), with respect to the shares of Financial Corporation Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     6.08. Tax Opinion. Financial Corporation and Community Bank agree to use their best efforts to cause the Exchange to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code, and to obtain from Maupin Taylor, P.A. a written opinion (the “Tax Opinion”), addressed jointly to the Boards of Directors of Financial Corporation and Community Bank, to the foregoing effect. Each further agrees that it will not intentionally take any action that would cause the Exchange to fail to so qualify.

ARTICLE VII
CONDITIONS PRECEDENT TO EXCHANGE

     7.01. Conditions to All Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

     (a)  Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions. (i) The Exchange and the other transactions described herein shall have been approved, to the extent required by law, by the Federal Reserve and by all other governmental agencies or Regulatory Authorities having jurisdiction over such transaction, (ii) no governmental agency or Regulatory Authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Financial Corporation or Community Bank to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement as to render it inadvisable for such party to consummate the transactions contemplated herein; (iii) all waiting periods required following necessary approvals by governmental agencies or Regulatory Authorities shall have expired, and, in the case of any waiting period imposed by law or regulation following approval by the Federal Reserve, or other governmental agency or Regulatory Authority, no unwithdrawn objection to the transactions contemplated herein shall have been raised by the U.S. Department of Justice; and (iv) all other consents, approvals, and permissions, and the satisfaction of all of

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the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

     (b)  Effectiveness of Registration Statement, Compliance with Securities and Other “Blue Sky” Requirements. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. Financial Corporation shall have taken all such actions, if any, as required by applicable state securities laws (i) to cause the Financial Corporation Stock to be issued upon consummation of the Exchange, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.

     (c)  Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree, or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Exchange or any of the other transactions described herein or any of the parties hereto from consummating any such transaction; (ii) any pending or threatened investigation of the Exchange or any of such other transactions contemplated herein by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Exchange or any other such transactions; or (iii) any suit, action, or proceeding by any person (including any governmental, administrative, or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Community Bank, Financial Corporation, or Southern Community from consummating the transactions contemplated herein or carrying out any of the terms or provisions of this Agreement; or (iv) any other suit, claim, action, or proceeding pending or threatened against Community Bank, Financial Corporation, or Southern Community or any of their officers or directors which shall reasonably be considered by Community Bank or Financial Corporation to be materially burdensome in relation to the proposed transactions or materially adverse in relation to the financial condition of such corporation, and which has not been dismissed, terminated, or resolved to the satisfaction of all parties hereto within ninety (90) days of the institution or threat thereof

     (d)  Approval by Boards of Directors and Shareholders. The Boards of Directors of Community Bank and Financial Corporation shall have duly approved and adopted this Agreement by appropriate resolutions and the shareholders of Community Bank and Financial Corporation shall have duly approved, ratified, and confirmed this Agreement and the transactions contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.

     (e)  Fairness Opinions.

          (i) Financial Corporation shall have received from Ryan Beck & Co., Inc. a written opinion (the “Financial Corporation Fairness Opinion”) to the effect that payment of the Consideration is fair, from a financial point of view, to Financial Corporation and its shareholders as of the date of approval of this Agreement by its Board of Directors; and, Ryan Beck & Co., Inc. shall have delivered a letter to Financial Corporation, updated as of a date within five business days preceding the mailing date of the Proxy Statement, to the effect that it remains its opinion that payment of the Consideration is fair, from a financial point of view, to Financial Corporation and its shareholders.

          (ii) Community Bank shall have received from Scott & Stringfellow, Inc. a written opinion (the “Community Bank Fairness Opinion”) to the effect that the Consideration received by Community Bank’s shareholders is fair, from a financial point of view, to Community Bank and its shareholders as of the date of approval of this Agreement by its Board of Directors; and Scott & Stringfellow, Inc. shall have delivered a letter to Community Bank, updated as of a date within five business days preceding the mailing date of the Proxy Statement, to the effect that it remains its opinion that the Consideration received by Community Bank’s shareholders is fair, from a financial point of view, to Community Bank and its shareholders.

     (f)  Tax Opinion. Financial Corporation and Community Bank shall have received the Tax Opinion from Maupin Taylor, P.A. in form satisfactory to each of them.

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     (g)  Listing of Financial Corporation’s Stock. Financial Corporation Stock shall have been approved for inclusion in the Nasdaq National Market effective as of the Effective Time.

     (h)  No Termination or Abandonment. This Agreement shall not have been terminated by any party hereto.

     (i)  Articles of Share Exchange; Other Actions. Articles of Share Exchange described in Paragraph 1.04 of this Agreement pertaining to the Exchange shall have been duly executed by Financial Corporation and filed with the North Carolina Secretary of State as provided in that Paragraph.

     7.02. Additional Conditions to Community Bank’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Community Bank’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

     (a)  Material Adverse Change. There shall not have been any material adverse change in the financial condition or results of operations of Southern Community or Financial Corporation, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.

     (b)  Compliance with Laws. Financial Corporation shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on the financial condition or results of operations of Financial Corporation.

     (c)  Financial Corporation’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Community Bank as provided in Paragraph 10.02 below, each of the representations and warranties of Financial Corporation contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition and results of operations of Financial Corporation; and (ii) as otherwise contemplated by this Agreement; and Financial Corporation shall have performed in all material respects all of its respective obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.

     Community Bank shall have received a certificate dated as of the Closing Date and executed by Financial Corporation’s President and Chief Financial Officer to the foregoing effect and as to any other matter as Community Bank may reasonably request.

     (d)  Legal Opinion of Financial Corporation’s Counsel. Community Bank shall have received from Financial Corporation’s counsel, Maupin Taylor, P.A., Raleigh, North Carolina, a written opinion, dated as of the Closing Date and in form and substance reasonably satisfactory to Community Bank.

     (e)  Other Documents and Information from Financial Corporation. Financial Corporation shall have provided to Community Bank correct and complete copies of their respective Bylaws, Articles of Incorporation, and board and shareholder resolutions (all certified by their respective secretaries), together with a certificate of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Community Bank or its counsel.

     (f)  Acceptance by Community Bank’s Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Community Bank’s legal counsel, Gaeta & Associates, P.A., Raleigh, North Carolina.

     7.03. Additional Conditions to Financial Corporation’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Financial Corporation’s obligation to consummate the transactions

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described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

     (a)  Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, or operations of Community Bank, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.

     (b)  Compliance with Laws. Community Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on Community Bank.

     (c)  Community Bank’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Financial Corporation as provided in Paragraph 10.02 below, each of the representations and warranties of Community Bank contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which do not, in the aggregate, result in a material adverse effect on Community Bank; and (ii) as otherwise contemplated by this Agreement; and Community Bank shall have performed in all material respects all its obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.

     Financial Corporation shall have received a certificate dated as of the Closing Date and executed by Community Bank’s President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by Financial Corporation.

     (d)  Legal Opinion of Community Bank’s Counsel. Financial Corporation shall have received from Community Bank’s counsel, Gaeta & Associates, P.A., Raleigh, North Carolina, a written opinion, dated as of the Closing Date and in the form and substance reasonably satisfactory to Financial Corporation.

     (e)  Other Documents and Information from Community Bank. Community Bank shall have provided to Financial Corporation correct and complete copies of its Articles of Incorporation, Bylaws, and board and shareholder resolutions (all certified by Community Bank’s Secretary), together with certificates of the incumbency of Community Bank’s officers and such other closing documents and information as may be reasonably requested by Financial Corporation or its counsel.

     (f)  Acceptance by Financial Corporation’s Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Financial Corporation’s legal counsel, Maupin Taylor, P.A., Raleigh, North Carolina.

     (g)  Affiliates’ Agreements. Financial Corporation shall have received an Affiliates Agreement executed by each person who is an Affiliate of Community Bank (as defined in Paragraph 2.27 above) at least five (5) days prior to the Closing in form and content reasonably satisfactory to Financial Corporation.

     (h)  Option Plan Matters. Community Bank shall have delivered to Financial Corporation the written agreement of each individual holder of the Community Bank Stock Options, as required by Paragraph 6.07(a), that it has been able to obtain.

     (i)  Officer Agreements. James O. Frye, Merle B. Andrews and Joe I. Marshall shall have entered into the agreements set forth in Paragraph 5.01(g) hereof.

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ARTICLE VIII
TERMINATION; BREACH

     8.01. Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Financial Corporation or Community Bank), this Agreement may be terminated by the mutual agreement of Financial Corporation and Community Bank. Upon any such mutual termination, all obligations of Financial Corporation and Community Bank hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.04 above.

     8.02. Unilateral Termination. This Agreement may be terminated by either Financial Corporation or Community Bank (whether before or after approval hereof by Community Bank’s or Financial Corporation’s shareholders) upon written notice to the other party in the manner provided herein and under the circumstances described below.

     (a)  Termination by Community Bank. This Agreement may be terminated by Community Bank by action of its Board of Directors:

          (i) if any of the conditions to the obligations of Community Bank set forth in Paragraphs 7.01 and 7.02 shall not have been satisfied in all material respects or effectively waived in writing by Community Bank within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Community Bank to satisfy any of its obligations, covenants or agreements contained herein);

          (ii) if Financial Corporation shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles V or VI herein in any material respect;

          (iii) if Community Bank determines at any time that any of Financial Corporation’s representations or warranties contained in Article III hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person;

          (iv) if, notwithstanding Community Bank’s satisfaction of its obligations under Paragraphs 6.01 and 6.03, Community Bank’s shareholders do not ratify and approve this Agreement and the Exchange at the Community Bank Shareholders Meeting, or if the Financial Corporation Shareholders Meeting is not held by February 29, 2004, or such later date as shall be mutually agreed upon in writing by Community Bank and Financial Corporation; or

          (v) if the Exchange shall not have become effective on or before April 30, 2004 or such later date as shall be mutually agreed upon in writing by Community Bank and Financial Corporation.

          However, before Community Bank may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to Financial Corporation in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Community Bank shall not become effective if, within thirty (30) days following the giving of such notice, Financial Corporation shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Community Bank. In the event Financial Corporation cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Community Bank within such notice period, termination of this Agreement by Community Bank thereafter shall be effective upon its giving of written notice thereof to Financial Corporation in the manner provided herein.

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     (b)  Termination by Financial Corporation. Prior to the Effective Time, this Agreement may be terminated by Financial Corporation:

          (i) if any of the conditions to the obligations of Financial Corporation set forth in Paragraphs 7.01 and 7.03 shall not have been satisfied in all material respects or effectively waived in writing by Financial Corporation within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Financial Corporation to satisfy any of its obligations, covenants or agreements contained herein);

          (ii) if Community Bank shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles IV or VI herein in any material respect;

          (iii) if Financial Corporation determines that any of Community Bank’s respective representations and warranties contained in Article II hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person;

          (iv) if, notwithstanding Financial Corporation’s satisfaction of its obligations contained in Paragraphs 6.01 and 6.03, its shareholders do not ratify and approve this Agreement and approve the Exchange at the Financial Corporation Shareholders Meeting, or the Community Bank Shareholders Meeting is not held by February 29, 2004, such later date as shall be mutually agreed upon in writing by Community Bank and Financial Corporation; or

          (v) if the Exchange shall not have become effective on or before April 30, 2004, or such later date as shall be mutually agreed upon in writing by Community Bank and Financial Corporation.

          However, before Financial Corporation may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to Community Bank in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Financial Corporation shall not become effective if, within 30 days following the giving of such notice, Community Bank shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Financial Corporation. In the event Community Bank cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Financial Corporation within such notice period, termination of this Agreement by Financial Corporation thereafter shall be effective upon its giving of written notice thereof to Community Bank in the manner provided herein.

     (c)  Termination Due to Price Changes. Prior to the Effective Time, this Agreement may be terminated by Community Bank, if (either before or after the approval of this Agreement by the stockholders of Community Bank) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if both of the following conditions are satisfied:

(x) the Average Pre-Closing Price of Financial Corporation Stock on the Determination Date (the “Determination Price”) is less than the Financial Corporation Floor Price. The “Financial Corporation Floor Price” is 80% of the Financial Corporation Average Starting Date Price. The “Financial Corporation Average Starting Date Price” is the average of the closing price of Financial Corporation Stock for the ten (10) trading days ending three trading days prior to the date of this Agreement (the “Starting Date”), as the same shall be adjusted to reflect any capital change ($9.49); and

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(y) (i) the quotient obtained by dividing the Determination Price by the Financial Corporation Average Starting Date Price (the “Financial Corporation Ratio”) is less than (ii) 80% of the quotient obtained by dividing the number calculated using the index of financial institutions (“Index Group”) set forth on Exhibit B hereto (the “Index Price”) as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date (such number being referred to herein as the “Index Ratio”).

     Notwithstanding the foregoing, if Community Bank elects to exercise its termination right pursuant to this Paragraph 8.02(c), it shall give prompt written notice to Financial Corporation (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period). During the two business day period commencing with its receipt of such notice, Financial Corporation shall have the option of increasing the consideration to be received by the holders of Community Bank Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Financial Corporation Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Determination Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Financial Corporation Ratio. If Financial Corporation makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to Community Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Paragraph 8.02(c) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Paragraph 8.02(c). For purposes of this Paragraph 8.02(c), the following terms are defined as:

          “Index Price” means the sum of the Final Prices or Initial Price as the case may be for each company comprising the Index Group multiplied by the appropriate weight.

          “Final Price,” with respect to any company belonging to the Index Group, means the arithmetic mean of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same fifteen trading days used in calculating the Average Pre-Closing Closing Price of Financial Corporation Common Shares (i.e., the Determination Date)

          “Index Group” means the 19 financial institution holding companies listed on Exhibit B attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the date of the Agreement and ending on the valuation date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the valuation date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price and the Initial Price. The 19 financial institution holding companies and the weights attributed to them are listed on Exhibit B. If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Exhibit B.

          “Initial Price” means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of the Agreement.

     8.03. Breach; Remedies.

     (a)  Except as otherwise provided below, (i) in the event of a breach by Financial Corporation of any of its representations or warranties contained in Article III of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations,

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agreements or covenants contained in Articles V or VI of this Agreement, then Community Bank’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(a) or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by Community Bank due to a failure by Financial Corporation to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then Financial Corporation shall be obligated to reimburse Community Bank for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by Community Bank.

     (b)  Likewise, and except as otherwise provided below, (i) in the event of a breach by Community Bank of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then Financial Corporation’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(b), or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by Financial Corporation due to a failure by Community Bank to perform any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then Community Bank shall be obligated to reimburse Financial Corporation for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by Financial Corporation, plus the amount set forth in Paragraph 10.16 hereof, should the provisions of that Paragraph be applicable.

     (c)  Notwithstanding any provision of this Agreement to the contrary, if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.04, together with other damages recoverable at law or in equity.

ARTICLE IX
INDEMNIFICATION

     9.01. Indemnification Following Termination of Agreement.

     (a)  By Financial Corporation. Financial Corporation agrees that, in the event this Agreement is terminated for any reason and the transactions described in this Agreement are not consummated, it will indemnify, hold harmless and defend Community Bank and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Community Bank:

          (i) in connection with or which arise out of, result from, or are based upon (A) Financial Corporation’s operations or business transactions or its relationship with any of its employees; or (B) Financial Corporation’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

          (ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by Financial Corporation of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Financial Corporation to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

          (iii) in connection with or which arise out of, result from, or are based upon any information provided by Financial Corporation which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to Financial Corporation’s shareholders and Community Bank’s shareholders, to contain any untrue statement of a material fact or to omit any material fact

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required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

     (b)  By Community Bank. Community Bank agrees that, in the event this Agreement is terminated for any reason and the Exchange is not consummated, it will indemnify, hold harmless and defend Financial Corporation and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Financial Corporation:

          (i) in connection with or which arise out of, result from, or are based upon (A) Community Bank’s operations or business transactions or its relationship with any of its employees; (B) Community Bank’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement; or (C) actions, suits, proceedings, injunctions or any other type of legal action brought by shareholders of Community Bank in connection with the Exchange;

          (ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by Community Bank of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Community Bank to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

          (iii) in connection with or which arise out of, result from, or are based upon any information provided by Community Bank which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to Financial Corporation’s shareholders and Community Bank’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

     9.02. Procedure for Claiming Indemnification. If any matter subject to indemnification under this Article IX arises in the form of a claim (herein referred to as a “Third Party Claim”) against Community Bank or Financial Corporation, or their respective successors and assigns, or any of their respective subsidiary corporations, officers, directors, attorneys or financial advisors (collectively, the “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise; or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director, financial advisor or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

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ARTICLE X
MISCELLANEOUS PROVISIONS

     10.01. Survival of Representations, Warranties, Indemnification and Other Agreements.

     (a)  Representations, Warranties and Other Agreements. None of the representations, warranties or agreements contained in this Agreement shall survive the effectiveness of the Exchange, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

     (b)  Indemnification. The parties’ indemnification agreements and obligations pursuant to Paragraph 9.01 shall become effective only in the event this Agreement is terminated and shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 9.01 in the event of or following consummation of the Exchange.

     10.02. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

     10.03. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time (either before or after its approval by the shareholders of Financial Corporation or the shareholders of Community Bank) by an agreement in writing approved by the Boards of Directors of Community Bank and Financial Corporation executed in the same manner as this Agreement; provided however, that, unless such amendment is approved by Financial Corporation’s shareholders and Community Bank’s shareholders, after approval of this Agreement by Financial Corporation’s shareholders and Community Bank’s shareholders, no change may be made in the amount of Consideration into which each share of Community Bank Stock will be converted.

     10.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows:

If to Financial Corporation:	With copy to:

F. Scott Bauer	Ronald D. Raxter, Esq.
President and CEO	Maupin, Taylor, P.A.
Southern Community Financial Corporation	Highwoods Tower One, Suite 500
4605 Country Club Road	3200 Beachleaf Court
Winston-Salem, NC 27104	Raleigh, NC 27604
Fax: 336-768-2552	Fax: 919-981-4300

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If to Community Bank:	With copy to:

James O. Frye	Anthony Gaeta, Jr., Esq.
President and CEO	Gaeta & Associates, P.A.
The Community Bank	8305 Falls of the Neuse Road
616 South Key Street	Suite 203
Pilot Mountain, North Carolina 27041-9998	Raleigh, North Carolina 27615
Fax: 336-368-2269	Fax: 919-518-2146

     10.05. Further Assurance. Financial Corporation and Community Bank agree to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

     10.06. Headings and Captions. Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

     10.07. Gender and Number. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

     10.08. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

     10.09. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

     10.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of each of the other parties hereto.

     10.11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

     10.12. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of the State of North Carolina.

     10.13. Previously Disclosed Information. As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by Financial Corporation to Community Bank, or by Community Bank to Financial Corporation, in a letter delivered by the disclosing party or parties to the other parties prior to the date hereof, specifically referring to this Agreement, and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

     10.14 Best Knowledge. The term “Best Knowledge” as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which officers of Financial Corporation, or officers of Community Bank, as the case may be, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

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     10.15. Inspection.

     (a)  Any right of Community Bank under this Agreement to investigate or inspect the assets, books, records, files and other information of Financial Corporation in no way shall establish any presumption that Community Bank should have conducted any investigation or that such right has been exercised by Community Bank, its agents, representatives or others. Any investigations or inspections actually made by Community Bank or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Financial Corporation in this Agreement.

     (b)  Any right of Financial Corporation under this Agreement to investigate or inspect the assets, books, records, files and other information of Community Bank in no way shall establish any presumption that Financial Corporation should have conducted any investigation or that such right has been exercised by Financial Corporation, its respective agents, representatives or others. Any investigations or inspections actually made by Financial Corporation or its respective agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Community Bank in this Agreement.

     10.16. Exclusivity. So long as this Agreement remains in effect, Community Bank will not, directly, or indirectly through any person or entity encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Financial Corporation) relating to a merger or other acquisition of Community Bank or the purchase or acquisition of any stock of Community Bank, any branch office of Community Bank or all or any significant part of Community Bank’s assets (any of the above being a “Transaction”), or provide assistance to any person in connection with any such offer. Notwithstanding the foregoing, Community Bank may enter into discussions or negotiations or provide information not customarily disclosed to the public concerning Community Bank or its business in connection with an unsolicited Transaction if its Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that failure to take such actions would violate the directors’ duties or obligations as such to Community Bank or to its shareholders. If Community Bank does receive any unsolicited Transaction proposal, whether written or oral, it will immediately communicate to Financial Corporation the fact that it is having discussions or negotiations with a third party regarding a Transaction. If (i) Community Bank breaches any provision of this Paragraph 10.16; (ii) the Exchange is not consummated; and (iii) within eighteen (18) months of the date of this Agreement (A) Community Bank enters into an agreement with a third party regarding a Transaction or (B) a Transaction is consummated, then Community Bank will promptly pay to Financial Corporation a termination fee of Three Million Dollars ($3,000,000).

[The remainder of this page intentionally left blank; Signatures on following page.]

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     IN WITNESS WHEREOF, Community Bank and Financial Corporation have each caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

	BY:	/s/ F. Scott Bauer

F. Scott Bauer, President and CEO

ATTEST:

/s/ Karla Plyler Karla Plyler, Secretary

[CORPORATE SEAL]

THE COMMUNITY BANK

	BY:	/s/ James O. Frye

James O. Frye, President and CEO

ATTEST:

/s/ Shirley W. Wilmoth Shirley W. Wilmoth, Secretary

[CORPORATE SEAL]

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     As an inducement to Southern Community Financial Corporation to enter into this Agreement, each of the undersigned directors of The Community Bank executes this Agreement and in so doing agrees to vote all of his or her shares of common stock of The Community Bank in favor of this Agreement and the Exchange contemplated hereby, unless prior to the Exchange, one or more persons or entities other than Southern Community Financial Corporation shall have made a bona fide proposal to acquire The Community Bank, merge with The Community Bank or acquire substantially all of the assets of The Community Bank (each a “Transaction”) that the The Community Bank Board of Directors determines, in its good faith judgment and in the reasonable exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of its financial advisor or other investment banking firm of national reputation, is more favorable to The Community Bank’s shareholders and that the failure to terminate the definitive agreement with Southern Community Financial Corporation and accept such alternative Transaction proposal would be inconsistent with the proper exercise of such fiduciary duties. All terms not defined herein shall have the same meaning as in the Agreement.

/s/ Merle B. Andrews

Merle B. Andrews, Director

/s/ Zack W. Blackmon Sr.

Zack W. Blackmon Sr., Director

/s/ Edward T. Brown

Edward T. Brown, Director

/s/ Johnny G. Brunner

Johnny G. Brunner, Director

/s/ James O. Frye

James O. Frye, Director

/s/ Jack L. Palmer

Jack L. Palmer, Director

/s/ Charles R. Bokesch

Charles R. Bokesch, Director

/s/ H. Lee Merritt, Jr.

H. Lee Merritt, Jr., Director

46

EXHIBIT A

PLAN OF SHARE EXCHANGE
By and Between
SOUTHERN COMMUNITY FINANCIAL CORPORATION
and
THE COMMUNITY BANK

     1.01. Names Of Exchanging Corporations. The name of the corporation whose shares will be acquired is The Community Bank (“Community Bank”) and the name of the acquiring corporation is Southern Community Financial Corporation (“Financial Corporation”).

     1.02. The Exchange. At the “Effective Time” (as defined in Paragraph 1.04 below), upon the terms and subject to the conditions set forth in the Agreement and Plan of Share Exchange dated as of July 30, 2003 (the “Agreement”), and in accordance with the North Carolina Business Corporation Act, as amended (the “Act”), each share of the $2.50 par value common stock of Community Bank (“Community Bank Stock”) (other than any shares to which rights of dissent and appraisal are properly exercised as provided below) shall be exchanged (the “Exchange”) for the consideration provided in Paragraph 1.03 (the “Consideration”). The Exchange shall have the effects set forth in Section 55-11-06 of the Act.

     1.03. Conversion and Exchange of Stock.

     (a)  Consideration. Except as otherwise provided in the Agreement, at the Effective Time all rights of Community Bank’s shareholders with respect to all outstanding shares of Community Bank Stock shall cease to exist and, as consideration for and to effect the Exchange, each such outstanding share shall be converted, without any action by Financial Corporation or any Community Bank shareholder, into the right to receive either: (i) a number of shares of Financial Corporation’s no par value common stock (“Financial Corporation Stock”); or (ii) cash. No share of Community Bank Stock, other than shares as to which the holders have validly exercised Dissenter’s Rights (as defined in Paragraph 1.03(i)), shall be deemed to be outstanding or have any rights other than those set forth in this Paragraph 1.03(a) after the Effective Time.

     (b)  Stock Exchange Ratio and Cash Elections. (i) Each outstanding share of Community Bank Stock which under the terms of this Plan is converted into the right to receive shares of Financial Corporation Stock (“Stock Election Share”) shall, subject to Paragraph 1.03(h), be converted into and become the right to receive a number of shares of Financial Corporation Stock equal to the Cash Election Price (as defined below) divided by the Average Pre-Closing Price of Financial Corporation Stock, which quotient is the exchange ratio (the “Exchange Ratio”). For purposes of this Plan, “Average Pre-Closing Price of Financial Corporation Stock” shall mean the average of the closing prices of shares of Financial Corporation Stock as reported on the NASDAQ National Market System for the fifteen consecutive full trading days ending on (and including) the Determination Date. “Determination Date” shall mean the date of the approval order of the Exchange by the Federal Reserve System or the North Carolina Banking Commission, whichever is later. The Average Pre-Closing Price of Financial Corporation Stock shall be calculated to the nearest one-hundredth and the Exchange Ratio shall be calculated to the nearest ten thousandth.

          (ii) Each outstanding share of Community Bank Stock which under the terms of this Plan is converted into the right to receive cash (“Cash Election Share”) shall be converted into the right to receive the sum of (x) 0.80 times 5.00 times the Average Pre-Closing Price of Financial Corporation Common Stock and (y) 0.20 times $47.45 (the “Cash Election Price”).

     (c)  Election of Form of Consideration. Subject to the limitations described in the Agreement, each Community Bank shareholder shall have the right to elect the following forms of Consideration into which his or her shares of Community Bank Stock will be converted. Each shareholder’s election must be made in writing in a form prescribed by Financial Corporation (an “Election of Consideration”). Financial Corporation shall forward the Election of Consideration to all shareholders of Community Bank at a reasonable date prior to the estimated Closing Date (as defined below), but not less than twenty days prior to the Closing Date. To be valid, an Election of

Consideration must be signed by the shareholder and delivered to Financial Corporation within 25 business days following the mailing date of the Election of Consideration, or such other time and date as Community Bank and Financial Corporation may mutually agree (“Election Deadline”). Shareholders of Community Bank who do not return a properly completed Election of Consideration, or whose Elections of Consideration are received by Financial Corporation after the time prescribed, will be deemed to have made no election (“Non-Election”). Financial Corporation shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to determine whether the Elections of Consideration have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Elections of Consideration. The decision of Financial Corporation (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to Community Bank. Neither Financial Corporation nor its Exchange Agent will be under any obligation to notify any person of any defect in Elections of Consideration submitted to the Exchange Agent.

     (d)  Required Ratio of Consideration; Allocations of Consideration. As used in this Paragraph, “Cash Amount” shall equal $15,163,738 plus $47.45 times 0.20 times the number of Community Bank Stock Options exercised prior to the Effective Time less $47.45 times 0.20 times the number of shares of Community Bank Stock, if any, purchased by Financial Corporation prior to the Effective Time. Within five Business Days after the Election Deadline, Financial Corporation’s Exchange Agent shall calculate the allocation among holders of Community Bank Stock of rights to receive Financial Corporation Stock or cash in the Exchange in accordance with the Election Forms as follows:

          (i) If the number of Cash Election Shares is greater than the quotient of (x) the Cash Amount divided by (y) the Cash Election Price (the “Cash Conversion Shares”), then:

(1)	all Stock Election Shares will be converted into the right to receive Financial Corporation Stock; and

(2)	each Cash Election Share will be converted into the right to receive Financial Corporation Stock and cash in the following manner:

(A)	a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Cash Amount by (y) the product of the number of Cash Election Shares multiplied by the Cash Election Price;

(B)	the number of Cash Election Shares held by each holder of shares of Community Bank Stock that will be converted into the right to receive cash pursuant to the terms of Paragraph 1.03(b)(ii) shall be determined by multiplying the Cash Proration Factor by the number of Cash Election Shares held by such holder; and

(C)	all Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive Financial Corporation Stock in accordance with the terms of Paragraph 1.03(b)(i); or

          (ii) If the number of Cash Election Shares is less than the number of Cash Conversion Shares, then:

(1)	all Cash Election Shares will be converted into the right to receive cash at the Cash Election Price; and

(2)	each Stock Election Share will be converted into the right to receive Financial Corporation Stock and cash in the following manner:

(A)	a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (as defined below) by the number of Stock Election Shares. The “Stock Conversion Shares” shall

2

mean the difference between (x) the total number of shares of Community Bank Stock outstanding immediately prior to the Effective Time minus (y) the Cash Conversion Shares;

(B)	the number of Stock Election Shares held by each holder of shares of Community Bank Stock that will be converted into the right to receive shares of Financial Corporation Stock pursuant to the terms of Paragraph 1.03(b)(i) shall be determined by multiplying the Stock Proration Factor by the number of Stock Election Shares held by such holder; and

(C)	all Stock Election Shares other than those shares converted into the right to receive Financial Corporation Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Paragraph 1.03(b)(ii); or

          (iii) If the number of Stock Election Shares is equal to the number of Stock Conversion Shares and the Number of Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares will be converted into the right to receive cash valued at the Cash Election Price and all Stock Election Shares will be converted into the right to receive Financial Corporation Stock in accordance with the Exchange Ratio.

     Financial Corporation shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to allocate the shares of any Community Bank shareholder determined to have made a Non-Election in such manner as Financial Corporation, in its sole discretion, shall consider reasonable and appropriate. The decision of Financial Corporation (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to Community Bank.

     Any questions regarding allocations shall be resolved in such manner as Financial Corporation, in its sole discretion, shall consider reasonable and appropriate. Financial Corporation’s decision regarding any such allocations shall be final and binding on Community Bank’s shareholders and all parties to the Agreement.

     (e)  Exchange and Payment Procedures; Surrender of Certificates. As promptly as is reasonably practicable following the Effective Time, Financial Corporation shall send or cause to be sent to each former Community Bank shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering certificates evidencing Community Bank Stock (each a “Community Bank Certificate”) to Financial Corporation or to an exchange agent appointed by Financial Corporation. Upon the proper surrender and delivery to Financial Corporation or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Community Bank of his or her Community Bank Certificate(s), and in exchange therefor, Financial Corporation shall as soon as practicable thereafter issue and deliver to the shareholder: (i) a certificate evidencing the Financial Corporation Stock into which the shareholder’s Community Bank Stock has been converted, and, if elected by the shareholder or if any proration requires; and (ii) an amount of cash to which such shareholder is entitled in exchange for his Community Bank Stock.

     (f)  Community Bank Certificates. At the Effective Time, and without any action by Financial Corporation, Community Bank or any Community Bank shareholder, Community Bank’s stock transfer books shall be closed and there shall be no further transfers of Community Bank Stock on its stock transfer books or the registration of any transfer of a Community Bank Certificate by any holder thereof, and the holders of Community Bank Certificates shall cease to be, and shall have no further rights as, stockholders of Community Bank other than as provided in this Plan. Following the Effective Time, Community Bank Certificates shall evidence only the right of the registered holder thereof to receive the Consideration into which his or her Community Bank Stock was converted at the Effective Time or, in the case of Community Bank Stock held by shareholders who properly shall have exercised Dissenters’ Rights (as defined in Paragraph 1.03(i)), cash as provided in Article 13 of Act.

3

     (g)  Certificates and Dividends. Subject to Paragraph 1.03(j), no certificate evidencing Financial Corporation Stock shall be issued or delivered to any former Community Bank shareholder unless and until such shareholder shall have properly surrendered to Financial Corporation or its agent the Community Bank Certificate(s) formerly representing his or her shares of Community Bank Stock, together with a properly completed Transmittal Letter. Further, until a former Community Bank shareholder’s Community Bank Certificates are so surrendered and certificates for the Financial Corporation Stock into which his or her Community Bank Stock was converted at the Effective Time actually are issued to him or her, no dividend or other distribution payable by Financial Corporation with respect to that Financial Corporation Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former Community Bank shareholder. However, upon the proper surrender of the shareholder’s Community Bank Certificate, Financial Corporation shall pay to the shareholder the amount of any such dividends or other distributions, without interest, that have accrued but remain unpaid with respect to that Financial Corporation Stock.

     (h)  Antidilutive Adjustments. If, prior to the Effective Time, Community Bank or Financial Corporation shall declare any dividend payable in shares of Community Bank Stock or Financial Corporation Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of Community Bank Stock or Financial Corporation Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of Financial Corporation Stock to be issued in exchange for each of the shares of Community Bank Stock.

     (i)  Dissenters. Any shareholder of Community Bank who properly exercises the right of dissent and appraisal with respect to the Exchange as provided in Section 55-13-02 of the North Carolina General Statutes (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of Community Bank Stock in the manner and pursuant to the procedures provided therein. Shares of Community Bank Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.03(a). However, if any shareholder of Community Bank who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of Community Bank Stock, at Financial Corporation’s sole option, shall be deemed to have been converted into the right to receive Financial Corporation Stock as of the Effective Time as provided in Paragraph 1.03(a) hereof.

     (j)  Lost Certificates. Shareholders of Community Bank whose Community Bank Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the certificates evidencing Financial Corporation Stock to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by Financial Corporation, including without limitation, a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to Financial Corporation.

     (k)  Fractional Shares. No fractional shares of Financial Corporation Stock shall be issued or delivered in connection with the Exchange. In lieu of any such fractional share, subject to the terms and conditions of this paragraph 1.03, each holder of shares of Community Bank Stock who would otherwise have been entitled to a fraction of a share of Financial Corporation Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Cash Election Price.

     1.04. Treatment of Community Bank Stock Options.

     (a)  Financial Corporation and Community Bank agree that, as of the Effective Time, holders of Community Bank’s 21,191 outstanding options to purchase shares of Community Bank Stock (each a “Community Bank Stock Option” and collectively the “Community Bank Stock Options”) shall have the option to surrender their Community Bank Stock Options and receive solely a cash payment amount equal to (i) the excess of Cash Election Price over the exercise price per share of Community Bank Stock covered by the Community Bank Stock Option, (ii) multiplied by the total number of shares of Community Bank Stock covered by the Community Bank Stock Option.

     (b)  Financial Corporation and Community Bank agree that, as of the Effective Time, Financial Corporation shall assume the Community Bank Stock Option Plans and all Community Bank Stock Options that are not surrendered shall be assumed by Financial Corporation on their then current terms and conditions and be converted into options to purchase shares of Financial Corporation Stock, such conversion to be made such that following the Effective Time each Community Bank Stock Option will represent an option to purchase a number of

4

shares of Financial Corporation Stock equal to the Exchange Ratio for every one (1) share of Community Bank Stock covered by such Community Bank Stock Option prior to the Effective Time with an appropriate adjustment to the exercise price for such Community Bank Stock Option.

     (c)  At or prior to the Effective Time, Financial Corporation shall take all corporate action necessary to reserve for issuance sufficient shares of Financial Corporation Stock for delivery upon exercise of the Community Bank Stock Options assumed by it. As soon as practicable after the Effective Time, Financial Corporation shall file a registration statement on Form S-8 (or any successor or other appropriate form), with respect to the shares of Financial Corporation Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     1.05. Closing; Articles Of Share Exchange; Effective Time. The closing of the transactions contemplated by this Plan and the Agreement (the “Closing”) shall take place at the offices of Financial Corporation in Winston-Salem, North Carolina, or at such other place as Financial Corporation and Community Bank shall mutually designate, on a date mutually agreed by Financial Corporation and Community Bank (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Exchange by governmental or regulatory authorities.

     1.06. Outstanding Financial Corporation Stock. The status of the shares of Financial Corporation Stock that are outstanding immediately prior to the Effective Time shall not be affected by the Exchange.

     1.07 Abandonment. After receipt of all required shareholder, governmental and regulatory approvals, and at any time prior to the Effective Time, the Board of Directors of Financial Corporation may, in its discretion, abandon the Merger.

5

EXHIBIT B

Index Group

							Index
							Price
				Market	Index	Stock	(Share price X
				Value	Weighting	Price	Weighting)
Short Name	Ticker	City	State	($M)	(%)	(7/24/2003)	(7/24/2003)

American National Bankshares	AMNB	Danville	VA	145.15	5.09	25.37	1.29
Bank of Granite Corp.	GRAN	Granite Falls	NC	250.22	8.78	19.23	1.69
Capital Bank Corp.	CBKN	Raleigh	NC	102.04	3.58	15.66	0.56
CNB Florida Bancshares Inc.	CNBB	Jacksonville	FL	98.46	3.45	16.17	0.56
Coastal Financial Corp.	CFCP	Myrtle Beach	SC	158.18	5.55	13.86	0.77
Colony Bankcorp Inc.	CBAN	Fitzgerald	GA	99.68	3.50	22.25	0.78
Commercial Bankshares Inc.	CLBK	Miami	FL	145.93	5.12	31.91	1.63
First Bancorp	FBNC	Troy	NC	237.18	8.32	25.26	2.10
First South Bancorp Inc.	FSBK	Washington	NC	149.84	5.26	36.30	1.91
FLAG Financial Corp.	FLAG	Atlanta	GA	119.24	4.18	13.89	0.58
Florida Banks Inc.	FLBK	Jacksonville	FL	82.44	2.89	12.10	0.35
FNB Corp.	FNBN	Asheboro	NC	161.17	5.65	28.35	1.60
FNB Financial Services Corp.	FNBF	Reidsville	NC	87.28	3.06	19.82	0.61
LSB Bancshares Inc.	LXBK	Lexington	NC	145.74	5.11	16.71	0.85
Security Bank Corp.	SBKC	Macon	GA	170.42	5.98	34.65	2.07
Southern Financial Bancorp	SFFB	Warrenton	VA	175.45	6.15	32.31	1.99
TowneBank	TOWN	Portsmouth	VA	204.65	7.18	20.30	1.46
Virginia Commerce Bancorp Inc.	VCBI	Arlington	VA	161.81	5.68	21.16	1.20
Yadkin Valley Bank and Trust	YAVY	Elkin	NC	156.25	5.48	18.30	1.00

		Total			100.00		23.00

EXHIBIT 5.01(g)

Employment, Consulting, and Termination Agreements

STATE OF NORTH CAROLINA

TERMINATION AGREEMENT
AND RELEASE

COUNTY OF FORSYTH

     THIS AGREEMENT, made as of this      day of      , 2003, by and between JAMES O. FRYE (the “Executive”) and THE COMMUNITY BANK (“Bank”).

     WHEREAS, the Executive and Bank are parties to an employment agreement dated as of November 1, 1991 (the “Employment Agreement”), which provides for certain benefits to be paid to the Executive upon the termination of the Employment Agreement in conjunction with a change in control of Bank; and

     WHEREAS, Bank has entered into an Agreement and Plan of Share Exchange dated July 30, 2003 (the “Exchange Agreement”) with Southern Community Financial Corporation (“Financial Corporation”) pursuant to which shares of Bank will be exchanged for cash and shares of Financial Corporation; and

     WHEREAS, the Exchange Agreement provides in paragraph 5.01(g), and the Executive agrees, that in exchange for the consideration described herein, the Executive shall execute a termination agreement relating to the Employment Agreement.

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt of which is acknowledged by each of the parties to this Agreement, the undersigned hereby agree as follows:

     1.     Termination of Employment Agreement. The Executive agrees that the Employment Agreement with Bank will terminate as of the close of Bank’s business day on the effective date of the Exchange (“Termination Date”).

     2.     Payment of Severance Compensation. Bank will pay to the Executive, his estate or his designated beneficiary the sum of $352,500, less required withholdings for taxes, on the Termination Date (the “Payment”). The Executive hereby accepts and acknowledges this sum as payment in full, and in full satisfaction, of any and all salary, compensation, change in control payments and other entitlements, benefits or compensation of any type owed to the Executive under the Employment Agreement.

     3.     Release and Waiver. The Executive hereby releases, waives, discharges and acquits Bank and Financial Corporation and their respective successors, from any and all claims, known or unknown, which the Executive, his heirs, successors and assigns, have or might have arising from or relating to his employment by Bank and all other Bank affiliates prior to the Termination Date and to his entitlement to severance pay or change in control benefits or any other payment under the Employment Agreement or under any other agreement or arrangement, oral or written. This release shall not affect the Executive’s rights or benefits vested at or prior to the Termination Date under any qualified employee benefit plan or (except for the Employment Agreement) any nonqualified employee benefit plan; nor any rights to indemnification that Executive has under the articles of incorporation and bylaws of Bank.

     4.     Termination of Employment Agreement; Continued Obligations of Executive. The Executive and Bank mutually agree that, except to the extent and as specifically provided below, the Employment Agreement hereby is terminated effective at the Termination Date and thereafter shall be of no further force and effect. Notwithstanding anything contained herein to the contrary, the Executive, Bank and Financial Corporation specifically understand, agree and have bargained that the Executive’s obligations under paragraphs 5(a) and 5(c) of the Employment Agreement shall remain in full force and effect as obligations and agreements of the Executive and shall be enforceable by Bank, Financial Corporation and their respective successors and assigns following the date of this Agreement and termination of the Executive’s employment with Bank by injunction and any other equitable and/or legal remedies available to Bank, Financial Corporation and their respective successors and assigns.

     5.     No Parachute Payment. The parties acknowledge that the payments hereunder shall not constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), and regulations thereunder, in connection with the acquisition of Bank by Financial Corporation.

     6.     General Provisions.

          (a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon all the parties hereto and their respective heirs, successors and assigns, including but not limited to Financial Corporation and its affiliates.

          (b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter thereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

          (c) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of North Carolina, without reference to its principles of conflicts of law.

          (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

     7.     Voluntary Action and Waiver. The Executive acknowledges that, by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement, including without limitation waiver of any and all of Executive’s rights under the Age Discrimination in Employment Act, and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. The Executive understands and acknowledges that he has the legal entitlement of 21 days in which to determine whether or not he wants to sign this Agreement. Understanding those rights, the Executive has determined to sign this Agreement and has done so effective the date and year first above written. Notwithstanding the foregoing, this Agreement may be revoked by the Executive within seven days after the day first hereinabove written by the delivery of written notice of revocation to Richard Cobb, Chief Financial Officer of Southern Community Financial Corporation. In the event of any revocation of this Agreement by the Executive within the time period specified above, the Executive shall not be entitled to the Payment theretofore provided or paid to the Executive, the Executive shall be required to repay Bank or Financial Corporation or their respective successors in interest the amount of the Payment with interest at the federal funds rate applicable under Section 280G at the time the Executive delivers his written notice of revocation of this Agreement.

     8. Arbitration. Except for the right to seek injunctive relief under the conditions set forth in Section 4 hereof, which at the option of the Bank may be brought in any court of competent jurisdiction, any dispute arising out of this Agreement, shall be submitted to arbitration in Winston-Salem, North Carolina, in accordance with the rules of the American Arbitration Association. Any decision arising therefrom shall be enforceable in any court of competent jurisdiction. Such arbitration shall be governed by the substantive contract law of the State of North Carolina. Neither party shall be entitled to recover their attorneys’ fees or administrative costs from the other party on account of such arbitration.

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     This Agreement has been executed as of the date and year first hereinabove written.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day first written above.

THE EXECUTIVE:

James O. Frye

THE COMMUNITY BANK

By:

Name:

Title:

3

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this      day of      , 2003, by and between SOUTHERN COMMUNITY FINANCIAL CORPORATION, a corporation organized and existing pursuant to the laws of the State of North Carolina (the “Southern Community”), and JAMES O. FRYE, a citizen and resident of the State of North Carolina (“Consultant”).

     WHEREAS, Consultant is the President and Chief Executive Officer of The Community Bank (“Community Bank”);

     WHEREAS, Southern Community and Community Bank are parties to that certain Agreement and Plan of Share Exchange (the “Exchange Agreement”) dated July 30, 2003, by and between Southern Community and Community Bank pursuant to which Community Bank will become a wholly-owned subsidiary of Southern Community;

     WHEREAS, Consultant intends to retire as President and Chief Executive Officer of Community Bank in December 2004;

     WHEREAS, Consultant acknowledges that in the course of his previous employment relationship with Community Bank, and in the consulting arrangement under this Agreement, he has had and will have access to and become acquainted with various confidential procedures of Community Bank, that are used in the operation of its business, and that are confidential and of special and unique value;

     WHEREAS, Consultant hereby acknowledges and agrees that: (i) Southern Community has made a significant investment in the development of its business in the geographic area identified below as the Restricted Area, and that, by virtue of Southern Community’s acquisition of Community Bank, Southern Community has acquired a valuable economic interest in Community Bank’s business in the Restricted Area, which it is entitled to protect; (ii) in the course of his past service on behalf of Community Bank and future service as a consultant to Southern Community, he has gained and will continue to gain substantial knowledge of and familiarity with the customers of Community Bank and Southern Community, and dealings between those customers and Community Bank and Southern Community, and other information concerning their business, all of which constitute valuable assets and privileged information; and (iii) Southern Community has an interest in protecting Community Bank’s business and assuring it the benefit of its succession to that business; and (iv) consequently, it is reasonable and necessary to place certain restrictions on Consultant’s ability to compete against Southern Community and on his disclosure of information about the business and customers of Community Bank and Southern Community; and

     WHEREAS, for these purposes, Southern Community and Consultant have agreed and desire to enter into this Agreement to set forth the terms and conditions of Consultant’s engagement by Southern Community, of Consultant’s obligations to Southern Community regarding confidentiality, and of Consultant’s future ability to compete with Southern Community.

     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.     Consulting Relationship. Southern Community hereby retains Consultant, and Consultant hereby agrees to provide consulting services to Southern Community, upon the terms and conditions hereinafter set forth. Consultant represents and warrants that Consultant is free to enter into and fully perform this Agreement and is not subject to any employment, consulting, non-competition or other agreement which would restrict Consultant’s entry into or performance of this Agreement.

     2.     Activities.

(a)	Duties for Southern Community. Consultant shall provide consulting services at mutually agreeable times and locations during the Term (as defined herein) of this

Agreement, in order to assist Southern Community in furthering the development and marketing of Southern Community’s banking relationships in Forsyth, Surry, Stokes, Rockingham and Yadkin Counties, North Carolina and such other services as may be assigned by Southern Community. In providing consulting services hereunder, Consultant shall perform his duties diligently and to the best of his ability and act in a manner designed to promote the best interests of Southern Community. Subject to this general requirement, the specific method and manner in which Consultant provides consulting services, and the times Consultant provides such services hereunder, shall be determined by Consultant. In providing consulting services hereunder, Consultant shall at all times be acting as an independent contractor of Southern Community, and not as an employee, agent, joint venturer or partner of Southern Community. Consultant shall not represent to any person that his relationship with Southern Community is anything other than as an independent contractor, and Consultant shall have no authority to bind Southern Community to any agreement or obligation.

(b)	Other Activities. Consultant shall be permitted to spend all of his other time in such manner as he determines, so long as he does not violate the provisions of this Agreement relating to non-competition or any other provisions of this Agreement.

     3.     Compensation. Consultant shall be entitled to the following as full compensation for all of Consultant’s services and covenants under this Agreement:

(a)	Consulting Fee. For his consulting services hereunder, Southern Community shall pay Consultant a consulting fee of $91,250.00 per annum for the Term of this Agreement. Such fee shall be payable in accordance with Southern Community’s normally scheduled pay periods. Consultant shall be solely responsible for all expenses, taxes and fees associated with such compensation, including, without limitation, all self-employment, social security, employment, sales and income taxes.

(b)	Non-Competition Fee. For his agreement not to compete with Southern Community, Southern Community shall pay Consultant a fee of $91,250.00 per annum for the Term of this Agreement. Such fee shall be payable in accordance with Southern Community’s normally scheduled pay periods. Consultant shall be solely responsible for all expenses, taxes and fees applicable to such payment.

     4.     Expenses. Southern Community hereby agrees to reimburse Consultant for all reasonable travel and other reasonable direct expenses incurred by Consultant in providing services hereunder that are approved by Southern Community, provided that such expenses are properly documented. Unless Southern Community otherwise agrees in advance, all other expenses incurred by Consultant in providing services hereunder shall be the sole responsibility of Consultant.

     5.     Term. The term of this Agreement shall commence on January 1, 2005, and shall terminate on December 31, 2009 (the “Term”).

     6.     Confidential Information; Non-Competition . (a) It is understood that as a result of Consultant’s past activities on behalf of Community Bank and the duties Consultant will be performing hereunder for Southern Community, Consultant has been and will be afforded access to confidential and/or proprietary information of Southern Community. In consideration of Southern Community’s agreement to retain Consultant as a consultant hereunder and to make available to Consultant information, including confidential and/or proprietary information, relating to Southern Community and its business and operations, Consultant agrees that Consultant shall not at any time during or following the term of this Agreement, furnish, divulge, communicate, or otherwise directly or indirectly use any of the confidential and/or proprietary information of Southern Community or any of its subsidiaries (including without limitation, computer programs, marketing methods and data, operating and other business data, trade secrets, business plans, advertising methods, financial affairs and data, methods of procurement, sales methods, customer and supplier information, and personnel information) (hereinafter, “Confidential Information”), other than strictly incidental to, and solely in furtherance and within the scope of, Consultant’s duties to Southern Community hereunder. Consultant shall not make any copies of, reproductions of, or extracts from, any

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Confidential Information of Southern Community except strictly incidental to, and solely in furtherance and within the scope of, Consultant’s duties to Southern Community hereunder. Upon termination of this Agreement, Consultant will return any lists, printouts, memoranda, reports, surveys, studies, notes, letters or other documents then in Consultant’s possession or under Consultant’s control containing or relating to any Confidential Information without retaining any copies or reproductions thereof. Consultant also shall promptly return any property in Consultant’s possession or under Consultant’s control which is the property of Southern Community.

     (b)  During the term of this Agreement, the Consultant agrees he will not, within Forsyth, Surry, Stokes and Yadkin Counties, North Carolina, or within 15 miles of any office operated by Southern Community or any of its subsidiaries during the term of this Agreement (the “Restricted Area”), directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes with Southern Community or any of its subsidiaries without the prior written consent of Southern Community. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.

     (c)  Consultant acknowledges and agrees that Consultant’s breach of this Section 6 would cause Southern Community irreparable harm for which there is no adequate remedy at law. Accordingly, in the event of any threatened or actual breach of this Section 6, Southern Community shall be entitled to enforce this Section 6 by injunctive and any other appropriate equitable relief in any court of competent jurisdiction, in addition to other remedies available at law, including without limitation recovery of damages. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.

     7.     Notices. Any notice, request, approval, consent, demand, permission, or other communication required or permitted by this Agreement shall be effective only if it is in a writing signed by the party giving same and delivered or sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Southern Community:

F. Scott Bauer President and CEO Southern Community Financial Corporation 4605 Country Club Road Winston-Salem, NC 27104 Fax: 336-768-2552

If to Consultant:

James O. Frye 305 Wrenn Avenue Mount Airy, NC 27030-2925 Fax:

or at such other address as may be furnished in writing by any party. Either party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telefax, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

     8.     Assignability. This Agreement requires the personal services of Consultant, and therefore Consultant may not assign or delegate any of Consultant’s rights or obligations hereunder without Southern Community’s prior written consent. Southern Community may assign its rights and obligations hereunder to any parent, subsidiary or affiliate of Southern Community, or in connection with a reorganization of Southern Community, a merger or consolidation of Southern Community, or a transfer of all or substantially all of Southern

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Community’s stock or assets relating to Southern Community’s business. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.

     9.     Other Agreements. This Agreement contains the entire agreement between Southern Community and Consultant with respect to the subject matter hereof, and merges and supersedes all prior agreements, understandings, or negotiations whatsoever with respect to the subject matter hereof, other than the Exchange Agreement.

     10.     Disputes. Except for Southern Community’s right to seek injunctive relief as set forth in Section 6 above, any dispute arising hereunder shall be referred to arbitration under the Uniform Arbitration Act as adopted in North Carolina, according to the Rules of the American Arbitration Association. Judgment upon the award by the arbitrator may be entered in any Court having jurisdiction thereof. The arbitrator shall be empowered to award money damages, specific performance, injunctive relief or other equitable relief. Arbitration proceedings shall be held in the city of Winston-Salem, North Carolina, unless the parties agree upon another location. In any such action, the prevailing party, in the judgment of the arbitrator, shall be entitled to an award of cost and attorneys’ fees incurred in the action.

     11.     Amendments and Waivers. No amendment of this Agreement or any waiver of any of its provisions shall be effective unless expressly stated in a writing signed by both parties. No delay or omission in the exercise of any right, power or remedy under or for this Agreement shall impair such right, power or remedy or be construed as a waiver of any breach. Any waiver of a breach of this Agreement or any failure to claim a breach of this Agreement shall not be treated as a waiver of any subsequent breach.

     12.     Severability. Each provision of this Agreement shall be considered severable, and if any provision of this Agreement shall be held illegal, invalid, or otherwise unenforceable under controlling law, the remaining provisions of this Agreement shall not be affected thereby but shall continue in effect.

     13.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

     14.     Attorneys’ Fees. In the event of litigation between the parties concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses incurred in connection therewith.

     IN WITNESS WHEREOF, the parties have executed this Agreement UNDER SEAL as of the date first above written.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

By:

F. Scott Bauer, President and CEO

CONSULTANT

(SEAL)

James O. Frye

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EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of      , 20     , by and between THE COMMUNITY BANK, a North Carolina banking corporation (hereinafter referred to as the “Bank”) and JAMES O. FRYE of Mount Airy, North Carolina (hereinafter referred to as the “Officer”).

     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

     1.     Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as President and the Chief Executive Officer of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank, including being active in at least two civic or community organizations in Surry, Stokes, and Rockingham County, and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Bank (the “Directors”). Upon the request of the Directors, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

     2.     Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Bank, a base salary at the rate of $244,500 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the Directors not less often than annually and if increased, shall not be decreased during the term of this Agreement. Such rate of salary, or increased rate of salary, as the case may be, may be further increased from time to time in such amounts as the Directors, in their discretion, may decide. In determining salary increases, the Directors shall compensate the Officer for increases in the cost of living and may also provide for performance or merit increases. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. In the event of a Change in Control (as defined in Paragraph 10), the Officer’s rate of salary shall be increased not less than five percent annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.

     3.     Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Bank, to such discretionary bonuses as may be authorized, declared and paid by the Directors to the Bank’s key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.

     4.     Participation in Retirement and Employee Benefit Plans; Fringe Benefits. The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees and for employees generally, subject to the eligibility rules of such plans.

     The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Directors. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his services on behalf of the Bank. During the term hereof, the Bank shall also pay the expenses of the Officer’s existing cancer insurance policy, special disability coverage, and family medical insurance coverage.

     5.     Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending December 31, 2004.

     6.     Loyalty; Noncompetition.

     (a)  The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

     (b)  During the term of this Agreement, or any renewals thereof, and for a period of two years after termination, the Officer agrees he will not, within Forsyth, Surry, Stokes and Yadkin Counties, North Carolina, or within 15 miles of any Bank office operated during the term of this Agreement, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes with the Bank or any of its subsidiaries without the prior written consent of the Bank; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof) or in the event the Officer terminates his employment with the Bank after the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof) following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof). Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.

     (c)  The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by him during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.

     (d)  The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.

     7.     Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Directors. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

     8.     Termination and Termination Pay.

     (a)  The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which his death shall have occurred and for a period of one month thereafter.

     (b)  The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Directors. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.

     (c)  The Directors may terminate the Officer’s employment at any time, but any termination by the Directors, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.

     (d)  Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of his job, with or without reasonable accommodation, under this Agreement for sixty (60) business days or more during any

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12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer.

     In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).

     9.     Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

     (a)  the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or,

     (b)  in the opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

     10.     Change in Control.

     (a)  In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of the Bank other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive liquidated damages as set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

     (b)  In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of the Bank:

(i) Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or

(ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv) Officer is transferred to a location which is more than sixty (60) miles from his current principal work location without the Officer’s express written consent.

     A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

     (c)  In the event that the Officer terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

     (d)  For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies

3

or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

(ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group;

Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement. The merger of the Bank with and into Southern Community Bank and Trust, Winston-Salem, North Carolina is specifically not a Change in Control.

     (e)  Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in equal monthly payments following termination of this Agreement.

     (f)  Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation or other successor) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

     (g)  It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Directors to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

     (h)  In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

     11.     Successors and Assigns.

     (a)  This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

     (b)  Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

     12.     Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     13.     Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

     14.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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     15.     Previous Agreement. Contemporaneously with entering into this Agreement, the Officer is entering into a Termination Agreement and Release which terminates the employment agreement between the Officer and the Bank dated November 1, 1991, as more fully set forth in such Termination Agreement and Release.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

THE COMMUNITY BANK

By:

Name:

Title:

OFFICER

James O. Frye

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EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of      , 20     , by and between THE COMMUNITY BANK, a North Carolina banking corporation (hereinafter referred to as the “Bank”) and MERLE B. ANDREWS of North Carolina (hereinafter referred to as the “Officer”).

     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

     1.     Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as an Executive Vice President of the Bank and a member of the executive management team of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank, including being active in at least two civic or community organizations in Surry or Forsyth County, and perform such other duties as shall, from time to time, be reasonably assigned by the President of the Bank. Upon the request of the President, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

     2.     Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by her to the Bank, a base salary at the rate of $123,000 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the Bank not less often than annually and if increased, shall not be decreased during the term of this Agreement. Such rate of salary, or increased rate of salary, as the case may be, may be further increased from time to time in such amounts as the Bank, in its discretion, may decide. In determining salary increases, the Bank may also provide for performance or merit increases. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. In the event of a Change in Control (as defined in Paragraph 10), the Officer’s rate of salary shall be increased not less than five percent annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.

     3.     Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Bank, to such discretionary bonuses as may be authorized, declared and paid to the Bank’s key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Bank.

     4.     Participation in Retirement and Employee Benefit Plans; Fringe Benefits. The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees and for employees generally, subject to the eligibility rules of such plans.

     The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees, including the payment of reasonable expenses for continuing education to maintain professional designations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies of the Bank. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses that the Officer may incur in connection with her services on behalf of the Bank. The Bank shall also pay the expenses of the Officer’s existing cancer insurance policy.

     5.     Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three calendar years from the effective date of this Agreement. On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the

Bank or the Officer is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended; provided that the Bank shall review the Officer’s performance annually.

     6.     Loyalty; Noncompetition.

     (a)  The Officer shall devote her full efforts and entire business time to the performance of her duties and responsibilities under this Agreement.

     (b)  During the term of this Agreement, or any renewals thereof, and for a period of two years after termination, the Officer agrees she will not, within Forsyth, Surry, Stokes and Yadkin Counties, North Carolina, or within 15 miles of any Bank office operated during the term of this Agreement, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes with the Bank or any of its subsidiaries without the prior written consent of the Bank; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is terminated by the Officer, unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof), or in the event the Officer terminates her employment with the Bank after the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof) following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof). Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.

     (c)  The Officer agrees she will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by her during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that she will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of her employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in her possession or under her control which relate to the activities of the Bank or any subsidiary.

     (d)  The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.

     7.     Standards. The Officer shall perform her duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Bank. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for her to perform her duties.

     8.     Termination and Termination Pay.

     (a)  The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which her death shall have occurred and for a period of one month thereafter.

     (b)  The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Bank. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.

     (c)  The Bank may terminate the Officer’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.

     (d)  Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this

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Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of her job, with or without reasonable accommodation, under this Agreement for sixty (60) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer.

     In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).

     9.     Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

     (a)  the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or,

     (b)  in the opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

     10.     Change in Control.

     (a)  In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of the Bank other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive liquidated damages as set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

     (b)  In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of the Bank:

(i) Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in her position, duties, responsibilities or status at the time of the Change in Control or with her reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or

(ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv) Officer is transferred to a location that is more than sixty (60) miles from her current principal work location without the Officer’s express written consent.

     A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

     (c)  In the event that the Officer terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

     (d)  For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

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(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

(ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group;

Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement. The merger of the Bank with and into Southern Community Bank and Trust, Winston-Salem, North Carolina is specifically not a Change in Control.

     (e)  Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in equal monthly payments following termination of this Agreement.

     (f)  Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation or other successor) of written notice of termination that describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, she shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

     (g)  It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

     (h)  In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

     11.     Successors and Assigns.

     (a)  This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

     (b)  Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating her rights or duties hereunder without first obtaining the written consent of the Bank.

     12.     Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Bank. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     13.     Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

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     14.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

THE COMMUNITY BANK

By:

James O. Frye
President and Chief Executive Officer

OFFICER

Merle B. Andrews

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EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of      , 20     , by and between THE COMMUNITY BANK, a North Carolina banking corporation (hereinafter referred to as the “Bank”) and JOE I. MARSHALL, JR. of North Carolina (hereinafter referred to as the “Officer”).

     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

     1.     Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as an Executive Vice President of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank, including being active in at least two civic or community organizations in Surry County, and perform such other duties as shall, from time to time, be reasonably assigned by the President of the Bank. Upon the request of the President, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

     2.     Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Bank, a base salary at the rate of $137,600 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the Bank not less often than annually and if increased, shall not be decreased during the term of this Agreement. Such rate of salary, or increased rate of salary, as the case may be, may be further increased from time to time in such amounts as the Bank, in its discretion, may decide. In determining salary increases, the Bank may also provide for performance or merit increases. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. In the event of a Change in Control (as defined in Paragraph 10), the Officer’s rate of salary shall be increased not less than five percent annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.

     3.     Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Bank, to such discretionary bonuses as may be authorized, declared and paid to the Bank’s key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Bank.

     4.     Participation in Retirement and Employee Benefit Plans; Fringe Benefits. The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees and for employees generally, subject to the eligibility rules of such plans.

     The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees, including the payment of reasonable expenses for continuing education to maintain professional designations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies of the Bank. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses that the Officer may incur in connection with his services on behalf of the Bank. The Bank shall also pay the expenses of the Officer’s existing membership in a country club in Surry County, North Carolina; provided that the Officer shall be responsible for personal use of such club.

     5.     Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three calendar years from the effective date of this Agreement. On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the

Bank or the Officer is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended; provided that the Bank shall review the Officer’s performance annually.

     6.     Loyalty; Noncompetition.

     (a)  The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

     (b)  During the term of this Agreement, or any renewals thereof, and for a period of two years after termination, the Officer agrees he will not, within Forsyth, Surry, Stokes and Yadkin Counties, North Carolina, or within 15 miles of any Bank office operated during the term of this Agreement, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes with the Bank or any of its subsidiaries without the prior written consent of the Bank; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof) or in the event the Officer terminates his employment with the Bank after the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof) following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof). Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.

     (c)  The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by him during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.

     (d)  The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.

     7.     Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Bank. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

     8.     Termination and Termination Pay.

     (a)  The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which his death shall have occurred and for a period of one month thereafter.

     (b)  The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Bank. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.

     (c)  The Bank may terminate the Officer’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.

     (d)  Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this

2

Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of his job, with or without reasonable accommodation, under this Agreement for sixty (60) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer.

     In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).

     9.     Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

     (a)  the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or,

     (b)  in the opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

     10.     Change in Control.

     (a)  In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of the Bank other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive liquidated damages as set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

     (b)  In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of the Bank:

(i) Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or

(ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv) Officer is transferred to a location which is more than sixty (60) miles from his current principal work location without the Officer’s express written consent.

     A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

     (c)  In the event that the Officer terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

     (d)  For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

3

(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

(ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group;

Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement. The merger of the Bank with and into Southern Community Bank and Trust, Winston-Salem, North Carolina is specifically not a Change in Control.

     (e)  Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in equal monthly payments following termination of this Agreement.

     (f)  Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation or other successor) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

     (g)  It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

     (h)  In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

     11.     Successors and Assigns.

     (a)  This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

     (b)  Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

     12.     Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Bank. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     13.     Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

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     14.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

THE COMMUNITY BANK

By:

James O. Frye
President and Chief Executive Officer

OFFICER

Joe I. Marshall, Jr.

5

STATE OF NORTH CAROLINA
COUNTY OF WAKE

AMENDMENT NUMBER ONE TO THE
AGREEMENT AND PLAN OF SHARE EXCHANGE

     WHEREAS, SOUTHERN COMMUNITY FINANCIAL CORPORATION (“Financial Corporation”) and THE COMMUNITY BANK (“Community Bank”) have entered into an Agreement and Plan of Share Exchange, dated as of July 30, 2003 (the “Agreement”); and

     WHEREAS, Paragraph 10.03 of the Agreement permits the parties to amend the Agreement by an agreement in writing approved by the Boards of Directors of Community Bank and Financial Corporation executed in the same manner as the Agreement; and

     WHEREAS, Paragraph 6.08 of the Agreement provides that the parties agree to use their best efforts to cause the transaction contemplated by the Agreement to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as mended (the “Code”); and

     WHEREAS, upon advice of counsel, a statutory merger with an interim bank is necessary for the transaction contemplated by the Agreement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the section reference under Section 368(a) needs to be corrected; and

     WHEREAS, the respective Boards of Directors of Community Bank and Financial Corporation have approved an amendment of the Agreement as described herein.

     NOW, THEREFORE, BE IT RESOLVED, that Paragraph 1.04 of the Agreement be, and it hereby is, amended in its entirety as follows:

“1.04. Closing; Articles Of Merger; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Financial Corporation in Winston-Salem, North Carolina, or at such other place as Financial Corporation and Community Bank shall mutually designate, on a date mutually agreed by Financial Corporation and Community Bank (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Exchange by governmental or regulatory authorities. At the Closing, Community Bank and Financial Corporation shall take such actions (including, without limitation, the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Exchange and cause it to become effective, and shall execute Articles of Merger under North Carolina law in substantially the form attached as Exhibit A hereto.”

          BE IT FURTHER RESOLVED, that reference in Paragraph 2.02 of the Agreement to “10,000,000 shares” be, and it hereby is, amended to reference “4,000,000 shares.”

          BE IT FURTHER RESOLVED, that references in the preamble and Paragraphs 2.28, 3.18 and 6.08 of the Agreement to “Section 368(a)(1)(B) of the Code” be, and they hereby are, amended to reference “Section 368(a)(2)(D) of the Code.”

     BE IT FURTHER RESOLVED, that Exhibit A of the Agreement be, and it hereby is, amended in its entirety as follows:

“Exhibit A

PLAN OF BANK MERGER
By and Between
INTERIM COMMUNITY BANK
and
THE COMMUNITY BANK

     1.01. Names of the Merging Corporations and the Surviving Corporation. The names of the banking corporations proposed to be merged are Interim Community Bank (“Interim”) and The Community Bank (“Community”). The name of the surviving corporation in the Merger shall be “The Community Bank.”

     1.02. Nature of Transaction; Plan of Bank Merger. Subject to the provisions of this Plan of Merger, at the “Effective Time” specified in the Articles of Merger filed with the North Carolina Secretary of State, Community will be merged into and with Interim (the “Merger”).

     1.03. Effect of the Merger; Surviving Corporation. At the Effective Time, and by reason of the Merger, the separate corporate existence of Community shall cease while the corporate existence of Interim, as the surviving corporation in the Merger, shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. The duration of the corporate existence of Interim, as the surviving corporation in the Merger, shall be perpetual and unlimited.

     1.04. Assets and Liabilities of Community. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all property, assets and rights of every kind and character of Community (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Community, whether tangible or intangible) shall be transferred to and vest in Interim, and Interim shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Community (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and, Interim shall become responsible for all other liabilities, duties and obligations of every kind, nature and description of Community (including duties as trustee or fiduciary) as of the Effective Time.

     1.05. Terms and Conditions of the Merger. The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Share Exchange, dated as of July 30, 2003, by and between Southern Community Financial Corporation and Community (the “Agreement”).

     1.06. Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of Interim in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Interim as the surviving corporation in the Merger.

     1.07. Closing; Effective Time. The closing of the Merger and other transactions contemplated by this Plan of Merger (the “Closing”) shall take place at such place as Interim shall designate, on such date as Interim shall designate (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory

2

authorities (but in no event more than sixty (60) days following the expiration of all such required waiting periods).”

[Signature Page Follows]

3

     IN WITNESS WHEREOF, Community Bank and Financial Corporation each has caused this Amendment to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto, this the 23rd day of September, 2003.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

BY:	/s/ F. Scott Bauer F. Scott Bauer, President and CEO

ATTEST:

      /s/ Karla Plyler

Karla Plyler, Secretary

[CORPORATE SEAL]

THE COMMUNITY BANK

BY:	/s/ James O. Frye James O. Frye, President and CEO

ATTEST:

      /s/ Shirley W. Wilmoth

Shirley W. Wilmoth, Secretary

[CORPORATE SEAL]

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APPENDIX B

ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

Dissenters’ Rights

Part 1. Right to Dissent and Obtain Payment for Shares.

§ 55-13-01. Definitions.

     In this Article:

     (1)  “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3)  “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4)  “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate hat is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6)  “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7)  “Shareholder” means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-02. Right to dissent.

     (a)  In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b)  A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c)  Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

          (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

               a. Cash;

               b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

               c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26.)

§ 55-13-03. Dissent by nominees and beneficial owners.

     (a)  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b)  A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

Part 2. Procedure for Exercise of Dissenters’ Rights.

§ 55-13-20. Notice of dissenters’ rights.

     (a)  If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

     (b)  If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

     (c)  If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2.)

§ 55-13-21. Notice of intent to demand payment.

     (a)  If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b)  A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-22. Dissenters’ notice.

     (a)  If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b)  The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4; 2001-387, s. 27; 2002-58, s. 3.)

§ 55-13-23. Duty to demand payment.

     (a)  A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b)  The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c)  A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 70; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-24. Share restrictions.

     (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-25. Payment.

     (a)  As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b)  The payment shall be accompanied by:

          (1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

§ 55-13-26. Failure to take action.

     (a)  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b)  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-27. Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

     (a)  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under G.S. 55-13-25; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b)  A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

§ 55-13-29. Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court action.

     (a)  If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (a1) Repealed by Session Laws 1997-202, s. 4.

     (b)  Reserved for future codification purposes.

     (c)  The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1.)

§ 55-13-31. Court costs and counsel fees.

     (a)The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

APPENDIX C

FAIRNESS OPINION OF SCOTT & STRINGFELLOW, INC.

October 21, 2003

Board of Directors
The Community Bank
616 South Key Street
Pilot Mountain, NC 27041

Dear Board Members:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of The Community Bank (“Community Bank”) under the terms of a certain Agreement and Plan of Share Exchange dated July 29, 2003 (the “Agreement”) pursuant to which Community Bank would be acquired by Southern Community Financial Corporation (“Southern Community”) (the “Transaction”). Under the terms of the Agreement, each of the outstanding shares of Community Bank common stock currently shall be converted into 4.0 shares of Southern Community common stock and $9.49 in cash or the equivalent thereof in cash or shares of Southern Community as outlined in the Agreement (the “Consideration”). The foregoing summary of the Transaction is qualified in its entirety by reference to the Agreement.

Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been retained by Community Bank in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation, a portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Community Bank in the past and have received customary fees. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Community Bank and Southern Community, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, equity securities of Community Bank and Southern Community for our own account and for the accounts of our customers.

Board of Directors
Fairness Opinion
October 21, 2003

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Southern Community and Community Bank. We have reviewed: (i) the Agreement; (ii) audited financial statements of Southern Community for the five years ended December 31, 2002; (iii) audited financial statements of Community Bank for the five years ended December 31, 2002; (iv) unaudited interim financial statements of Southern Community for the six months ended June 30, 2003; (v) unaudited interim financial statements of Community Bank for the six months ended June 30, 2003; (vi) projected financial information for Community Bank for the four years ended December 31, 2006 (the “Community Bank Projections”) and for Southern Community for the five years ended December 31, 2007 (the “Southern Community Projections”), prepared by management of the respective companies; and (vii) certain financial and operating information with respect to the business, operations and prospects of Southern Community and Community Bank. We also: (a) held discussions with members of management of Southern Community and Community Bank regarding historical and current business operations, financial condition, regulatory relationships and future prospects (including synergies anticipated to result from the Transaction) of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of Southern Community and Community Bank and compared them with those of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of Southern Community and Community Bank with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking and thrift organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Southern Community and Community Bank. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Southern Community or Community Bank. With respect to the Community Bank Projections, with your consent, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Community Bank’s management as to the future performance of Community Bank. With respect to the Southern Community Projections, with your consent, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Southern Community as to the future performance of Southern Community and that Southern Community will perform substantially in accordance with these projections. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of Southern Community and Community Bank. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan losses and, with your consent, we have assumed that the current allowances for loan losses of Community Bank and Southern Community will be in the aggregate adequate to cover all such losses. We have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general. We have not been requested to opine as to, and our opinion does not in any manner address, Community Bank’s underlying business decision to

Board of Directors
Fairness Opinion
October 21, 2003

proceed with or effect the Transaction. In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Transaction.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the Consideration is fair, from a financial point of view, to the shareholders of Community Bank Common Stock. This opinion is not intended to be and does not constitute a recommendation to any shareholder of Community Bank as to how such shareholder should vote with respect to the Transaction.

Very truly yours,

SCOTT & STRINGFELLOW, INC.

APPENDIX D

FAIRNESS OPINION OF RYAN BECK & CO., INC.

October 20, 2003

The Board of Directors
Southern Community Financial Corp.
4605 Country Club Rd.
P.O. Box 26134
Winston-Salem, NC 27104

Members of the Board:

You have requested our opinion as investment bankers that the consideration in the Merger (the “Merger”) by and between Southern Community Financial Corp. (“Financial Corporation”), the holding company for Southern Community Bank and Trust and The Community Bank (“Community Bank”), pursuant to the Agreement and Plan of Share Exchange (the “Agreement”) dated as of July 29, 2003 and amended on September 23, 2003 is fair to the holders of Financial Corporation Common Stock from a financial point of view.

Pursuant to the Agreement, each outstanding share of Community Bank’s common stock would be exchanged for either cash or shares of Financial Corporation common stock. Community Bank shall operate as a subsidiary of Financial Corporation. Each share of Community Bank’s issued and outstanding common stock will be converted into the right to receive, at the election of the holder thereof and subject to certain procedures and limitations set forth in the Agreement, (i) a cash amount equal to the sum of (x) 0.80 times 5.00 times the Average Pre-Closing Price and (y) 0.20 times $47.45 (the “Cash Election Price”) or (ii) the number of shares of the common stock of Financial Corporation (“Financial Corporation Common Stock”) equal to the quotient of the Cash Election Price divided by the Average Pre-Closing Price (as defined below) (the “Exchange Ratio”). The amount of cash issued under the “Cash Election Price” and, the number of shares issued under the Exchange Ratio constitute the “Merger Consideration”. Subject to adjustment for the exercise of outstanding Community Bank options and the purchase of Community Bank stock by Financial Corporation, the Merger Consideration shall be approximately $15.2 million in cash and 6.4 million shares of Financial Corporation common stock. The “Average Pre-Closing Price” means the average of the closing prices of Financial Corporation Common Stock as reported on the NASDAQ/NMS for the fifteen consecutive full trading days ending on and including the Determination Date (as defined in the Agreement).

Ryan Beck & Co., Inc. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have met with members of senior management of both Financial Corporation and Community Bank to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the

Board of Directors
Fairness Opinion
October 20, 2003

Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) the Proxy Statement/Prospectus; (iii) Financial Corporation’s Annual Report on Form 10-K for the years ended December 31, 2002, 2001 and 2000, Quarterly Reports on Form 10-Q for the periods ended June 30, 2003, March 31, 2003, September 30, 2002 and June 30, 2002; (iv) Financial Corporation’s Proxy Statement Dated March 18, 2003; (v) Community Bank’s Annual Report on Form 10-K for the years ended December 31, 2002, 2001 and 2000, Quarterly Reports on Form 10-Q for the periods ended June 30, 2003, March 31, 2003, September 30, 2002 and June 30, 2002; (vi) Community Bank’s Proxy Statement Dated February 24, 2003; (vii) the historical stock prices and trading volume of Financial Corporation’s common stock (viii) certain operating and financial information provided to Ryan Beck by the management of Financial Corporation relating to its business and prospects; (ix) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Financial Corporation; (x) the historical stock prices and trading volume of Community Bank’s common stock; (xi) certain operating and financial information provided to Ryan Beck by the management of Community Bank relating to its business and prospects; (xii) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Community Bank; and (xiii) the terms of recent acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Community Bank. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of Financial Corporation and Community Bank as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. We have also relied, without independent verification, upon the estimates and judgments of the management of Financial Corporation as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Financial Corporation and Community Bank at June 30, 2003, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Financial Corporation and Community Bank and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Financial Corporation, Community Bank, or the combined entity, as the case may

Board of Directors
Fairness Opinion
October 20, 2003

be, or on the contemplated benefits of the Merger, including the expected synergies. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Financial Corporation, its subsidiaries or Community Bank, nor have we reviewed any loan files of Financial Corporation, its subsidiaries or Community Bank. We have further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of Financial Corporation as an independent contractor to determine whether the consideration offered to Community Bank Shareholders in the Merger as provided and described in the Agreement is fair to Financial Corporation shareholders. Ryan Beck will receive a fee for its services, a significant portion of which is due upon consummation of the Merger. Ryan Beck has had an Investment Banking relationship with Financial Corporation including underwriting a convertible trust preferred securities offering in February, 2002. Additionally, Ryan Beck will co-manage a proposed offering of trust preferred securities which is expected to commence in November 2003. Ryan Beck’s research department provides “profile” coverage on Financial Corporation and Ryan Beck acts as a market maker in Financial Corporation common stock and convertible trust preferred securities. Ryan Beck has not had an investment banking relationship with Community Bank and Ryan Beck’s research department does not provide published investment analysis on Community Bank. However, Ryan, Beck does make a market in Community Bank’s common stock.

In the ordinary course of our business as a broker-dealer, we may actively trade equity and convertible trust preferred securities of Financial Corporation and equity securities of Community Bank for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Financial Corporation and does not constitute a recommendation to any shareholder of Financial Corporation as to how such shareholder should vote at any shareholder meeting held in connection with the merger. We have not considered, nor are we expressing any opinion herein with respect to, the price at which Financial Corporation Common Stock will trade following the consummation of the Merger.

Based upon and subject to the foregoing it is our opinion as investment bankers that the consideration offered to The Community Bank shareholders in the Merger as provided and described in the Agreement is fair to the holders of Southern Community Financial Corporation common stock from a financial point of view.

Very truly yours,

Ryan Beck & Co., Inc.

Part II - Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

     Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee: (i) conducted himself in good faith; (ii) reasonably believed: (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation, or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above its determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Southern Community Financial Corporation provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors, officers, employees or agents of Southern Community Financial Corporation, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Southern Community Financial Corporation. Accordingly, Southern Community Financial Corporation may indemnify its directors, officers, or employees or agents in accordance with either the statutory or non-statutory standards.

     Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party.

     Southern Community Financial Corporation has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify Southern Community Financial Corporation and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

     As permitted by North Carolina law, Article V of Southern Community Financial Corporation’s Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Southern Community Financial Corporation or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Southern Community Financial Corporation, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Southern Community Financial Corporation).

Item 21. Exhibits and Financial Statement Schedules

     The following documents are filed herewith and made a part of this Registration Statement.

Exhibit Number	Description of Exhibit

2	Agreement and Plan of Share Exchange By and Between Southern Community Financial Corporation and Community Bank, dated as of July 30, 2003 and amendment dated September 23, 2003 (included as Appendix A to the Joint Proxy Statement/Prospectus)

4	Form of Stock Certificate of Registrant (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K dated October 1, 2001)

5	Opinion of Maupin Taylor, P.A. regarding the legality of securities being registered*

8	Form of Tax Opinion of Maupin Taylor, P. A. (filed herewith)

13.1	Community Bank Annual Report on Form 10-K for the year ended December 31, 2002, filed with the FDIC*

13.2	Community Bank Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the FDIC*

13.3	Community Bank Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003, filed with the FDIC as amended*

23.1	Consent of Dixon Odom PLLC (filed herewith)

23.2	Consent of Dixon Odom PLLC (filed herewith)

Exhibit Number	Description of Exhibit

23.3	Consent of Maupin Taylor, P.A. (included with Exhibit 5 hereto)

23.4	Consent of Scott & Stringfellow (included in Appendix B to the Joint Proxy Statement/Prospectus)

23.5	Consent of Ryan Beck & Co., Inc. (filed herewith)

24.1	Power of Attorney*

99.1	Registrant’s Form of Proxy (filed herewith)

99.2	Community Bank’s Form of Proxy (filed herewith)

99.3	Registrant’s Notice of Special Meeting (filed herewith)

99.4	Community Bank’s Notice of Special Meeting (filed herewith)

* Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

     (A)  (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B)  For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form and that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (E)  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus shall provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on October 22, 2003.

SOUTHERN COMMUNITY
FINANCIAL CORPORATION

By:	/s/	F. Scott Bauer

F. Scott Bauer
President and Chief Executive Officer

By:	/s/	Richard M. Cobb

Richard M. Cobb
Executive Vice President, Chief Operating
Officer and Chief Financial Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ F. Scott Bauer
F. Scott Bauer	Chairman of the Board	October 22, 2003

Don Gray Angell	Vice Chairman of the Board	, 2003

SIGNATURE	TITLE	DATE

/s/ Richard A. Brenner*
Richard A. Brenner	Director	October 22, 2003

/s/ Jeff T. Clark
Jeff T. Clark	Director	October 22, 2003

/s/ Richard M. Cobb
Richard M. Cobb	Director	October 22, 2003

/s/ Matthew G. Gallins*
Matthew G. Gallins	Director	October 22, 2003

/s/ Billy D. Prim*
Billy D. Prim	Director	October 22, 2003

/s/ Annette Scippio*
Annette Scippio	Director	October 22, 2003

/s/ Durward A. Smith, Jr.*
Durward A. Smith, Jr.	Director	October 22, 2003

/s/ William G. Ward*
William G. Ward	Director	October 22, 2003

Anthony H. Watts	Director	, 2003

/s/ James G. Chrysson*
James G. Chrysson	Director	October 22, 2003

/s/ Dianne M. Neal*
Dianne M. Neal	Director	October 22, 2003

Nolan G. Brown	Director	, 2003

* Pursuant to Power of Attorney

Exhibit Index

Exhibit Number	Description of Exhibit

2	Agreement and Plan of Share Exchange By and Between Southern Community Financial Corporation and Community Bank, dated as of July 30, 2003 and amendment dated as of September 23, 2003 (included as Appendix A to the Joint Proxy Statement/Prospectus)

4	Form of Stock Certificate of Registrant (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K dated October 1, 2001)

5	Opinion of Maupin Taylor, P.A. regarding the legality of securities being registered*

8	Form of Tax Opinion of Maupin Taylor, P. A. (filed herewith)

13.1	Community Bank Annual Report on Form 10-K for the year ended December 31, 2002, filed with the FDIC*

13.2	Community Bank Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the FDIC*

13.3	Community Bank Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003, filed with the FDIC as amended*

23.1	Consent of Dixon Odom PLLC (filed herewith)

23.2	Consent of Dixon Odom PLLC (filed herewith)

23.3	Consent of Maupin Taylor, P.A. (included with Exhibit 5 hereto)

23.4	Consent of Scott & Stringfellow (included in Appendix B to the Joint Proxy Statement/Prospectus)

23.5	Consent of Ryan Beck & Co., Inc. (filed herewith)

24.1	Power of Attorney*

99.1	Registrant’s Form of Proxy (filed herewith)

99.2	Community Bank’s Form of Proxy (filed herewith)

99.3	Registrant’s Notice of Special Meeting (filed herewith)

99.4	Community Bank’s Notice of Special Meeting (filed herewith)

* Previously filed.